As filed with the Securities and Exchange Commission on April 24, 2006
Registration No. 333-132641

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPHERIS INC.
(Exact name of registrant as specified in its charter)

Delaware	7389	62-1805254
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
720 Cool Springs Boulevard, Suite 200
Franklin, Tennessee 37067
(615) 261-1500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Gregory T. Stevens
Chief Administrative Officer,
General Counsel and Secretary
720 Cool Springs Boulevard, Suite 200
Franklin, Tennessee 37067
(615) 261-1500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Leigh Walton
Laura R. Brothers
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

ADDITIONAL REGISTRANTS
SPHERIS OPERATIONS INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

TENNESSEE	7389	62-1731371
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
720 COOL SPRINGS BOULEVARD, SUITE 200
FRANKLIN, TENNESSEE 37067
(615) 261-1500
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)
SPHERIS CANADA INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

TENNESSEE	7389	68-0559757
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
720 COOL SPRINGS BOULEVARD, SUITE 200
FRANKLIN, TENNESSEE 37067
(615) 261-1500
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)
SPHERIS LEASING LLC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

TENNESSEE	7359	62-1804780
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
720 COOL SPRINGS BOULEVARD, SUITE 200
FRANKLIN, TENNESSEE 37067
(615) 261-1500
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)
VIANETA COMMUNICATIONS
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

CALIFORNIA	7389	77-0511121
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
720 COOL SPRINGS BOULEVARD, SUITE 200
FRANKLIN, TENNESSEE 37067
(615) 261-1500
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

The information in this prospectus is not complete and may be changed. We may not exchange for these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED APRIL 24, 2006
Offer to Exchange
up to $125,000,000 of
11% Senior Subordinated Notes due 2012
for
up to $125,000,000 of 11% Senior Subordinated Notes due 2012
that have been registered under the Securities Act of 1933
      We are offering to exchange up to $125,000,000 of our 11% senior subordinated notes due 2012 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the “exchange notes,” for our currently outstanding 11% senior subordinated notes due 2012, or the “outstanding notes.” We sometimes refer to the exchange notes and the outstanding notes together as the “notes.”
Terms of the 11% senior subordinated exchange notes offered in the exchange offer:

•	The terms of the exchange notes are identical to the terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and will not contain restrictions on transfer or registration rights.

•	The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

•	We do not intend to list the exchange notes on any national securities exchange or the NASDAQ National Market System.

•	The exchange notes will be guaranteed, jointly and severally, on an unsecured basis by certain of our subsidiaries.

•	The exchange notes will be our senior subordinated obligations, pari passu in right of payment with all of our and our guarantors’ existing and future senior subordinated indebtedness, junior to all of our and our guarantors’ existing and future senior indebtedness, structurally subordinated to all of the existing and future liabilities of our non-guarantor subsidiaries and senior in right of payment to all of our and our guarantors’ existing and future subordinated indebtedness.
Terms of the exchange offer:

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of exchange notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless extended. We do not currently intend to extend the expiration date. In any event, the exchange offer, including any extensions, will remain in effect for not more than 45 business days after the registration statement of which this prospectus is a part is declared effective.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of exchange notes for outstanding notes should not be a taxable event for U.S. federal income tax purposes.
You should carefully consider the Risk Factors beginning on page 12 of this prospectus before participating in the exchange offer.
      Any broker-dealer who holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities, and who receives the exchange notes in exchange for the outstanding notes in the exchange offer, may be deemed a statutory underwriter. Additionally, a broker-dealer:

•	that receives exchange notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes;

•	that acquired the outstanding notes as a result of market making or other trading activities, may use this prospectus, as supplemented or amended, in connection with resales of the exchange notes; and

•	that acquired the outstanding notes directly from us in the initial offering must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resales and cannot rely on the position of the Securities and Exchange Commission staff enunciated in Exxon Capital Holdings Corporation, SEC No-Action Letter (April 13, 1989).
      We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date of the exchange offer, or such shorter period as will terminate when all exchange notes held by broker-dealers that receive exchange notes for their own account or initial purchasers of the outstanding securities have been sold pursuant to this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any resale of exchange notes received by a broker-dealer for its own account. See “Plan of Distribution.”
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                    , 2006

      You should rely only on the information contained in this prospectus and the accompanying letter of transmittal. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
      You may request a copy of any of our filings with the Securities and Exchange Commission or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number: Spheris Inc., 720 Cool Springs Blvd., Suite 200, Franklin, TN 37067, Attention: General Counsel, Telephone: (615) 261-1500. See “Where You Can Find More Information.” To obtain delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2006. The exchange offer can be extended by us in our sole discretion.
NOTICE TO NEW HAMPSHIRE RESIDENTS
      Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective investor, customer or client any representation inconsistent with the provisions of this paragraph.
MARKET, RANKING AND OTHER DATA
      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained primarily from trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus.
FORWARD-LOOKING STATEMENTS
      This document contains forward-looking statements. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, those statements including the words “expects,” “intends,” “believes,” “may,” “will,” “should,” “continue” and similar language or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those set forth under “Risk Factors” in addition to those discussed elsewhere in this document. In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this document. We undertake no obligation to release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus.

ii

PROSPECTUS SUMMARY
      This summary contains selected information about our company and the exchange offer. It does not contain all the information that may be important to you. Investors should carefully read this entire prospectus, including the information set forth under “Risk Factors” and in our consolidated audited financial statements and related notes included elsewhere in this prospectus before making an investment decision. In this prospectus, unless we indicate otherwise or the context requires, “Spheris,” “we,” “us,” “our” or “our company” refers to SPHERIS INC. and its consolidated subsidiaries and their predecessors.
Company Overview
      We are a leading outsource provider of medical transcription technology and services to approximately 450 health systems, hospitals and group medical practices in the United States and Canada. As of December 31, 2005, we employed approximately 5,200 skilled medical transcriptionists, or MTs, in the U.S., Canada and India. Approximately 1,600 of these MTs are located in our two facilities in India, making us one of the largest global providers of medical transcription services in the industry. We provide a quality, value added medical transcription technology and services solution with flexible dictation options for our physician clients, well managed work flow and protocols through our proprietary MT workstation software and integrated medical transcription platforms.
      We utilize advanced technologies to support our medical transcription services. Our systems have the capability to capture, store and manage voice dictation, digitize voice dictation and deliver electronically formatted records via print, facsimile, e-mail, internet and direct interface with a customer’s information system. In addition, we provide flexible dictation options for physicians, flexible data review options for hospital administrators and steady workflow for our MTs.
Industry Overview
      We believe the addressable medical transcription market, which consists of hospitals, health systems and group medical practices, as of 2000, was approximately $11.7 billion and growing. We estimate that the top 10 firms in the highly fragmented medical transcription industry based on revenue account for less than 10% of the addressable market. There are two large national service providers, one of which is Spheris, several mid-sized service providers, and hundreds of smaller, independent businesses. Most of the providers are U.S. based and there are several U.S. based companies, including Spheris, that have global operations.
      We believe there are a number of opportunities that will drive increased outsourcing in the medical transcription industry, including:

•	The growing desire of healthcare providers to outsource as in-house medical transcription becomes more costly because of personnel burdens and administrative concerns.

•	The increased interest in global labor due to several economic and technological forces, including availability of digital recording of dictation and broadband access and the shortage of U.S. MTs, in an effort to capitalize on the additional labor supply and lower labor costs.

•	The anticipated use of speech recognition technology as next-generation technology for the medical transcription industry to enhance MT productivity and reduce the turnaround time of transcribed medical reports.
Competitive Strengths
      We believe that the following are the key strengths of our business:

•	We are one of only a few outsource providers with scale and flexible and adaptable technology capable of handling large volumes and complex workflows on a consistent basis.

•	We provide an attractive, cost-effective alternative to in-house transcription departments.

•	We have developed a strong, highly diversified customer base.

•	We have integrated, flexible and scalable technology platforms that can be tailored to meet our customers’ needs.

•	We have a highly skilled global labor force.

•	We have strong MT recruitment, training and retention programs.

•	We have an experienced management team with an established track record of success in executing and integrating acquisitions.

Business Strategy
      The key elements of our business strategy are to:

•	Build on our strong track record of growth in sales and profitability.

•	Continue to “partner” with customers and gain market share.

•	Continue to recruit, train and maintain a highly qualified and productive MT workforce.

•	Pursue a growth strategy within our current customer base by adding new departments and physicians, through new outsourced business and through market share gains from competitors.

Risk Factors
      Set forth below is a summary of certain risk factors applicable to our business and the exchange offer.

•	the effect our substantial indebtedness has on our ability to raise additional capital to fund our business, to react to changes in the economy or our business and to fulfill our obligations under our indebtedness, including our ability to meet financial covenants and other conditions of our senior secured credit facilities;

•	the effect of interest rate fluctuations on our variable rate debt;

•	restrictions on our operations under our senior secured credit facilities and indenture relating to the notes;

•	our ability to fulfill our repurchase obligations under the indenture governing the notes upon a change of control;

•	our history of losses and our accumulated deficit;

•	our ability to effectively manage our domestic and global production capacity, including our ability to recruit, train and retain qualified MTs and other technical and managerial personnel and to maintain high standards of quality service in our operations;

•	our ability to adapt and integrate new technology into our medical transcription platforms to improve our production capabilities and expand the breadth of our service offerings, as well as our ability to address any potential unanticipated problems with our information technology systems that could cause an interruption in our services or a decrease in our responsiveness to our customers;

•	our ability to maintain and continue our competitive position against current and potential competitors, including on-going cost pressures related to our services and the healthcare markets in general;

•	the reluctance of potential customers to outsource or change providers of their medical transcription services and its impact on our ability to attract new customers and increase revenues;

•	the effect on our business if we incur additional debt, contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations;

•	our ability to adequately protect our intellectual property and renew our intellectual property licenses;

•	our ability to comply with extensive laws and government regulations applicable to us and our customers and our contractual obligations, including those relating to HIPAA and industry scrutiny of billing practices relating to the counting of transcription lines that has been the subject of controversy in the medical transcription industry;

•	proposed legislation and possible negative publicity limiting the use of our global service capabilities;

•	financial and operational risks inherent in our global operations, including foreign currency rate fluctuations between the United States and India;

•	our inability to attract, hire or retain necessary technical and managerial personnel; and

•	the effect on our business, including potential operational limitations and conflicts of interest, caused by Warburg Pincus’ control of us and the right of Warburg Pincus and TowerBrook Capital Partners LLC to designate certain members of our board of directors and make decisions concerning our business and operations.

      For a more detailed explanation of certain risk factors, see “Risk Factors” beginning on page 12 of this prospectus.
Principal Executive Offices
      Our principal executive offices are located at 720 Cool Springs Blvd., Suite 200, Franklin, Tennessee 37067, and our telephone number is (615) 261-1500. Our website address is http://www.spheris.com. Information contained on our website is not part of this prospectus.

Corporate Structure
      We are a Delaware corporation. Our former parent company, Spheris Holding LLC (“Holdings”), was formed on July 31, 2001. On August 17, 2001, Holdings was funded by institutional investors and purchased 100% of our outstanding stock from an unrelated third party. On June 18, 2003, we acquired all of the outstanding stock of EDiX Corporation (“EDiX”) from IDX Systems Corporation. On November 5, 2004, Spheris Holding, Inc. (“Spheris Holding”), an indirect subsidiary of Spheris Holding III, Inc. (“Spheris Holding III”), a company owned by affiliates of Warburg Pincus LLC (“Warburg Pincus”), TowerBrook Capital Partners LLC and indirectly by certain members of our senior management team, acquired us from Holdings, which we refer to as the “November 2004 Recapitalization.” Subsequent to the November 2004 Recapitalization, Spheris Holding merged with and into us. On December 22, 2004, we acquired HealthScribe, Inc. (“HealthScribe”). On January 1, 2006, we merged EDiX, HealthScribe and HealthScribes-Acquisition, Inc., a wholly-owned subsidiary of HealthScribe, into Spheris Operations Inc., a wholly-owned subsidiary of ours (“Operations”). On March 31, 2006, we acquired Vianeta Communications (“Vianeta”).
      We conduct our operations through our direct and indirect wholly owned subsidiaries: Operations, Spheris Leasing LLC, Spheris Canada Inc., Spheris, India Private Limited (“SIPL”) and Vianeta.
      Below is a chart that illustrates our corporate structure as of the date of this prospectus. The issuer and the guarantors of the notes are shaded.

The Exchange Offer
      On December 22, 2004, we completed a private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to exchange the outstanding notes for the exchange notes and deliver this prospectus to you.

Outstanding Notes	11% senior subordinated notes due 2012, which were issued on December 22, 2004.

Exchange Notes	11% senior subordinated notes due 2012, which have been registered under the Securities Act.

Exchange Offer	We are offering to exchange the exchange notes for outstanding notes. The exchange offer is not conditioned on a minimum aggregate principal amount of the outstanding notes being tendered.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we extend it.

Conditions to the Exchange Offer	The material conditions to the exchange offer are (i) that the exchange offer not violate applicable law or interpretations of the Commission staff and (ii) that no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. In addition, holders of the outstanding notes must make representations necessary under applicable Commission rules, regulations and interpretations to allow us to register the exchange notes. These conditions may be waived by us in our sole discretion, as further described in “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to The Bank of New York, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you must do so through the automated tender offer program (“ATOP”) of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your outstanding notes, we urge you to contact that person promptly to tender your outstanding notes in the exchange offer.

For more information on tendering your outstanding notes, see “The Exchange Offer — Terms of the Exchange Offer,” “— Procedures for Tendering” and “— Book-Entry Transfer.”

Material Requirements of the Letter of Transmittal	By signing the letter of transmittal, you:

• acknowledge receipt of this prospectus and the letter of transmittal;

• constitute and appoint the exchange agent as your agent and attorney-in-fact (with full knowledge that the exchange agent also acts as our agent) with respect to tendering your outstanding notes;

• represent and warrant that you have full authority to tender your outstanding notes;

• acknowledge that the tender of your outstanding notes pursuant to the procedures set forth herein under “The Exchange Offer” constitutes an agreement between you and us as to the terms and conditions set forth in this prospectus;

• acknowledge that the exchange offer is being made in reliance upon the interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission;

• represent and warrant, unless you check a certain box on the letter of transmittal, that (i) the exchange notes acquired by you pursuant to the exchange offer are being obtained in the ordinary course of your business, (ii) neither you nor any other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes, (iii) neither you nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of ours, or if you or such person is an affiliate, you or such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and (iv) neither you nor any such other person is engaging in or intends to engage in a distribution of such exchange notes; and

• represent that, if you are a broker-dealer that will receive exchange notes for your own account, the exchange notes were acquired by you as a result of market-making activities or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration date of the exchange offer. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you promptly upon expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Broker-Dealers	Each broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (“Exchange Act”), that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Fees and Expenses	We will bear all expenses related to the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Effect on Holders of Outstanding Notes and Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer the outstanding notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Material U.S. Federal Income Tax Considerations	The exchange of the exchange notes for the outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Federal and State Regulatory Requirements	No regulatory approvals are being sought in connection with the exchange offer.

Accounting Treatment	The exchange offer will not have any impact on the amount or accounting treatment of the indebtedness outstanding under the notes.

Exchange Agent	We have appointed The Bank of New York, as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street 7 East, New York, New York 10286, Attention: Evangeline Gonzales ((212) 815- 3738). Eligible institutions may make requests by facsimile at (212) 298-1915.
The Exchange Notes
      The exchange notes will be substantially identical to the outstanding notes except that the exchange notes have been registered under the Securities Act and will not have restrictions on transfer or registration rights. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.
      The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the exchange notes, see “Description of Exchange Notes.”

Issuer	Spheris Inc.

Total Amount of Exchange Notes Offered	$125.0 million aggregate principal amount of 11% senior subordinated notes due 2012.

Maturity	December 15, 2012.

Interest	11% per annum on the principal amount, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2005.

Guarantees	Our existing and future domestic subsidiaries will guarantee the exchange notes. See “Description of Exchange Notes — Certain Definitions.” Our guarantor subsidiaries held $315.1 million of our consolidated assets, after eliminating intercompany balances, as of December 31, 2005. Our foreign subsidiary (and any future foreign subsidiaries), or the “non-guarantor subsidiaries,” held $3.3 million of our consolidated assets, after eliminating intercompany balances, as of December 31, 2005.

Ranking	The exchange notes will be our senior subordinated obligations, pari passu in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness, junior to all of our and the guarantors’ existing and future senior indebtedness (including indebtedness under our senior secured credit facilities), structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our non-guarantor subsidiaries and senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness.

As of December 31, 2005:

• we had outstanding $74.3 million of senior secured indebtedness under our senior secured credit facilities;

• in addition to the guarantees under the senior secured credit facilities the guarantors had an aggregate amount outstanding of $0.3 million of senior indebtedness, which consists of capital leases;

• our non-guarantor foreign subsidiary had no indebtedness outstanding and $3.3 million and $3.0 million of assets and liabilities, respectively, excluding balances eliminated in consolidation;

• we had availability of $7.4 million for borrowing of senior indebtedness under our revolving loan facility due to covenant restrictions, the total capacity of the revolving loan facility was $23.4 million; and

• our non-guarantor foreign subsidiary had availability of $2.0 million for borrowings under a separate financing agreement.

See “Description of Exchange Notes — Subordination; Payment of the Exchange Notes.”

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after December 15, 2008, at the redemption prices set forth in this prospectus under “Description of Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. Before December 15, 2008, we may redeem some or all of the exchange notes, subject to payment of a make-whole premium.

In addition, at any time prior to December 15, 2007, we may redeem up to 35% of the aggregate principal amount of the exchange notes at a redemption price equal to 111% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the redemption date, using the net cash proceeds of one or more equity offerings. See “Description of Exchange Notes — Optional Redemption.”

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any. See “Description of Exchange Notes — Change of Control.” Our ability to pay cash to holders of exchange notes upon a repurchase may be limited by our then existing financial resources and prohibitions in our senior secured credit facilities. See “Risk Factors — We may not be able to fulfill our repurchase obligations in the event of a change of control which would result in a default under the indenture governing the exchange notes.”

Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and guarantees;

• pay dividends and repurchase our capital stock;

• permit restrictions on the ability of our subsidiaries to pay dividends on their capital stock, make loans or advances or to repay indebtedness, or transfer property to us or our other restricted subsidiaries;

• make other restricted payments, including certain investments and the purchase or redemption of subordinated obligations prior to maturity;

• create certain liens;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• guarantee indebtedness;

• engage in transactions with our affiliates;

• consolidate, merge or transfer all or substantially all our assets; and

• engage in other business activities.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Exchange Notes — Certain Covenants” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

No Public Market	The exchange notes are new securities for which there will not initially be a public trading market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Transfer Restrictions	The exchange notes have been registered under the Securities Act and are freely transferable by parties eligible to participate in the exchange offer.
Ratio of Earnings to Fixed Charges
      For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as loss from continuing operations before income taxes, plus fixed charges, excluding capitalized interest. Fixed charges are defined as interest expensed and capitalized, plus amortization of debt discounts and issuance costs related to indebtedness.

Predecessor

Year Ended
	Year Ended	Combined Basis	December 31,
	December 31,	Year Ended
	2005	December 31, 2004	2003	2002	2001

Ratio of Earnings to Fixed Charges	—	—	—	N/A	N/A
      Our earnings were insufficient to cover our fixed charges for the years ended December 31, 2005, 2004 and 2003 by approximately $15.4 million, $3.3 million and $1.7 million, respectively, due largely to the impact of non-cash depreciation and amortization charges. We had no debt outstanding during the years ended December 31, 2002 and 2001. Accordingly, we had no fixed charges during those periods.

Summary of Historical Consolidated Financial Information and Other Data

				Predecessor
		Combined
		Basis Year	November 6,	January 1,
	Year Ended	Ended	2004 through	2004 through	Year Ended
	December 31,	December 31,	December 31,	November 5,	December 31,
	2005	2004	2004	2004	2003

	(Amounts in millions)
Statement of Operations:
Net revenues	$209.0	$152.7	$23.9	$128.8	$90.0
Direct costs of revenues (exclusive of depreciation and amortization below)	154.3	113.8	18.0	95.8	66.7

Gross profit	54.7	38.9	5.9	33.0	23.3
Selling, general and administrative expenses	23.6	18.8	2.7	16.1	13.4
Depreciation and amortization	26.6	14.2	3.4	10.8	9.0

Operating income (loss)	4.5	5.8	(0.2)	6.1	0.9
Loss on refinance of debt	—	4.6	0.3	4.3	—
Interest expense, net of income	20.3	4.6	1.5	3.1	2.6
Other (income) loss	(0.4)	—	—	—	—

Net loss before income taxes	(15.4)	(3.3)	(2.0)	(1.3)	(1.7)
Income taxes	(5.1)	(0.3)	(0.8)	0.5	—

Net loss	$(10.2)	$(3.0)	$(1.3)	$(1.8)	$(1.7)

			Predecessor

	December 31,	December 31,	December 31,
	2005	2004	2003

	(Amounts in millions)
Balance Sheet Data:
Unrestricted cash and cash equivalents	$7.3	$6.1	$5.9
Total assets	320.3	342.1	78.7
Total capital lease obligations	0.3	0.5	—
Total debt	199.3	201.0	49.8
Total stockholders’ equity	90.7	100.6	16.7

*	The information provided above is subject to important related notes and should be read in conjunction with our audited financial statements and related notes included elsewhere in this prospectus.

**	The amounts discussed above give effect to rounding of actual amounts.

RISK FACTORS
      You should carefully consider the factors described and referred to below in addition to the other information set forth in this prospectus before deciding whether to participate in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the risks set out or referred to below actually occur, the business, financial condition or results of our operations could be materially adversely affected. In such case, you may lose all or part of your original investment.
Risk Factors Relating to the Exchange Offer

If you do not carefully follow the required procedures in order to exchange your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer your outstanding notes will remain subject to existing transfer restrictions.
      We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes. Any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.
      If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may be unable to sell them because there will be fewer of these notes outstanding.
Risk Factors Relating to the Exchange Notes

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our business, harm our ability to react to changes in the economy or our business and prevent us from fulfilling our obligations under our indebtedness, including the exchange notes, and our ability to meet the financial covenants of our senior secured credit facilities.
      As of December 31, 2005, our total indebtedness was $199.3 million, excluding unused letters of credit of $1.6 million under our revolving loan facility.
      Our substantial debt could have important consequences. For example, it could:

•	increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

•	require us to dedicate all or a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt;

•	limit our ability to raise additional financing for working capital, capital expenditures, research and development, acquisitions and general corporate purposes on satisfactory terms or at all; and

•	make it more difficult for us to satisfy our financial obligations, including those related to the exchange notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
      Our interest expense could increase if interest rates increase, because our debt under the credit agreement governing our senior secured credit facilities, which includes a $75.0 million term loan facility and a revolving loan facility of $25.0 million, bears interest at floating rates, generally either at the adjusted LIBO rate plus an applicable margin or the alternate base rate plus an applicable margin. The alternate base rate is the greater of (x) JPMorgan Chase Bank, N.A.’s prime rate and (y) 50 basis points over the weighted average of the rates on overnight federal funds as published by the Federal Reserve Bank of New York.

We may not be able to generate sufficient cash to service all our indebtedness, including the exchange notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
      Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include:

•	fluctuations in interest rates and exchange rates; and

•	increased operating costs.
      We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes.
      If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior secured credit facilities and the indenture restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your right to receive payments on the exchange notes will be subordinated to the borrowings under our senior secured credit facilities and possibly all of our future borrowings. Further, the guarantees of the exchange notes are junior to all of the guarantors’ existing senior indebtedness and guarantees and possibly to all of the guarantors’ future borrowings.
      The exchange notes and the guarantees rank behind all of our and our guarantors’ existing senior indebtedness, including the senior secured credit facilities, and will rank behind all of our and the guarantors’ future borrowings, in each case, except any future indebtedness that expressly provides that it ranks equal with, or junior in right of payment to, the exchange notes and the guarantees, as applicable. As of December 31, 2005, the exchange notes and the guarantees were subordinated to approximately $74.3 million of senior debt. In addition, our senior secured credit facilities and the indenture for the exchange notes permit us to incur substantial additional indebtedness, including senior indebtedness, in the future.
      As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the exchange notes or the guarantees.
      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with the trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior secured indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the exchange notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the exchange notes may receive less, ratably, than the holders of senior indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. Such additional debt could increase the risks associated with our substantial leverage and place limits on our ability to operate our business and service our indebtedness.
      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness, including bank debt, incurred in compliance with these qualifications and exceptions could be substantial. For example, at December 31, 2005, $74.3 million was outstanding under our term loan facility and our total capacity for borrowing on our $25.0 million revolving loan facility was $23.4 million during the fourth quarter of 2005. However, after compliance with covenant restrictions, we had available borrowings under the revolving loan facility under our senior secured credit facilities of $7.4 million at December 31, 2005. Any additional borrowings could be senior to the exchange notes and the related guarantees. If we incur additional debt above the levels in effect upon the date of this prospectus, the risks associated with our substantial leverage would increase.

Claims of holders of the exchange notes will be structurally subordinate to claims of creditors of our foreign subsidiaries since they will not guarantee the exchange notes and there may not be sufficient assets available for distribution upon a liquidation or otherwise.
      The exchange notes offered hereby will not be guaranteed by any of our non-U.S. subsidiaries. Claims of holders of the exchange notes offered hereby will be structurally subordinate to the claims of creditors of these non-guarantors, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes. As of December 31, 2005, the liabilities of our non-guarantor subsidiary were $3.0 million.

Our ability to make payments on the exchange notes depends on the earnings of our subsidiaries which may not be sufficient, and the ability of our subsidiaries to transfer funds to us may be limited.
      The issuer of the exchange notes is a holding company that derives all its operating income from its subsidiaries. Accordingly, our ability to service our debt obligations, including the exchange notes, is dependent upon the earnings of our subsidiaries and, to the extent a subsidiary is not a guarantor, the distribution of those earnings to the issuer. The ability of our subsidiaries to transfer funds to the issuer (in the form of cash dividends, loans, advances or otherwise) may be limited by financial assistance rules, corporate benefit laws, banking or other similar regulations. Our foreign subsidiary in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits.
      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness, including the exchange notes and amounts borrowed under the senior secured credit facilities, or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these actions could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the indenture for the exchange notes and the credit agreement for our senior secured credit facilities may restrict us from adopting any of these alternatives. None of our current equity investors has any continuing obligation to provide us with debt or equity financing.

The terms of our senior secured credit facilities and the indenture relating to the exchange notes may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions that may be in our long-term best interests.
      Our senior secured credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Our senior secured credit facilities include covenants restricting, among other things, our ability to:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	declare dividends, make payments on or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the exchange notes;

•	amend or otherwise alter terms of our material indebtedness, and other material agreements, including the exchange notes;

•	sell assets;

•	engage in transactions with affiliates; and

•	alter the business that we conduct (and, in the case of our parent, Spheris Holding II, Inc. (“Spheris Holding II”), engage in any business activities other than those incidental to its ownership of us).
      The indenture relating to the exchange notes also contains numerous operating and financial covenants, including, among other things, restrictions on our ability to:

•	incur additional indebtedness and guarantees;

•	pay dividends or repurchase our capital stock;

•	make other restricted payments including investments and the purchase or redemption of subordinated obligations prior to maturity;

•	permit restrictions on the ability of our subsidiaries to pay dividends on their capital stock, make loans or advances or to repay indebtedness, or transfer property to us or our other subsidiaries;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into transactions with our affiliates;

•	enter into mergers, consolidations or sales of substantially all our or our subsidiaries’ assets; and

•	engage in other business activities.
      As of and for the period ending December 31, 2005, the senior secured credit facilities required that we comply with the following financial covenants: a minimum interest coverage ratio test (currently 1.5 to 1.0), a capital expenditure test (currently not to exceed $13.5 million per year) and a maximum leverage ratio test (currently 6.25 to 1.0). These financial covenants will become more restrictive over time. Our ability to meet those financial ratios and tests can be affected by events beyond our control and we cannot assure you that we will meet those tests.
      A breach of any of these covenants or the inability to comply with the required financial covenants could result in a default under our senior secured credit facilities or the exchange notes. If any such default occurs, the lenders under our senior secured credit facilities and the holders of the exchange notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under our senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under our senior secured credit facilities, the lenders under those facilities will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash, and they will also have the right to prevent us from making debt service payments on the exchange notes. If the debt under our senior secured credit facilities or the exchange notes offered hereby were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the exchange notes and our other debt.

The exchange notes are not secured by our assets nor those of our guarantors, and the lenders under our senior secured credit facilities will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.
      In addition to being subordinated to all of our existing and future senior debt, the exchange notes and the guarantees will not be secured by any of our assets. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of all our common stock, substantially all our assets and substantially all the assets of the guarantors. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other senior debt). Upon the occurrence of any default under our senior secured credit facilities (and even without accelerating the indebtedness under our senior secured credit facilities), the lenders may be able to prohibit the payment of the exchange notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes.

The subsidiary guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary which could prevent you from bringing any claim against such subsidiary.
      The subsidiary guarantors’ guarantees of the notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws or state laws prohibiting subsidiary guarantees or other shareholder distributions by an insolvent subsidiary if a bankruptcy lawsuit or other action is commenced by or on behalf of our or the guarantors’ unpaid creditors.

      Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor;

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature; or

•	in some states, had assets valued at less than its liabilities, or would not be able to pay its debts as they become due in the usual course of business (regardless of the consideration for incurring the debt), as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes or shareholder distribution statutes, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.
      In addition, the subsidiary guarantors may be subject to the allegation that, since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.
      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.
      If a guarantee is voided as a fraudulent conveyance, is a prohibited distribution to the parent shareholder or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

You cannot be sure that an active trading market will develop or be sustained for these exchange notes which could have an adverse effect on their market price and liquidity.
      There is no established trading market for the exchange notes. Even when the registration statement becomes effective, which will generally allow resales of the exchange notes, the exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on the NASDAQ National Market System. The outstanding notes are eligible for trading in the PORTAL market; however, we cannot assure you that a liquid trading market will develop, that you will be able to sell your outstanding notes at a particular time or that the prices that you receive when you sell will be favorable. The exchange notes exchanged for the outstanding notes will no longer be eligible for trading in the PORTAL market. The PORTAL market is a screen-based market operated by the National Association of Securities Dealers, Inc. Trading in the PORTAL market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. As a result of this and the other factors listed below, an active trading market for the exchange notes may not develop, in which case the market price and liquidity of the exchange notes may be adversely affected.
      In addition, you may not be able to sell your exchange notes at a particular time or at a price favorable to you. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	our ability to complete the exchange offer and register the exchange notes for resale;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market in the exchange notes;

•	the market for similar securities; and

•	prevailing interest rates.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of these securities. It is possible that the market for the exchange notes will be subject to disruptions. A disruption may have a negative effect on you as a holder of the exchange notes, regardless of our prospects or performance.
      Although the initial purchasers of the notes have advised us that they intend to make a market in the exchange notes, they are not obligated to do so. The initial purchasers of the notes may also discontinue any market making activities, at any time without notice, in their sole discretion, which could further negatively impact your ability to sell the exchange notes or the prevailing market price at the time you choose to sell. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue.

We may not be able to fulfill our repurchase obligations in the event of a change of control which would result in a default under the indenture governing the exchange notes.
      Upon the occurrence of any change of control (as defined in the indenture for the exchange notes), we will be required to make a change of control offer to repurchase the exchange notes. Any change of control also would constitute a default under our senior secured credit facilities. Therefore, upon the occurrence of such a change of control, the lenders under our senior secured credit facilities would have the right to accelerate their loans, and we would be required to repay all of our outstanding obligations under our senior secured credit facilities. Also, as our senior secured credit facilities will generally prohibit us from purchasing any notes, if we do not repay all borrowings under our senior secured credit facilities first or obtain the consent of the lenders under our senior secured credit facilities, we will be prohibited from purchasing the exchange notes upon a change of control. Under certain circumstances a sale of substantially all of our assets could constitute a change of control. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.
      In addition, if a change of control occurs, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the exchange notes.

Risks Relating To Our Business

We have a history of losses and accumulated deficit and expect to incur losses in the future.
      We have a history of net losses. For the years ended December 31, 2005, 2004 and 2003, our net losses have been approximately $10.2 million, $3.0 million and $1.7 million, respectively. As of December 31, 2005, we had an accumulated deficit of $11.5 million. We expect to continue incurring losses for the foreseeable future due to our direct operating costs, which include significant payments of interest on our outstanding debt and depreciation and amortization charges, and those losses could be substantial. We will need to generate significantly higher revenue, or reduce costs, to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

Our ability to grow and service our customers depends on our ability to effectively manage our domestic and global production capacity, including our ability to recruit, train and retain qualified MTs and maintain high standards of quality service in our operations, which we may not be able to do.
      Our company’s success depends, in part, upon our ability to effectively manage our domestic and global production capacity, including our ability to attract and retain qualified MTs who can provide accurate medical transcription. There is currently a shortage of qualified MTs in the U.S. and increased workflow has created industry-wide demand for quality MTs. As a result, competition for skilled MTs is intense. We have expanded our global MT resources in an effort to address the pressures created by the shortage of domestic MTs. However, we cannot assure you that this strategy will be sufficient to alleviate any issues caused by the shortage. Because medical transcription is a skilled position in which experience is valuable, we require that our MTs have substantial experience or receive substantial training before being hired. Competition may force us to increase the compensation and benefits paid to our MTs, which could reduce our operating margins and profitability. In addition, failure to recruit and retain qualified MTs may have an adverse effect on our ability to service our customers, manage our production capacity and maintain our high standards of quality service. An inability to hire and retain a sufficient number of MTs would have a negative impact on our ability to grow. In an effort to more efficiently allocate our MT resources, we may decide to renegotiate or terminate certain unprofitable contractual relationships. This decision could reduce our revenues causing a negative impact on our financial results.

Our success will depend on our ability to adapt and integrate new technology into our medical transcription platforms to improve our production capabilities and expand the breadth of our service offerings, as well as our ability to address any potential unanticipated problems with our information technology systems, which we may not be able to do quickly, or at all.
      Our ability to remain competitive in the medical transcription industry is based, in part, on our ability to develop and utilize technology in the services that we provide to our customers to improve our production capabilities and expand the breadth of our service offerings. Because our services are an integral part of our customers operations, we also must quickly address any unanticipated problems with our information technology systems that could cause an interruption in service or a decrease in our responsiveness to customers. Furthermore, as our customers advance technologically, we must be able to effectively integrate our platforms with their systems and provide advanced data collection technology. We plan to develop and integrate new technologies, such as speech recognition, into our current service structure to give our clients high-quality and cost-effective services and continually seek to improve our medical transcription and related service offerings. We also may need to develop technologies to provide service systems comparable to those of our competitors as they develop new technology. If we are unable to effectively develop and integrate new technologies, we may not be able to expand our technology and service offerings or compete effectively with our competitors. In addition, if the cost of developing and integrating new technologies is high, we may not realize the cost benefits we expect.

We compete with many others in the market for medical transcription services which may result in lower prices for our services, reduced operating margins and an inability to increase our market share and expand our service offerings.
      We compete with other outsource medical transcription service companies in a very fragmented market that includes national, regional and local service providers, as well as service providers with global operations. These companies offer services that are similar to ours and compete with us for both customers and qualified MTs. We also compete with the in-house medical transcription staffs of our customers. While we attempt to compete on the basis of fast, predictable turnaround times and consistently high accuracy and document quality, all offered at a reasonable price, there can be no assurance that we will be able to compete effectively against our competitors or timely implement new products and services. Many of our competitors attempt to differentiate themselves by offering lower priced alternatives to the premium outsourced medical transcription services offered by us. Increased competition and cost pressures affecting the healthcare markets in general may result in lower prices for our services, reduced operating margins and the inability to increase our market share.
      As technology evolves, including the continued refinement of speech recognition technology, health information technology providers may provide services that replace, or reduce the need for, medical transcription. Furthermore, companies that provide services complementary to medical transcription, such as electronic medical records, coding and billing, may expand the services they provide to include medical transcription. Current and potential competitors may have financial, technical and marketing resources that are greater than ours. As a result, competitors may be able to respond more quickly to evolving technological developments or changing customer needs or devote greater resources to the development, promotion or sale of their technology or services than we can. In addition, competition may increase due to consolidation of medical transcription companies. As a result of such consolidation, there may be a greater number of providers of medical transcription services with sufficient scale and service mix to attract additional customers. Current and potential competitors may establish cooperative relationships with third parties to increase their ability to attract our current and potential customers.

Potential customers may be reluctant to outsource or change the providers of their medical transcription services as a result of the cost and potential for disruption in services since medical transcription is a critical element of their operations.
      The up-front cost involved in changing medical transcription providers or in converting from an in-house medical transcription department to an outsourced provider may be significant. Many customers may prefer to remain with their current provider or keep their transcription in-house rather than incur these costs or experience a potential disruption in services as a result of changing service providers. Also, as the maintenance of accurate medical records is a critical element of a healthcare provider’s ability to deliver quality care to its patients and to receive proper and timely reimbursement for the services it renders, potential customers may be reluctant to outsource such an important function.

We may pursue future acquisitions which could require us to incur additional debt and assume contingent liabilities and expenses, and we may not be able to effectively integrate newly acquired operations.
      A significant portion of our historical growth has occurred through acquisitions, and we may pursue acquisitions in the future. For example, we may pursue acquisitions of medical transcription companies, companies providing technological support to the industry and companies that provide complementary products and services. On March 31, 2006, we completed the merger of Vianeta, a developer and supplier of enterprise-wide clinical documentation for group practices, hospitals and health systems. Acquisitions, including the acquisition of Vianeta, involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect. We cannot guarantee that if we decide to pursue future acquisitions we will be able to identify attractive acquisition opportunities or successfully integrate any business or asset we acquire, including Vianeta, into our existing business. Future acquisitions may involve high costs and would likely result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.
      We cannot guarantee that we will be able to successfully integrate any business we acquire, including Vianeta, into our existing business or that any acquired businesses will be profitable. The successful integration of new businesses depends on our ability to manage these new businesses effectively. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight. Our inability to complete the integration of any new businesses we pursue in a timely and orderly manner could reduce our revenues and negatively impact our results of operations.

If our intellectual property is not adequately protected or if we are unable to renew our intellectual property licenses, we may lose our market share to our competitors and be unable to operate our business profitably.
      Our success depends, in part, upon our proprietary technology and our ability to license and renew third-party intellectual property. We regard some of the software underlying our services, including our medical transcription platforms and interfaces, as proprietary, and we rely primarily on a combination of trade secrets, copyright and trademark laws, confidentiality agreements, contractual provisions and technical measures to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary. There can be no assurance that our proprietary information will not be independently developed by competitors. There can be no assurance that the intellectual property we own or license will provide competitive advantages or will not be challenged or circumvented by our competitors.
      We also depend on third party licenses for certain intellectual property that we use, including speech recognition technology. We may not be able to renew these licenses on substantially similar terms, if at all, when they expire and we may incur high costs in finding replacement intellectual property, if we are able to find a replacement at all.

If we fail to comply with extensive laws and government regulations applicable to us and our customers and our contractual obligations, including those relating to HIPAA and industry scrutiny of billing practices relating to the counting of transcription lines, we could suffer material penalties and liabilities or be negatively impacted as a result of our customers being subject to material penalties and liabilities.
      The healthcare industry, including our company, is required to comply with extensive and complex laws and regulations at the federal and state levels. Although many regulatory and governmental requirements do not directly apply to our operations, our customer hospitals and other healthcare providers must comply with a variety of requirements, including regulations and laws protecting the confidentiality and security of individually identifiable health information. In particular, the provisions of HIPAA require healthcare providers, including our customers, to have confidentiality agreements in place with medical transcription companies, whereby we are required to protect the confidentiality of individually identifiable health information we create or receive. To the extent that the laws of the states in which we or our customers operate are more restrictive than HIPAA, we must also comply with those laws. Further, our customers are required to comply with HIPAA security regulations that govern the availability, integrity and confidentiality of electronic individually identifiable health information. We are required by contract to protect the security of electronic information we handle for our customers consistently with these regulations. To comply with our contractual obligations, we may have to reorganize processes and invest in new technologies. We also are required to train personnel regarding HIPAA requirements. If we, or any of our MTs, are unable to maintain the privacy and security of the medical data that is entrusted to us, our customers could be subject to civil and criminal fines and sanctions and we could be found to have breached our contracts with our customers. In addition, recently there has been scrutiny in the industry of billing practices relating to the counting of transcription lines, and such scrutiny could extend to our contracts and practices.
      As noted above, we may expand our product offering to include complementary services. Certain complementary services may subject us to additional federal and state laws and regulations. For instance, in the event we expand our products and services to include health claim coding services, extensive federal and state requirements apply to the submission and creation of healthcare claims and the healthcare billing process. If we fail to comply with these requirements, we and our customers could be subject to significant civil and criminal penalties related to the submission of false claims. We could also be found to have breached our customer contracts. In addition, if we perform coding services, we could be deemed to be a healthcare clearinghouse and, thereby, directly subject to HIPAA regulations governing the electronic performance of certain transactions, the privacy of individually identifiable health information, and the security of electronic individually identifiable health information. Failure to comply with these regulations could result in significant civil and criminal penalties.

Proposed legislation and possible negative publicity may impede our ability to utilize our global service capabilities.
      Bills introduced in recent sessions of the U.S. Congress have sought to restrict the transmission of personally identifiable information regarding a U.S. resident to any foreign affiliate, subcontractor or unaffiliated third party without adequate privacy protections or without providing notice of the transmission and an opportunity to opt out. Some of the proposals would require patient consent. If enacted, these proposed laws would impose liability on healthcare businesses arising from the improper sharing or other misuse of personally identifiable information. Some proposals would create a private civil cause of action that would allow an injured party to recover damages sustained as a result of a violation of the new law. A number of states have also considered, or are in the process of considering, prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States. Further, as a result of this negative publicity and concerns regarding the possible misuse of personally identifiable information, some of our customers have contractually limited our ability to use our global MTs. If legislation of this type is enacted, our ability to utilize global labor may be impeded, and we may be subject to sanctions for failure to comply with the new mandates of the legislation. Further, use of global MTs may increase our risk of violating our contractual obligations to our customers to protect the privacy and security of individually identifiable health information provided to us.

Our global operations expose us to financial and operational risk.
      We have significant operations in India through our wholly-owned foreign subsidiary. Risks are inherent in international operations, including:

•	the possibility of currency controls;

•	currency fluctuations and devaluations;

•	political, economic and social instability;

•	potential restrictions on investments;

•	hyper-inflation;

•	changes of laws and regulations, including withholding and other tax laws and regulations; and

•	the potential for expropriation or nationalization of enterprises.
      Our Indian subsidiary has been granted an income tax holiday in India through March 31, 2006. Accordingly, minimal income taxes will be payable on its earnings from operations during such period. We fund our Indian operations through transfers of U.S. dollars only as required pursuant to our services agreement with our Indian subsidiary. To the extent that we need to bring currency to the United States from our global operations, we may be adversely affected by foreign withholding taxes and currency control regulations.

Our inability to attract, hire or retain necessary technical and managerial personnel could negatively impact our ability to develop and implement new technology and service our customers.
      Our company is heavily dependent upon our ability to attract, retain and motivate skilled technical and managerial personnel, especially highly skilled technical, development, implementation and production management personnel who assist in the development, implementation and production management of the medical transcription services that we provide to our customers. Due to the critical role of our system development, implementation and production management personnel, the inability to recruit successfully or the loss of a significant number of these personnel would negatively impact our ability to develop and implement new technology and service our customers. Our industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future.

Warburg Pincus controls us, and their interests may conflict with your interests.
      Affiliates and designees of Warburg Pincus beneficially own at least a majority of our outstanding common stock. Subject to the provisions of the Stockholders Agreement described herein, which, in certain instances, grants TowerBrook Capital Partners LLC the right to designate two members of the board of directors, Warburg Pincus will be able to cause the election of all of the members of our board of directors, the appointment of new management and the approval of any action requiring the approval of our stockholders, including amendment of our certificate of incorporation and mergers or sales of substantially all of our assets. The directors elected by Warburg Pincus and, in certain instances, TowerBrook will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. Furthermore, without the approval of the board of directors, which approval must include the affirmative vote of at least one director designated by Warburg Pincus, Spheris Holding III will not, and will not permit any subsidiary to, sell, lease or dispose of assets in excess of $5.0 million outside of the ordinary course of business, incur indebtedness for borrowed money in excess of $2.0 million in any fiscal year, make capital expenditures in any fiscal year in excess of an amount equal to 110% of the capital expenditures described in the operating plan of Spheris Holding III, as approved by the board of directors of Spheris Holding III, for such fiscal year, engage in any material business or activity other than that described in the operating plan, materially change its accounting methods or policies or change its auditors, increase the compensation of its senior executives other than as described in the operating plan, approve the operating plan or take, agree to take or resolve to take any actions in furtherance of any of the foregoing. Our interests and the interests of our affiliates, including Warburg Pincus and TowerBrook, could conflict with your interests. For a further description of these relationships, see “Certain Relationships and Related Party Transactions.”

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The following description of the registration rights agreement is a summary only. It is not complete and does not describe all of the provisions of the registration rights agreement. For more information, you should review the provisions of the registration rights agreement that we filed with the Securities and Exchange Commission, or the Commission, as an exhibit to the registration statement of which this prospectus is a part.
      Under the registration rights agreement, we agreed that, promptly after the effectiveness of the registration statement of which this prospectus is a part, we would offer to the holders of outstanding notes who are not prohibited by any law or policy of the Commission from participating in the exchange offer, the opportunity to exchange their outstanding notes for a new series of notes, which we refer to as the exchange notes, that are identical in all material respects to the outstanding notes, except that the exchange notes do not contain transfer restrictions, have been registered under the Securities Act and are not subject to further registration rights. We and our subsidiary guarantors have agreed to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes. We and our subsidiary guarantors also have agreed to use our commercially reasonable efforts to cause the exchange offer to be consummated on or before June 22, 2006.
      If:

•	the exchange offer is not consummated by the deadline set forth above;

•	we and our subsidiary guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

•	based on the advice of counsel, an Initial Purchaser (as defined in the registration rights agreement) believes a registration statement is required to be effective in connection with any offers or sales of “registrable securities” held by an Initial Purchaser so the purchaser in such sale may receive freely tradeable notes, then we and the subsidiary guarantors have agreed to use our commercially reasonable efforts to file with the Commission a shelf registration statement to cover resales of the outstanding notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.
      We and our subsidiary guarantors will use commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.
      For purposes of the preceding, registrable securities are each outstanding note until the earliest to occur of:

•	the date a registration statement with respect to the notes has been declared effective under the Securities Act and such notes have been exchanged or disposed of pursuant to such registration statement;

•	the date the notes are eligible to be sold pursuant to Rule 144(k) of the Securities Act; or

•	the date the notes otherwise cease to be outstanding.
      If we and our subsidiary guarantors fail to consummate the exchange offer, or the shelf registration statement, if required, is not declared effective, by June 22, 2006, then a registration default shall be deemed to have occurred and the interest rate on the outstanding notes will be increased by 1.00% per annum over the rate otherwise in effect until the exchange offer is completed or the shelf registration statement is declared effective by the Commission or the notes become freely tradeable under the Securities Act.
      If the shelf registration, if required, is declared effective but thereafter ceases to be effective or usable in connection with resales of registrable securities during the periods specified in the registration rights agreement and such failure exists for more the 30 days (which do not have to be consecutive) in any 12-month period, the interest rate on the notes will be increased by 1.00% per annum over the rate otherwise in effect commencing on the 31st day in such 12-month period and ending when the failure is cured.
      Holders of outstanding notes will be required to make certain representations to us in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement, if required, and to provide comments on the shelf registration statement, if required, within the time periods set forth in the registration rights agreement in order to have their outstanding notes included in the shelf registration statement and benefit from the provisions regarding special interest set forth above.
      By acquiring registrable securities, a holder will be deemed to have agreed to indemnify us and our subsidiary guarantors against certain losses arising out of information furnished by the holder in writing for inclusion in any registration statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of notice to that effect from us.
Resale of the Exchange Notes
      Based on no action letters of the Commission staff issued to unrelated parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	the exchange notes are acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in and are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are not our affiliate within the meaning of Rule 144 under the Securities Act or a broker-dealer that acquired outstanding notes directly from us or an affiliate for its own account.
      The Commission, however, has not considered the exchange offer for the exchange notes in the context of a no action letter, and the Commission may not make a similar determination as in the no action letters issued to these unrelated parties.
      If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes or otherwise do not satisfy the foregoing criteria, you:

•	cannot rely on the interpretations by the Commission staff discussed above;

•	will not be able to exchange your outstanding notes for exchange notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the outstanding notes, unless the resale is made pursuant to an exemption from, or is otherwise not subject to, those requirements.
      Unless an exemption from registration is otherwise available, any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.
Terms of the Exchange Offer
      Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the applicable expiration date. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in integral multiples of $1,000.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $125.0 million in aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission. Outstanding notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.
      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.
      We will return any outstanding notes that we do not accept for exchange for any reason to the tendering holder promptly upon expiration or termination of the exchange offer.
Expiration Date
      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2006, unless, in our sole discretion, we extend it. We do not currently intend to extend the expiration date. In any event, the exchange offer, including any extensions, will remain in effect for not more than 45 business days after the registration statement of which this prospectus is a part is declared effective.
Extensions, Delays in Acceptance, Termination or Amendment
      We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes due to an extension of the exchange offer by giving oral or written notice of such extension to their holders. Any such delay will be consistent with Rule 14e-1(c) of the Exchange Act. During any such extensions, all outstanding notes previously validly tendered will remain subject to the exchange offer, and we may accept them for exchange.
      In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension through a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right at any time and from time to time, regardless of whether the conditions to the exchange offer have been satisfied, subject to applicable law, in our sole discretion:

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,
by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of and the approvals required under the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner. In the event that we make any material change in the exchange offer, including the waiver of any material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change to noteholders. We will not delay payment of accepted outstanding notes after the expiration date other than in anticipation of our receipt of any necessary governmental approvals.
      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement and a post-effective registration statement of which this prospectus is a part. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer.
Conditions to the Exchange Offer
      We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if as a result of any change in law or applicable interpretations thereof by the staff of the Commission, we determine upon advice of our counsel that we are not permitted to effect the exchange offer as described in this prospectus.
      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.
      We expressly reserve the right to extend, amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the failure to be satisfied of any of the conditions to the exchange offer specified herein or in the letter of transmittal. All conditions to the exchange offer, except those related to the receipt of government regulatory approvals necessary to consummate the exchange offer, must be satisfied or waived at or before the expiration of the exchange offer. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.
      These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. To the extent that we waive any condition of the exchange offer, we will waive the same condition for all holders of outstanding notes. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture relating to the notes under the Trust indenture Act of 1939.
Procedures for Tendering

Procedures for Tendering Generally
      Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal or an agent’s message in lieu thereof;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail, deliver or fax such letter of transmittal to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or comply with the ATOP procedures of DTC described below.
      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal;

•	in the case of notes held in book entry form, the exchange agent must receive, prior to 5:00 p.m., New York City time, on the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m., New York City time, on the expiration date.
      The tender by a holder that is not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAILING THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender If You are a Beneficial Owner
      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
      The transfer of registered ownership, if permitted under the indenture for the notes, may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees
      You must have signatures on a letter of transmittal or a notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, the entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When You Need Endorsements or Bond Powers
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system must use DTC’s ATOP to tender. Participants in the program must, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically through ATOP. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      ATOP is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding dollar notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.
Determinations Under the Exchange Offer
      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly upon expiration or termination of the exchange offer.
When We Will Issue Exchange Notes
      In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
      Holders of outstanding notes that we have accepted for exchange in the exchange offer should expect to receive exchange notes promptly after termination or expiration of the exchange offer.
Return of Outstanding Notes Not Accepted or Exchanged
      If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned to their tendering holder. In the case of outstanding notes tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described below, such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly upon expiration or termination of the exchange offer.
Your Representations to Us
      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not our affiliate, as defined in Rule 144 of the Securities Act;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer;

•	you are acquiring the exchange notes in your ordinary course of business; and

•	if you are a broker-dealer, that you will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and that you will comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale of the exchange notes.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn, and

•	identify the outstanding notes to be withdrawn, including the principal amount of such withdrawn outstanding notes.
      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees and printing costs;

•	reasonable fees and disbursements of counsel for the initial purchasers of the outstanding notes incurred in connection with the registration statement of which this prospectus is a part and, in the event of any shelf registration statement, reasonable fees and disbursements of one firm or counsel designated by the holders of a majority of the aggregate principal amount of the outstanding notes to act as counsel for the holders in connection with the shelf registration statement; and

•	related fees and expenses.

Transfer Taxes
      You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes unless you instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.
Consequences of Failure to Exchange
      If you do not exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
Accounting Treatment
      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.
Other Considerations
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.
Exchange Agent
      The Bank of New York has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:
      By Mail, Hand or Overnight Courier:
The Bank of New York
Corporate Trust Operations, Reorganization Unit
101 Barclay Street 7 East
New York, New York 10286
Attention: Evangeline Gonzales
For Information or Confirmation by Telephone: (212) 815-3738
By Facsimile: (212) 298-1915
      Requests for additional copies of this prospectus, the letter of transmittal or related documents should be directed to the exchange agent.

USE OF PROCEEDS
      We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes have been registered under the Securities Act and will not contain restrictions on transfer or registration rights. Outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OTHER DATA
      The following selected statements of operations data for the three-year period ended December 31, 2005 and the balance sheet data as of December 31, 2005 and 2004 were derived from our audited financial statements, which are included elsewhere in this prospectus. The selected statement of operations data for the year ended December 31, 2002 is derived from our audited financial statements, which are not included in this prospectus. The results from our inception in August 2001 through December 31, 2001 were derived from financial statements audited by a predecessor auditor. The financial results of acquired companies have been included in the selected financial data as of the date of acquisition. You should read the following selected financial data in conjunction with our consolidated financial statements and the notes to those statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located elsewhere in this prospectus.
      To assist in the comparability of our financial results and facilitate an understanding of our results of operations for the five-year period ended December 31, 2005, the following overview and analysis combines our results of operations for January 1, 2004 through November 5, 2004 with our results of operations for November 6, 2004 through December 31, 2004 to discuss results for the year ended December 31, 2004. All periods prior to our November 2004 Recapitalization are sometimes referred to as the Predecessor.

				Predecessor

		Combined
		Basis Year	November 6,	January 1,	Year Ended
	Year Ended	Ended	2004 through	2004 through	December 31,
	December 31,	December 31,	December 31,	November 5,
	2005	2004	2004	2004	2003	2002	2001

	(Amounts in millions)
Statement of Operations:
Net revenues	$209.0	$152.7	$23.9	$128.8	$90.0	$18.7	$5.4
Direct costs of revenues (exclusive of depreciation and amortization below)	154.3	113.8	18.0	95.8	66.7	16.1	5.2

Gross profit	54.7	38.9	5.9	33.0	23.3	2.6	0.2
Selling, general and administrative expenses	23.6	18.8	2.7	16.1	13.4	6.2	2.1
Depreciation and amortization	26.6	14.2	3.4	10.8	9.0	2.1	0.8

Operating income (loss)	4.5	5.8	(0.2)	6.1	0.9	(5.7)	(2.6)
Loss on refinance of debt	—	4.6	0.3	4.3	—	—	—
Interest expense, net of income	20.3	4.6	1.5	3.1	2.6	—	—
Other (income) loss	(0.4)	—	—	—	—	0.1	(0.1)

Net loss before income taxes	(15.4)	(3.3)	(2.0)	(1.3)	(1.7)	(5.7)	(2.6)
Income taxes	(5.1)	(0.3)	(0.8)	0.5	—	—	—

Net loss	$(10.2)	$(3.0)	$(1.3)	$(1.8)	$(1.7)	$(5.7)	$(2.6)

Predecessor

Combined
		Basis Year	Year Ended
	Year Ended	Ended	December 31,
	December 31,	December 31,
	2005	2004	2003	2002	2001

Other Financial Data:
Ratio of Earnings to Fixed Charges(1)	—	—	—	N/A	N/A

(1)	Our earnings were insufficient to cover our fixed charges for the years ended December 31, 2005, 2004, and 2003 by approximately $15.4 million, $3.3 million, and $1.7 million, respectively, due largely to the impact of non-cash depreciation and amortization charges. We had no debt outstanding during the years ended December 31, 2002 and 2001. Accordingly, we had no fixed charges during those periods.

			Predecessor

			December 31,
	December 31,	December 31,
	2005	2004	2003	2002	2001

	(Amounts in millions)
Balance Sheet Data:
Unrestricted cash and cash equivalents	$7.3	$6.1	$5.9	$1.0	$7.9
Total assets	320.3	342.1	78.7	9.8	15.3
Total capital lease obligations	0.3	0.5	—	—	—
Total debt	199.3	201.0	49.8	—	—
Total stockholders’ equity	90.7	100.6	16.7	7.8	13.5

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion of our financial condition and results of operations should be read in conjunction with “Selected Historical Financial Information and Other Data” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The following discussion also provides an overview of a recent transaction, together with a summary of our critical accounting policies and estimates. Our critical accounting policies and estimates include revenue recognition, allowance for doubtful accounts, accounting for goodwill, intangibles and other long-lived assets, income taxes, stock-based compensation and self-insurance.
Recent Transaction
      On December 13, 2005, Operations, a wholly owned subsidiary of Spheris Inc., Spheris Merger Sub, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Spheris Inc. formed for the purpose of being a party to the Merger (as defined below), and Spheris Holding III, an indirect parent of Spheris Inc., entered into an Agreement and Plan of Merger with Vianeta and certain of its principal shareholders, whereby Merger Sub will merge with and into Vianeta, with Vianeta surviving as a wholly owned subsidiary of Operations (the “Merger”). Vianeta is a developer and supplier of enterprise-wide clinical documentation for group practices, hospitals and health systems. The Merger was consummated on March 31, 2006.
      The agreement provided for consideration to be paid to the Vianeta shareholders of (i) $8.5 million in cash minus an estimated tax amount of $0.4 million; (ii) 500,000 shares of Spheris Holding III common stock; (iii) $1.5 million in cash as additional consideration for intellectual property rights to Vianeta’s technology upon the satisfaction of certain objectives as set forth in a schedule to the agreement; and (iv) a cash payment not to exceed $2.0 million for Vianeta’s existing customer pipeline upon the satisfaction of certain objectives as set forth in a schedule to the agreement.
Critical Accounting Policies And Estimates
      Critical accounting policies are those accounting policies that can have a significant impact on the presentation of our financial condition and results of operations, and that require the use of complex and subjective estimates and assumptions that are believed to be reasonable under the circumstances based on past experience and management’s judgment. Actual results could differ from these estimates. As more information becomes known, these estimates and assumptions could change, having an impact on the amounts reported in the future. We consider the following to be our most critical accounting policies and estimates.

Revenue Recognition
      Most of our revenue is derived from the provision of medical transcription services. We recognize revenues based on stated contract rates. Our customer contracts contain multiple elements of services as defined in Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF No. 00-21”). In accordance with the provisions of EITF No. 00-21 and related guidance for the individual elements, we record service revenues as the services are performed and defer one-time fees and recognize the revenue over the life of the applicable contracts. Medical transcription services are provided at a contractual price, and revenue is recognized when the provision of services is complete including the satisfaction of the following criteria: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. We monitor actual performance against contract standards and provide for credits against billings as reductions to revenues.

Allowance for Doubtful Accounts
      We establish an allowance for doubtful accounts based upon factors surrounding the credit risk of a specific customer, historical trends and other information. Account receivables are written off against the allowance for doubtful accounts when accounts are deemed to be uncollectible on a specific identification basis. The determination of the amount of the allowance for doubtful accounts is subject to judgment and estimation by management. Increases to the allowance may be made if circumstances or economic conditions deteriorate.

Accounting for Goodwill, Intangibles and Other Long-Lived Assets
      We account for goodwill, intangibles and other long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). We measure for impairment using cash flow and market based models to determine the estimated fair value of our reporting unit. Our models contain significant assumptions and accounting estimates about discount rates, future operating results and terminal values that could materially affect our operating results or financial position if they were to change significantly in the future. We perform our goodwill impairment test annually and whenever events or changes in facts or circumstances indicate that impairment may exist.
      In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, we prepare projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals.

Income Taxes
      We account for income taxes utilizing the asset and liability method prescribed by the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date. We account for income taxes associated with SIPL, our Indian subsidiary, in accordance with Indian tax guidelines and are eligible for certain tax holiday programs pursuant to Indian law.

Stock-Based Compensation
      During periods from inception in 2001 through the November 2004 Recapitalization, Holdings issued equity instruments to employees of the Predecessor as compensation to those employees. We have presented the effects of this equity-based compensation in our statements of operations with corresponding credits to capital contributions in accordance with Accounting Principals Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Subsequent to the November 2004 Recapitalization, Spheris Holding III has issued restricted stock grants to our employees and our non-employee directors. These restricted stock grants have been reflected as compensation expense in our accompanying consolidated statements of operations, due to benefits received by us. These restricted stock grants were valued at fair market value on the date of grant using third-party valuations and vest over a four year period from the grant date. Accordingly, compensation expense is currently being recognized ratably over the applicable vesting periods.

Self-Insurance
      We are significantly self-insured for employee health and workers’ compensation insurance claims. As such, our insurance expense is largely dependent on claims experience and our ability to control our claims. We have consistently accrued the estimated liability for these insurance claims based on our history of claims experience and the time lag between the incident date and the date the cost is paid by us, as well as the use of third-party actuarial valuations of the outstanding liabilities. These estimates could change in the future. It is possible that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments or by the effectiveness of our strategies.
Results of Operations
Net Revenues and Expense Components
      The following descriptions of the components of net revenues and expenses apply to the comparison of results of operations.
      Net Revenues. Net revenues are generated primarily from the provision of medical transcription and related services to healthcare providers. Historical net revenue growth has been driven by revenue from acquisitions, market share gains from competitors, new business from increased outsourcing of in-house medical transcription departments and revenue growth from existing customers. Other factors affecting net revenues include customer retention, competing technologies and price stability. Net revenues from existing customers are primarily driven by three factors: (i) adding new departments within existing customers, (ii) growth in the number of authors at customer sites and (iii) growth in transcribed lines per author (generally resulting from increased documentation of patient encounters and increased familiarity with our medical transcription system). Additionally, net revenues are also impacted by contractual revenue adjustments, which represent credits against billings and ultimately reductions to revenues. We monitor actual MT transcription performance against contract standards and record credits against billings when the contract standards are not met. We have historically experienced no material seasonal fluctuation that affects operating results.
      Direct Costs of Revenues. Direct costs of revenues consist primarily of salaries of, and employee benefits for, MTs and the functions that support our medical transcription services, including: (i) MT managers and personnel involved with helpdesk services, (ii) new customer implementation, (iii) MT recruiting, (iv) training, (v) account services, (vi) telecommunications support, and (vii) other applications support. Other direct costs include telecommunication costs and other production related operating expenses, including: (i) MT recruitment advertising, (ii) maintenance and support for hardware and software, (iii) travel for support personnel, (iv) bad debt expense, (v) professional fees, (vi) shipping, and (vii) supplies. Direct costs of revenues do not include depreciation and amortization, which are discussed below.
      Selling, General and Administrative Expenses. Selling expenses include sales and marketing expenses associated with our sales personnel and marketing department. General and administrative expenses represent costs associated with our senior management team, back office support and other non-operating departments.
      Depreciation and Amortization. Depreciation and amortization consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.
      Interest Expense. Interest expense primarily relates to interest paid on outstanding debt balances and capital leases.
Executive Summary
      Our long-term strategy is to be the medical transcription industry leader by providing technology and outsourced services to healthcare providers supported by a global workforce network. The industry, as a whole, continues to be challenged by on-going issues related to a shortage of qualified MTs in the

U.S. market, as well challenges of adapting and integrating new technology into our transcription service offerings to improve our production capabilities and expand the breadth of our services. Additionally, the increased demand for electronic health records and shorter turnaround times for transcribed medical records is placing additional pressure on the medical transcription industry. We have identified various initiatives to address these industry pressures and capitalize on opportunities to improve the quality and breadth of our technology and service offerings. Some of these initiatives include increasing utilization of our global MT capacity, improving our MT recruiting, training, and retention programs, reviewing our resource allocation strategies to increase MT productivity levels and making additional investments in technology.
      Because of the industry-wide domestic MT capacity shortage, our ability to increase net revenues was limited during 2005. Since we had anticipated for some time that the limited number of qualified domestic MTs could eventually impact our ability to grow, we acquired HealthScribe, with its global capabilities, in December 2004. We also expanded our global capacity by adding a second facility in Coimbatore, India, which became operational during the late third quarter of 2005. During December 2005, 19% of our total production occurred in India, as compared to 15% during January 2005.
      During the first half of 2005, as part of our ongoing efforts to further reduce current and future domestic MT capacity issues, we reevaluated the financial terms, production obligations and profitability of existing customer contracts. We identified those customers we considered to be low-margin accounts, which are primarily those that we inherited from acquisitions. Accordingly, we terminated contracts aggregating $2.3 million of business during 2005, as those identified customers did not contribute an acceptable operating margin to our financial performance. In addition, we also implemented new domestic MT training and career advancement programs during 2005 to increase the supply of qualified domestic MTs.
      During 2005, we continued to invest in advanced technologies in order to enhance our customer offerings and also to further improve the efficiencies of our MTs and thereby increase our production capacities. During the fourth quarter of 2005, we entered into an agreement with a technology partner to advance the integration of speech recognition technology offerings into our medical transcription platforms. Also, we consummated the Merger of Vianeta on March 31, 2006. We believe the Vianeta acquisition will provide significant technology advancements and efficiencies to us. We intend to integrate Vianeta’s open and scalable XML-based software into our existing medical transcription technology in an effort to accelerate several initiatives we are currently executing and to further develop our technology and service capabilities.
      During the third quarter of 2005, we substantially completed the integration of HealthScribe’s operations. These integration efforts included consolidation of senior management, production management, recruiting, training, sales and marketing and administrative functions. As of December 31, 2005, these integration efforts have resulted in a net headcount reduction of 44 employees and a related reduction of approximately $3.0 million in operating expenses during 2005. To recognize these headcount savings, we paid approximately $1.0 million in cash severance payments in 2005 that resulted in a reduction to the HealthScribe acquisition severance accrual that was established prior to the end of 2004. In addition, we realized savings of $2.0 million from our other non-headcount related integration efforts. In order to realize these headcount and non-headcount savings, we recognized approximately $2.1 million of additional integration expenses that are reflected in our results of operations during 2005.
      On June 18, 2003, we acquired all of the outstanding stock of EDiX, and on December 22, 2004 we acquired HealthScribe. Our results of operations reflect the operations of EDiX and HealthScribe from the dates of their acquisitions. As a result of these acquisitions, as well as market share gains from competitors, new business from increased outsourcing of in-house medical transcription departments and revenue growth from existing customers, net revenues and expenses reported have increased in 2005 as compared to the prior year.

The Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004
      Net Revenues. Net revenues increased to $209.0 million for the year ended December 31, 2005 from $152.7 million for the prior year. Net revenues increased approximately $53.5 million during 2005 due to the acquisition of HealthScribe, net of lost business of $1.9 million from HealthScribe customer contracts we terminated that did not contribute an acceptable operating margin to our financial performance. Additionally, net revenues increased $4.9 million as the result of new business and growth from existing customers, net of lost business, during 2005 as compared to the prior year. The increase in net revenues was reduced by a $1.2 million increase in contractual revenue adjustments related to service level requirements primarily during the first nine months of 2005 and increased business with group purchasing organizations for the year ended December 31, 2005 when compared to the prior year. We also lost business of $0.4 million from Spheris customer contracts we terminated that did not contribute an acceptable operating margin to our financial performance. The net revenues increase was also partially offset by $0.5 million from the loss of business from customers impacted by Hurricane Katrina.
      Direct Costs of Revenues. Direct costs of revenues were $154.3 million, or 73.8% of net revenues, for the year ended December 31, 2005 compared to $113.8 million, or 74.4% of net revenues, for the year ended December 31, 2004. The increase in direct costs of revenues for the year ended December 31, 2005, as compared to the prior year, was primarily due to the following: (i) $40.9 million increase as a result of the HealthScribe acquisition; (ii) $2.9 million related to the growth in net revenues during 2005 as compared to the prior year; and (iii) higher direct MT costs, due largely to a $1.0 million increase in wages as the result of domestic MT production capacity constraints and a $0.6 million increase in employee benefit costs. The improvement in direct costs as a percentage of net revenues for the year ended December 31, 2005 as compared to 2004 was a result of: (i) $1.8 million of savings realized as the result of our HealthScribe integration efforts for which we incurred $0.2 million of integration expenses during 2005 to realize these savings; (ii) $1.4 million in savings as a result of cost-savings related to telecommunications costs and moving our MT equipment procurement function in-house; and (iii) $1.9 million in savings related to the reduction in net revenues as a result of customer contracts we terminated due to unacceptable operating margins.
      Selling, General and Administrative Expenses. Selling, general and administrative expenses were $23.6 million, or 11.3% of net revenues, for the year ended December 31, 2005 compared to $18.8 million, or 12.3% of net revenues, for 2004. Selling, general and administrative expenses increased $8.8 million during the year ended December 31, 2005 as compared to the prior year due to the HealthScribe acquisition. This increase was partially offset by $3.2 million from savings related to our HealthScribe integration efforts, including $1.7 million due to headcount reductions and $1.5 million in other integration efforts. We incurred $1.9 million of integration expenses during 2005 in order to realize these savings. Additionally, we incurred $2.5 million of selling, general, and administrative expenses during the fourth quarter of 2004 as part of the November 2004 Recapitalization and the HealthScribe acquisition.
      Depreciation and Amortization. Depreciation and amortization was $26.6 million, or 12.7% of net revenues, for the year ended December 31, 2005 compared to $14.2 million, or 9.3% of net revenues, for the year ended December 31, 2004. The increase in depreciation and amortization expense was primarily due to increased amortization on intangible assets assigned in connection with the opening balance sheet purchase price allocations of the November 2004 Recapitalization and the HealthScribe acquisition.
      Loss on Refinance of Debt. In April 2004, we amended our senior credit facility and received proceeds of $45.0 million to pay off certain exchangeable subordinated notes held by our former majority owners and to refinance amounts outstanding under our 2003 debt facilities that were entered into to fund the EDiX acquisition. A loss on refinance of $3.3 million was recognized in connection with this transaction. In November 2004, we entered into new senior credit facilities and a new senior subordinated bridge facility. Proceeds of $125.0 million from these facilities were used to pay off the April 2004 facility and to fund the November 2004 Recapitalization. A loss on refinance of $1.0 million was recognized in connection with this transaction. In December 2004, we issued $125.0 million of senior subordinated notes. Proceeds from these notes were used to pay off the $50.0 million senior subordinated bridge loan and to fund the acquisition of HealthScribe. A loss on refinance of $0.3 million was incurred in connection with this transaction. For the year ended December 31, 2004, a loss on refinance of $4.6 million, or 3.0% of net revenues, was recognized in connection with these refinancings.
      Interest Expense. Interest expense was $20.3 million, or 9.7% of net revenues, for the year ended December 31, 2005 compared to $4.6 million, or 2.9% of net revenues, for the year ended December 31, 2004. As a result of the November 2004 Recapitalization and HealthScribe acquisition, our outstanding debt obligations, net of debt discounts, increased significantly during the fourth quarter of 2004. Accordingly, interest expense increased during 2005 as compared to 2004 due to our increased debt levels.
      Income Taxes. We recognized a $5.1 million income tax benefit during the year ended December 31, 2005 versus a $0.3 million income tax benefit for the year ended December 31, 2004. Prior to the November 2004 Recapitalization, we generally operated in a tax loss position. The resulting net operating loss assets were fully reserved for in our operating results, resulting in total income tax provisions only equal to current amounts due. In connection with the November 2004 Recapitalization and HealthScribe acquisition, we recorded significant changes in our deferred tax liabilities and removed a portion of our deferred tax asset valuation allowance. As a result of changes in these deferred tax liabilities, we were able to recognize deferred income tax benefits in our results of operations during 2005.
The Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003
      Net Revenues. Net revenues increased to $152.7 million for 2004 from $90.0 million for 2003. This increase was primarily due to having a full year of net revenues from the historical EDiX customers during 2004 compared to only six months for 2003. In addition to the net revenue increases resulting from the EDiX acquisition, we had approximately $8.0 million in new business and growth from existing customers, net of lost business, in 2004 compared to 2003. Net revenues during 2004 were negatively impacted primarily as a result of the termination of certain unprofitable contracts in connection with the EDiX acquisition integration efforts, and to a lesser extent, a decreased focus on sales efforts by EDiX prior to its acquisition by the Company in June 2003, which reduced new customer implementations during 2004.
      Direct Costs of Revenues. Direct costs of revenues were $113.8 million, or 74.4% of net revenues, for 2004 compared to $66.7 million, or 74.1% of net revenues, for 2003. The increase in cost was due primarily to the increase in transcription volume in 2004 from providing a full year of services to the historical EDiX customer base and growth in net revenue. The increase in costs as a percentage of net revenues was due to having a full year impact of historical EDiX customer revenues that have historically had slightly lower direct operating margins compared to only a six month impact in 2003. This increase was partially offset by cost reductions in telecommunications and employee benefits, as well as savings from headcount reduction of duplicate support functions in place for the full year 2004 compared to only a partial year in 2003.
      Selling, General and Administrative Expenses. Selling, general and administrative expenses were $18.8 million, or 12.3% of net revenues, for 2004 compared to $13.4 million, or 14.9% of net revenues, for 2003. The improvement as a percentage of net revenues during 2004 was the result of having a full year of the EDiX acquisition integration savings during 2004 as compared to only a partial year during 2003. These savings included reduced marketing expenses through a consolidation of programs, headcount reduction of duplicate functions and implementation of new cost management strategies. The results for 2004 also reflected the recognition of $2.5 million of non-recurring transaction costs related to the November 2004 Recapitalization, including transaction bonuses and non-cash equity compensation.
      Depreciation and Amortization. Depreciation and amortization was $14.2 million, or 9.3% of net revenues, for 2004 compared to $9.0 million, or 10.0% of net revenues, for 2003. The decrease as a percentage of revenues was caused by certain assets becoming fully depreciated during 2004 and by the leveraging of our existing data center infrastructure over a greater revenue base following the EDiX acquisition for a full year in 2004 compared to a partial year in 2003. The decrease as a percentage of net revenues was partially offset by having a full year depreciation of the assets acquired in the EDiX acquisition and increased amortization on intangible assets assigned in connection with the opening balance sheet valuation of EDiX in 2003, the November 2004 Recapitalization and the HealthScribe acquisition.
      Loss on Refinance of Debt. In April 2004, we entered into an amended senior credit facility to pay off $45.0 million under our 2003 debt facilities that were entered into to fund the EDiX acquisition. A loss on refinance of $3.3 million was recognized in connection with this transaction. In November 2004, we entered into new senior credit facilities and a new senior subordinated bridge facility. Proceeds of $125.0 million from these facilities were used to pay off the April 2004 facility and to fund the November 2004 Recapitalization. A loss on refinance of $1.0 million was recognized in connection with this transaction. In December 2004, we issued $125.0 million of senior subordinated notes. Proceeds from these notes were used to pay off the $50.0 million senior subordinated bridge loan and to fund the acquisition of HealthScribe. A loss on refinance of $0.3 million was incurred in connection with this transaction. For the year ended December 31, 2004, a loss on refinance of $4.6 million, or 3.0% of net revenues, was recognized in connection with these refinancings.
      Interest Expense. Interest expense was a $4.6 million, or 2.9% of net revenues, for 2004 compared to $2.6 million, or 2.9% of net revenues, in 2003. As a result of the November 2004 Recapitalization and HealthScribe acquisition in 2004, our outstanding debt obligations increased significantly during the fourth quarter of 2004. Prior to the EDiX acquisition in June 2003, we had no outstanding debt amounts. The increase in interest expense was due to the increase in debt levels and the impact of a full year of debt in 2004 versus approximately six months in 2003.
      Income Taxes. We recognized a $0.3 million income tax benefit during 2004 versus a zero net income tax provision for 2003. This change was due to significant changes to the deferred tax liabilities established at the time of the November 2004 Recapitalization.
Liquidity and Capital Resources
      Our primary sources of liquidity are cash flows provided by our operations, available cash on hand and borrowings under our revolving credit facility. We had total unrestricted cash and cash equivalents and working capital of $7.3 million and $20.2 million, respectively, as of December 31, 2005 as compared to total unrestricted cash and cash equivalents and working capital of $6.1 million and $16.4 million, respectively, as of December 31, 2004.
      We generated cash from operating activities of $9.2 million during the year ended December 31, 2005. Cash provided by operations for the year ended December 31, 2005 when compared to 2004 was negatively impacted by the payment of interest on our outstanding senior subordinated notes of $13.5 million. Cash from operations during 2005 was also negatively impacted by several factors related primarily to higher direct MT costs, including higher overtime, incentive and training pay due to domestic MT production capacity pressures, and to the timing of the HealthScribe acquisition and HealthScribe integration efforts, including: (i) $1.6 million paid for transaction-related fees in connection with the November 2004 Recapitalization and the HealthScribe acquisition and (ii) approximately $3.1 million in HealthScribe integration-related payments, including approximately $1.0 million in severance payments.
      We had approximately $6.1 million, or 2.9% of net revenues, of capital expenditures during 2005 as compared to $5.6 million, or 3.7% of net revenues, of capital expenditures during 2004. The total capital expenditures for 2005 were lower than our original projections primarily due to fewer than expected new customer system implementations and the timing of certain technological improvements and upgrades. Our growth strategy will require continued capital expenditures during future years. We currently expect that our total capital expenditures during 2006 will be approximately $8.0 million to $10.0 million. During 2006, we anticipate incurring additional capital expenditures related to technological improvements and upgrades to support our systems and services. We plan to finance our proposed capital expenditures primarily with cash generated from operations, cash on hand and, if necessary, borrowings under our revolving credit facility.

      In connection with the November 2004 Recapitalization, we entered into a senior secured credit agreement with a syndicate of financial institutions and institutional lenders. The senior secured credit facilities provide for senior secured financing of $100.0 million, consisting of a $75.0 million term loan facility with a maturity of six years that was drawn in full in connection with the consummation of the November 2004 Recapitalization, and a $25.0 million revolving loan facility, including a letter of credit sub-facility of $10.0 million and a swingline loan sub-facility of $5.0 million. The senior secured credit facilities are secured by substantially all of our assets and is guaranteed by our direct parent, Spheris Holding II, and all or our subsidiaries, except for SIPL. The proceeds of the revolving loan are available to provide financing for working capital and general corporate purposes. At December 31, 2005, $74.3 million was outstanding under the term loan facility, no amounts were outstanding under the revolving loan facility and $1.6 million was outstanding in letters of credit. Our total capacity for borrowings under the revolver portion of the senior secured credit facility was $23.4 million during the fourth quarter of 2005. However, due to covenant restrictions, available borrowings under the revolver portion of the senior secured credit facility at December 31, 2005 were limited to $7.4 million. Quarterly principal payments of $0.2 million are due on the term loan portion of the facility with unpaid amounts due on maturity in 2010. Additionally, during the next 12 months we are required to pay approximately $0.2 million under our capital lease obligations. Future drawings under our senior secured credit facilities will be available only if, among other things, we are in compliance with the financial covenants and other conditions required under the senior secured credit agreement. Our ability to meet those covenants and conditions will depend on our results of operations.
      As of December 31, 2005, we were in compliance with the financial covenants in our senior secured credit agreement. Although we believe that we will be able to maintain continued compliance with our financial covenants, there can be no assurance that we will remain in compliance with our financial covenants for future periods or that, if we default under any of our covenants, we will be able to obtain waivers or amendments that will allow us to operate our business in accordance with our plans.
      On December 22, 2004, we issued $125.0 million of 11% senior subordinated notes due 2012. The notes are general unsecured senior subordinated obligations of ours, are subordinated in right of payment to existing and future senior debt, are pari passu in right of payment with any future senior subordinated debt and are senior in right of payment to any future subordinated debt. Our existing domestic subsidiaries are guarantors of the notes. Interest is payable semi-annually on these notes, and all principal is due on maturity in 2012. The notes are effectively subordinated to all of our and our guarantors’ secured debt to the extent of the value of the assets securing the debt and are structurally subordinated to all liabilities and commitments (including trade payables and lease obligations) of our subsidiaries that are not guarantors of the notes.
      As noted above, during December 2004, we completed the sale and issuance of our senior subordinated notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Pursuant to the terms of the registration rights agreement between us and the noteholders, we are required to use our reasonable best efforts to file, and cause to become effective, a registration statement with the Commission to exchange the senior subordinated notes for a new issuance of identical debt securities that have been registered under the Securities Act. If the exchange offer is not consummated on or prior to June 22, 2006, our current annual interest rate on the senior subordinated notes will increase by 1.0% until the exchange offer is completed or a shelf registration statement becomes effective. We can give no assurance that the registration statement will be declared effective by the Commission and that the exchange offer will be consummated on or before June 22, 2006.
      In order to fund the purchase of Vianeta, our current equity investors contributed $8.0 million in cash through an equity investment to Spheris Holding III, which was contributed to Operations to fund a portion of the purchase price of Vianeta. Other than initial integration costs associated with this transaction, the results of operations of Vianeta are not anticipated to have a material adverse impact on our operating results or operating cash flows for the foreseeable future.

      We believe that our cash and cash equivalents, restricted cash and available capacity on our revolving loan facility will be sufficient to meet anticipated cash needs for working capital, new product development, capital expenditures, contractual obligations, and other operating needs for at least the next 12 months. In evaluating the sufficiency of our liquidity, we considered the expected cash flow to be generated by our operations, cash on hand and the available borrowings under our senior secured credit facilities compared to our anticipated cash requirements for debt service, working capital, new product development, capital expenditures and the payment of taxes, as well as funding requirements for long-term liabilities. We cannot assure you, however, that our operating performance will generate sufficient cash flow or that future borrowings will be available under our senior secured credit facilities, or otherwise, to enable us to grow our business, service our indebtedness, including our senior secured credit facilities and the senior subordinated notes, or make anticipated capital expenditures.
Restructuring and Termination Benefits
      During 2002, we approved a plan to streamline operations, resulting in a reduction in workforce. Amounts of $0.2 million were approved for payment to terminated employees under this plan. During 2003, in connection with the EDiX acquisition, we approved a plan to streamline operations and consolidate redundant workforce functions, including the payment of $0.9 million for payment to impacted employees. Concurrent with the closing of the EDiX acquisition, we entered into a termination agreement with one of our founders. The terms of this termination agreement provided for payment of $0.3 million over a term of one year. During 2004, in connection with the HealthScribe acquisition, we approved a plan of restructuring to eliminate redundant positions for the newly combined company, including the payment of up to $1.8 million to impacted employees. The following table summarizes activity for these restructuring plans.

			2003	2004
		2003 EDiX	Executive	HealthScribe
	2002 Plan	Acquisition Plan	Founder Plan	Acquisition Plan

		(Amounts in thousands)
Balance, December 31, 2002	$52	$—	$—	$—

Additions	—	930	250	—
Payments and adjustments	(52)	(631)	(143)	—

Balance, December 31, 2003	—	299	107	—

Additions	—	—	—	1,849
Payments and adjustments	—	(299)	(107)	—

Balance, December 31, 2004	—	—	—	1,849

Additions	—	—	—	—
Payments and adjustments	—	—	—	(1,323)

Balance, December 31, 2005	$—	$—	$—	$526

Contractual Obligations
      In addition to our debt and capital lease obligations, we have operating lease commitments for our operating facilities, including leases in Franklin, TN, Nashville, TN, St. Petersburg, FL, Clearwater, FL, Sterling, VA, Bangalore, India, and Coimbatore, India. The Company’s leases for its Franklin, TN and St. Petersburg, FL operations are set to expire on December 31, 2006 and January 31, 2007, respectively. We are currently evaluating our space requirements for these locations, including the possible renewal of our existing leases or the relocation of our corporate headquarters and operations facilities. The failure to conclude such evaluations and any resulting negotiations on terms acceptable to us could have a negative impact on our financial results and results of operations in future periods.

      A summary of future anticipated payments for commitments and other contractual obligations are outlined below:

	Payments Due by Period

	2006	2007	2008	2009	2010	Thereafter	Total

	(Amounts in thousands)
Long-term debt obligations	$750	$750	$750	$750	$71,250	$125,000	$199,250
Capital lease obligations	221	65	40	—	—	—	326
Operating leases	1,915	995	619	506	503	1,797	6,335
MT deposits	—	—	—	—	—	465	465
Other obligations	270	—	—	—	—	—	270

Total	$3,156	$1,810	$1,409	$1,256	$71,753	$127,262	$206,646

      The obligations in the table above do not include future cash obligations for interest associated with our outstanding indebtedness or our capital lease obligations. MT deposits represent deposits paid by MTs for the equipment they receive when they begin their employment with us. These deposits are refunded when the MT terminates employment and returns the equipment to us in satisfactory condition. Since the repayment date is not known, we have shown the maturities in the “Thereafter” column above.
Off-Balance Sheet Arrangements
      None.
Recent Accounting Pronouncements
      SFAS No. 123(R). In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB No. 25 and requires companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments, including stock options. SFAS No. 123(R) is effective in the first annual reporting period beginning after December 15, 2005. Under SFAS No. 123(R), we are required to determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost, and the transition method to be used at the date of adoption. We have selected the prospective method of transition under SFAS No. 123(R). We adopted SFAS No. 123(R) on January 1, 2006. The adoption of SFAS No. 123(R) is not expected to have a material impact on our consolidated financial position or results of operations during 2006.
      SFAS No. 153. In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” (“SFAS No. 153”), which amends APB Opinion No. 29 “Accounting for Nonmonetary Transactions” (“APB No. 29”). The guidance in APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The amendment made by SFAS No. 153 eliminates the exception for exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of SFAS No. 153 are effective for exchanges taking place in fiscal periods beginning after June 15, 2005. We adopted SFAS No. 153 on January 1, 2006. We do not believe the adoption of this statement will have a material impact on our consolidated financial position or results of operations during 2006.
Quantitative and Qualitative Disclosures about Market Risk
      The variable interest rates under our senior secured credit facilities expose us to market risk from changes in interest rates. We manage this risk by managing the time span of the interest periods elected under these facilities. In addition, we maintain interest rate cap contracts to place limits on our exposure to the risk of changes in rates as required by our senior secured credit facilities. Our capital lease obligations were approximately $0.3 million as of December 31, 2005, and therefore, we do not believe that we are currently exposed to significant interest rate risk on these facilities. Assuming a 10% increase in interest rates available to us on our variable portion of debt, we would have incurred approximately $0.6 million in additional interest expense during the year ended December 31, 2005.
      We are exposed to market risk with respect to our cash and cash equivalent balances. As of December 31, 2005, we had unrestricted cash and cash equivalents of $7.3 million. The remaining cash of approximately $1.3 million as of December 31, 2005 was primarily restricted cash received by HealthScribe from Spheris in connection with the HealthScribe acquisition that is being held for future distributions to former HealthScribe shareholders. As of December 31, 2005, interest rates on our available cash were approximately 2.5%. Assuming a 10% decrease in interest rates available on invested cash balances, interest income would have decreased by approximately $7,000 during the year ended December 31, 2005.
      We had approximately $0.5 million in cash accounts in India in U.S. dollar equivalents as of December 31, 2005, which was included in consolidated, unrestricted cash balances. We manage the risk of changes in exchange rates through forward foreign currency contracts.
      The above market risk discussion and the estimated amounts presented are forward-looking statements of market risk assuming the occurrence of certain adverse market conditions. Actual results in the future may differ materially from those projected as a result of actual developments in the market.

INDUSTRY
Overview
      Medical transcription is the process of converting medical dictation into a text format for inclusion in a patient’s medical record, and is an integral part of the medical records department for healthcare providers. The medical transcription process begins with a physician or other healthcare provider dictating into a recording device, such as a telephone or handheld dictation device. An MT accesses the data and transcribes the voice file into a text document, which is sent back to the physician for approval. Once the physician accepts the document, the transcribed record is incorporated into the medical record. The medical record is then coded for billing and other purposes.
      According to the U.S. Department of Labor, employment of MTs is projected to grow faster than the average for all occupations through 2014. We believe the demand for medical transcription services will increase due to:

•	the growing and aging population’s need for more medical tests, treatments and procedures that require documentation;

•	the migration of record-keeping from paper to electronic format;

•	the need for accurate documentation necessary to comply with increasingly stringent regulations and reimbursement requirements;

•	the desire of healthcare providers to maximize the amount of time spent on patient care, while minimizing the physicians’ administrative duties; and

•	the need for healthcare providers to have timely and accurate documentation to improve receivables collection and manage costs.
      As of 2000, we believe our addressable medical transcription market, which consists of hospitals, health systems and group medical practices, was approximately $11.7 billion and growing. The medical transcription outsourcing industry is highly fragmented. We estimate that the top 10 firms in the industry based on revenue account for less than 10% of our addressable market. There are two large national service providers, one of which is Spheris, several mid-sized service providers with annual revenues between $10 million and $40 million, and hundreds of smaller, independent businesses. Most of the providers are U.S. based and there are several U.S. based companies, including Spheris, that have global operations. Most mid-sized and smaller industry participants, especially global companies, compete primarily on price, because they generally lack the service levels, scale and capability for technological integration necessary to target high-end customers on a consistent basis.
Industry Opportunities
      We believe there are a number of opportunities that will drive increased outsourcing in the medical transcription industry.
      Trend toward outsourcing. According to the U.S. Department of Labor, demand for MTs is expected to increase by approximately 22.0% through 2014. As in-house medical transcription becomes more costly because of personnel burdens and administrative concerns, we believe the market for outsourced technology and service providers will increase. We also believe that outsource medical transcription providers with scale are best positioned to attract and retain MTs because they are better able to provide competitive compensation and consistent workflow to the MTs.
      Global labor. Since the 1990’s, several economic and technological forces have driven an interest in global medical transcription services: the increased availability of digital recording of dictation; the increased availability of economical and widespread broadband access; and a growing shortage of domestic MTs. As a result, companies have begun to offer global medical transcription services in an attempt to capitalize on the additional labor supply and lower labor costs. Despite costs associated with lower productivity levels and the need for additional quality controls, global production costs are significantly lower than domestic production costs.
      To date, global medical transcription companies have encountered difficulty selling their services in the U.S. market because of customer resistance based on perceived quality and security issues and the limited capacity of global providers. We believe that approximately 10% of U.S. medical transcription is currently performed globally. Our management, however, believes economics will continue to drive a trend toward increased global services. We also believe the service advantages, including improved turnaround time of medical reports, offered by a global production MT staffing model, which provides skilled labor for what have traditionally been difficult to staff, off hour and weekend shifts, is a positive factor. As the industry adds capacity globally and confidence in global services increases, management believes Spheris is well-positioned to continue its leadership role in providing global services because of its technology, scale and existing high quality global operations. Management believes that Spheris will need to balance both global and U.S. capabilities and have flexibility to offer global services to existing customers that wish to migrate to global services and offer new customers a choice of domestic or global services, or a combination of both.
      Speech recognition technology. Speech recognition technology has long been viewed as next-generation technology for the medical transcription industry. Speech recognition technology generally can be categorized into two general areas: front-end (active) and back-end (passive). We believe a “front-end” solution, where the physician edits the speech recognition output and eliminates the need for a medical transcriptionist, will be a viable solution only for certain specialized niche healthcare markets, such as radiology and pathology, for the foreseeable future. There are several reasons why we feel a “front-end” solution has not penetrated the broader market. Current speech recognition technology achieves inadequate levels of first-pass word accuracy for the general physician market due to a large lexicon of medical terminology, a wide variety of physician speech patterns, and varying degrees of macros and standards utilization. In addition, technology has not yet been developed to support what historically has been the non-computer centric workflow of most practicing physicians. Lastly, medical transcription also involves formatting the reports (including re-sequencing certain information) to conform to hospital, payor and other required standards. We believe that speech recognition technology with such formatting capabilities is still at a very early stage of development. Accordingly, because “front-end” speech recognition technology still requires a significant amount of physician time to be dedicated to editing text, we do not believe “front-end” speech recognition technology will be utilized on a large scale (other than in specialized niche markets), until such time as the technology becomes further developed and the technical solution is designed to fit within the medical practitioners’ standard workflow.
      Management, however, does anticipate that speech recognition technology is likely to have a significant impact on the medical transcription industry in the coming years, primarily as a “back-end” technology tool, to enhance medical transcriptionist productivity and improve medical report turnaround time. In this scenario, the healthcare practitioners’ dictation habits and workflow are unchanged and the dictated text is run through a speech recognition engine only after it is received from the customer. The MT then listens to the recorded speech, compares it to the text generated by the speech recognition technology and edits that text for content and accuracy. With the continued advancement of “back-end” speech recognition technology, Spheris will continue to position this technology into our core medical transcription platforms. As part of this evolution, MTs are allowed the opportunity to transition from being pure medical transcriptionists to medical text editors capable of producing significantly more medical transcription output. As a result of these factors, we believe “back-end” speech recognition technology is gaining momentum in the medical transcription industry, and we are well-positioned to pioneer the transition to speech recognition for the medical transcription market as our customers desire to transition to this technology.

BUSINESS
Company Overview
      We are a leading outsource provider of medical transcription technology and services to approximately 450 health systems, hospitals and group medical practices in the United States and Canada, with significant scale in the highly fragmented medical transcription marketplace. We employ approximately 5,200 skilled MTs in the U.S., Canada and India. Approximately 1,600 of these MTs are located in our two facilities in India, making us one of the largest global providers of medical transcription technology and services in the industry. We provide a quality, value added medical transcription technology and services solution with flexible dictation options for our physician clients, well managed work flow and protocols through our proprietary MT workstation software and integrated medical transcription platforms.
      We utilize leading technologies to support our medical transcription services. Our systems have the capability to capture, store and manage voice dictation, digitize voice dictation and deliver electronically formatted records via print, facsimile, e-mail, internet and direct interface with a customer’s system. We also utilize encryption and security systems that assist our customers with their compliance with privacy and security standards, such as HIPAA, and the protection of the confidentiality of medical records.

Physicians	Physician dictated	MTs access data	The medical
dictate data	data and patient	through virtual	center can
using leading	demographics are	private network or	directly and securely access
hand-held or	directly linked,	other secure means	transcribed reports
phone-based	via HL7-ready	and transcribe	via fax, print-out,
technology that	interface, to a data center	data directly onto	internet, onscreen
is collected onto	where they are consolidated	our platform	or e-mail
a voice server	for access by MTs
      Our operations are conducted through Operations and its subsidiaries — Spheris Leasing LLC, which has historically been used to facilitate the Company’s equipment procurement; Spheris Canada Inc., which was formed to facilitate the employment of our Canadian employees; SIPL, which was formed to conduct our Indian operations; and Vianeta.
Competitive Strengths
      We believe the following are the key strengths of our business:

We are one of a few outsource providers with operations capable of handling large volumes and complex workflows.
      The medical transcription industry is highly fragmented. We estimate that the top ten firms in the industry account for less than 10% of the total market. There are two large national service providers, one of which is Spheris, several mid-sized service providers with revenues between $10 million and $40 million, and hundreds of smaller, independent businesses. We believe our combination of scale and flexible and adaptable technology enables us to quickly and efficiently partner with hospitals and group practices that value a high-end solution and require a provider capable of handling large volumes and complex workflows.

We provide an attractive, cost-effective alternative to in-house transcription departments.
      We believe in-house transcription departments comprise approximately 50% of our addressable medical transcription market, which consists of health systems, hospitals and group medical practices. We believe outsourcing medical transcription services provides customers technological improvements, lower costs, faster turnaround times, higher quality, a scalable model and access to professional MTs during an industry labor shortage. We believe customers converting in-house transcription to our services realize on average a 20-25% direct cost advantage compared to in-house transcription, in addition to the benefits achieved through accelerated cash flow management. We believe that our ability to provide expedited turnaround times and consistently high accuracy and document quality makes us an attractive alternative to in-house departments. We also believe our ability to leverage our integrated, flexible technology platforms and large base of highly trained MTs, both in the U.S. and globally, provides us with important advantages relative to our competitors. We believe the lack of companies in the industry that offer sufficient scale and resources to compete for large new contracts on a consistent basis position us to capitalize on this large and growing market opportunity.

We have developed a strong customer base.
      We have a highly diversified customer base possessing contractual relationships with approximately 450 health systems, hospitals and group practices. We believe we have been able to develop long-term relationships with our customers by delivering high quality service and tailoring our services to meet their specific needs.

We have integrated, flexible and scalable technology platforms that can be tailored to meet our customers’ needs.
      We believe our technology capabilities differentiate us from other medical transcription providers in the market. Our large scale and compatible platforms enable us to rapidly and efficiently implement large outsourced contracts, and our integrated technology platforms enable us to quickly develop an interface for any hospital or group practice’s information system. In addition, our proprietary workstation software enables us to flexibly manage our MT workforce, transferring MTs to different customers as and if required to service their workflow needs. Our dedicated team of implementation technologists has developed customer-tailored interfaces that provide the flexibility to serve a variety of different customer types. The consolidated systems architecture provides significant operational efficiencies by enabling easier training of system specialists, customers, MTs and help desk operations. We believe our systems are capable of a service load significantly larger than the current service load, enabling us to leverage our existing technological infrastructure.

We have a highly skilled global labor force.
      We are one of the largest global providers of medical transcription technology and services in the U.S. Our operations in India commenced in 1993. Currently, we have approximately 1,600 MTs in our two facilities in India, which enables us to take advantage of a skilled global labor force on a cost-effective basis and respond to our customer needs in a timely fashion. Recognizing that some customers have expressed reservations about using global MTs, we have refined our training and quality control procedures to implement best practices in our global operations and achieved International Organization for Standardization (ISO) 9001:2000 certification, an internationally recognized standard for quality systems covering design, development, production, installation and servicing organizations, in 2003 for our Bangalore facility and are in the process of certifying our new Coimbatore facility. Additionally, to address potential security concerns, we have implemented rigorous security measures in our facilities in India. These security measures include: (i) the maintenance of contained facilities, accessible only through encoded access cards; (ii) the maintenance of our encrypted, pass code protected Web access interface and (iii) workstations that prohibit printing, copying and saving. The combination of our domestic and global operations provides us with the flexibility to load balance demand for services across our entire MT workforce. We have the flexibility to offer global services to those customers that wish to migrate to global services and to offer new customers a choice of domestic or global services, or a combination of both.

We have strong MT recruitment and retention programs.
      The competition for MTs throughout the industry is strong. We believe our ability to efficiently recruit, train and maintain our MT workforce has not only created general recruitment and training savings, but has enabled us to increase our revenues within our demanding customer base. Spheris offers a steady flow of work, easy-to-use medical transcription hardware and software systems, ongoing professional development and competitive compensation. Furthermore, we believe our proprietary workstation software, which enables our MTs to service several of our customers at any time on one of our integrated systems, provides our MTs with a greater assurance of workflow, thereby enhancing our ability to attract and retain highly qualified employees.

We have an experienced management team with an established track record of success in executing and integrating acquisitions.
      Our management team has extensive industry experience with established and industry leading healthcare and pharmaceutical companies. We successfully integrated Spheris and EDiX in 2003. During the 12 months immediately following the acquisition of EDiX, we renewed contracts representing 98% of revenues attributable to contracts up for renewal during such period and lowered our MT workforce turnover rate. In addition, within 12 months of this acquisition, we achieved approximately $19.0 million of annualized, recurring cost savings. We also successfully integrated Spheris and HealthScribe in 2005. These integration efforts included consolidation of senior management, production management, recruiting, training, sales and marketing and administrative functions and are expected to result in approximately $6.2 million in annualized, recurring cost savings. We believe our management team has the capability to manage and guide us as an industry leader that is positioned to grow.
Business Strategy
      The key elements of our business strategy are to:

Build on our strong track record of growth in sales and profitability
      We believe our leading technology platforms, high quality service offerings and substantial presence in both the U.S. and globally create a well-balanced business model that is well positioned to build on our strong track record of growth in sales and profitability. We believe no other competitor in the medical transcription industry currently offers the same combination of service, quality, scale and geographic diversity, and is capable of delivering a consistently high accuracy and quality standard, 24 hours a day, seven days a week. Because of the breadth of our technology and global service offerings, we are well positioned to expand our market share, continue our growth and enhance our profitability in the addressable market.

Continue to “partner” with customers and gain market share
      Hospitals and large group practices demand high service levels, scalability and the ability to customize technology to their needs. We believe these needs require a medical transcription service provider with technological flexibility capable of handling large volumes which is able to “partner” with the healthcare provider. We intend to continue to focus our marketing and sales efforts on forming “partnerships” with our hospital and large group practice customers. We believe this strategy will continue to enable us to expand our market share and charge and maintain premium pricing relative to our competitors by providing high value service levels and the ability to customize technology to suit individual customer needs. In addition, we believe we are one of only two outsourced medical transcription technology and services providers with sufficient size and scale to fully capitalize on the expected migration of healthcare providers toward a scalable cost-effective outsourcing solution as a means to lower their overall costs and improve revenue cycle management.

Capitalize on acquisition cost savings
      In June 2003, the EDiX acquisition was consummated. The Spheris management team that managed the integration of Spheris and EDiX in 2003 was able to renew contracts representing 98% of revenues attributable to contracts up for renewal during the 12 months following the EDiX acquisition and lower our MT workforce turnover rate, while achieving approximately $19.0 million of annualized, recurring cost savings. In December 2004, the HealthScribe acquisition was consummated. As of December 31, 2005, these integration efforts resulted in a net headcount reduction of 44 employees, at a cost of approximately $1.0 million in severance payments, and a reduction of approximately $3.0 million in operating expenses during 2005 and are expected to result in approximately $6.2 million in annualized, recurring cost savings.

Maintain a highly qualified and productive MT workforce
      We intend to continue to efficiently recruit, train and maintain our MT workforce, both domestically and globally. We will also continue to support and develop our technology to improve productivity levels and provide workstations that enable an MT to work on several customer projects at any time on one of our integrated systems. This flexibility enables us to continue to provide our MTs with a greater assurance of workflow, thereby enhancing our ability to attract and retain highly qualified MT employees. We believe our ability to improve productivity within our existing MT workforce and maintain our MT workforce will not only lead to general recruitment and training savings, but will also enable us to maintain our high quality standards and increase revenue within our customer base. In an effort to improve MT skill levels and increase the supply of qualified MTs, we have also established internal career advancement training programs for our MTs, as well as collaborations with some of the largest transcription schools in the U.S. to sponsor extensive Spheris-customized medical transcription curricula with a guarantee of hiring all graduates who meet our hiring criteria.

Pursue a growth strategy
      We expect to continue to grow in three key areas: (i) within our current customer base by adding departments and physicians within a hospital or group practice; (ii) new business from increased outsourcing of in-house medical transcription departments at hospitals and group practices; and (iii) market share gains from competitors. We may also add to our technology or add complementary businesses in each case through opportunistic acquisitions. We believe we can improve profitability and margins through growth by leveraging our existing infrastructure.
Services Provided
      We provide outsourced medical transcription technology and services to health systems, hospitals and group practices in the U.S. and Canada. Our scale enables us to implement services for large, technologically sophisticated healthcare providers, while tailoring our services to meet the specific needs of each customer. Our integrated technology platforms enable us to quickly develop interfaces with our customers’ information systems. In addition, we provide flexible dictation options for physicians, flexible data review options for hospital administrators, steady workflow for our MTs and standard HL7-ready protocols throughout our infrastructure.
      Medical transcription, the process of converting dictated patient information into a text format for inclusion in the medical record, is an integral part of the medical records department for healthcare providers. Our medical transcription process begins with a physician or other healthcare provider, dictating into a recording device, such as a telephone or handheld dictation device. The dictated voice file is then combined with patient demographic data from the medical facility’s information system and sent to an MT. The MT accesses the data and transcribes the voice file into a text document, which is sent back to the physician for approval. Once the physician accepts the document, the physician generally assumes responsibility for the content of the transcribed record and the transcribed record is incorporated into the medical record. The medical record is then coded for billing and other purposes.
      We employ approximately 5,200 skilled MTs in the U.S., Canada and India. Approximately 1,600 of these skilled MTs work in our two facilities in India. The combination of our domestic and global operations provides us with the flexibility to load balance demand for services across our entire MT workforce. We have the flexibility to offer global services to those customers that wish to migrate to global services and to offer new customers a choice of domestic or global services, or a combination of both.

Domestic operations
      We conduct our domestic operations through our corporate offices and major operations centers located in Franklin, Tennessee, St. Petersburg, Florida and Sterling, Virginia.
      We have a staff of recruiting professionals who recruit and hire professionally trained and experienced MTs to meet our staffing needs. To maintain a steady flow of applicants, we regularly advertise on the internet and in trade journals and industry publications. We have established programs in conjunction with some of the largest transcription schools across the country to sponsor Spheris-customized medical transcription curricula with a guarantee of hiring all graduates who met our hiring criteria. We believe this approach enables us to simultaneously alleviate the hiring burden and ensure that our MTs are trained in industry protocols, as well as our techniques.
      We also have a staff of full-time educators responsible for the training of employees throughout our organization. We rely on online learning capabilities to make training sessions regularly available to MTs and other employees located throughout the country. These programs include career advancement programs designed to improve the skill level of our MTs to handle increasingly difficult medical transcription work. Regional supervisors are also accountable for the training of MTs in their region and work in conjunction with the training department to implement our continuing education programs.
      Upon joining Spheris, new MTs are required to undergo a one- to two-week training program, encompassing a broad range of topics, including those that are relevant to all employees, such as Company orientation and systems training, as well as topics specific to the MT position, such as specific vocabulary relevant to the assigned customer group. In addition, all employees are trained to comply with regulatory requirements, such as patient confidentiality and other HIPAA requirements. At the conclusion of the training program, our MTs are tested on their knowledge and skill level and must attain a passing score to begin their job. We closely monitor the new MT’s performance for the first 90 days of employment. The initial MT training is supplemented throughout an employee’s career by continuing education training sessions available to all employees via online learning platforms. These sessions range in duration from one hour to several days and cover a broad range of topics including word processing and office skills, company systems and customer-specific training, medical vocabulary skills, productivity skills, and HIPAA and corporate compliance.
      In addition, we have implemented comprehensive quality assurance programs to help us maintain contractually required accuracy levels and meet our customers’ desired level of service. As of December 31, 2005, we employed over 600 quality assurance professionals to help ensure the accuracy of transcribed text. We also employ an experienced team of senior MTs that is specifically targeted to transcribe the most complex assignments and respond to meet the critical needs of customers.

Global operations
      We conduct our global operations in facilities in Bangalore, India and Coimbatore, India.
      Currently, we have approximately 1,600 MTs in our facilities in Bangalore, India and Coimbatore, India. These MTs enable us to utilize our skilled global labor force on a cost-effective basis and enhance our ability to respond to our customer needs 24 hours a day, seven days a week by providing a skilled labor pool of MTs for what traditionally have been difficult to staff, off hour and weekend shifts. We have refined our training and quality control procedures to implement best practices in our global operations and achieved ISO 9001:2000 certification in 2003 for our Bangalore facility and are in the process of certifying our new Coimbatore facility. Additionally, to address potential security concerns, we have implemented rigorous security measures in our global facilities. These security measures include: (i) the maintenance of contained facilities, accessible only through encoded access cards, (ii) the maintenance of encrypted, pass code protected Web access interface and (iii) workstations that prohibit printing, copying and saving.
      We recruit MTs for our global facilities primarily from a large number of college graduates in India through a combination of community outreach job fairs, expositions, newspaper advertisements and word of mouth. New MTs typically spend three months with our well-established training partner improving their comprehension of the English language, honing basic medical transcription skills, improving proficiency with medical terminology and gaining comfort with our transcription platforms. At the end of this period, each MT must take a proficiency exam. Upon passing the proficiency exam, the MT enters six months of on-the-job training. At this time, the MT joins one of the many work zones that are specifically designated for our new hires. A typical work zone contains up to 20 MTs, a team leader and a quality control person. During this period, the MT improves productivity through the help of the team leaders and proprietary typing aids. During this training period, most of an MT’s work is proofed by an experienced MT in order to ensure quality and impart best practices aimed at improving productivity. As MTs become more experienced and productive, they can earn greater compensation through productivity incentives or by being promoted through the ranks to senior MT status, proofreader or team leader.
Our Customers
      We currently have contracts to provide services to approximately 450 health systems, hospitals, and group practices. Our customer base encompasses a broad spectrum of client types, including for-profit and not-for-profit medical facilities, rural, suburban and urban medical facilities, from individual facilities to large networks. We also have contracts with several hospital group purchasing organizations, which are buying consortiums composed of hospitals that are able to obtain volume-related discounts on medical supplies and services, including medical transcription.
      Consistent with industry practice, we generally charge for our services on a price per line basis, with the exception of transcription performed for certain specialized work types such as radiology and pathology, which are typically priced on a per report basis. Pricing is generally determined based on estimated customer volume levels, taking into account the number of physicians and the complexity of a client’s workflow. We also factor client requirements for onsite hardware, data input devices and installation and service and support needs into the contracted price. Our customer contracts are typically three years in duration and usually include automatic renewal clauses, subject to the cancellation rights of each party to the contract. Customer contracts are normally structured with payment terms of 30 days with adjustments for failure to meet quality and turnaround time performance requirements. Many contracts include annual consumer price index-based or fixed rate-based increases.
      We believe we have developed strong working relationships with our customers by tailoring our services to meet the particular needs of each customer. No single customer accounted for more than 10% of revenues for the year ended December 31, 2005.
Sales and Marketing
      We primarily target two types of potential customers: (i) those healthcare facilities currently performing medical transcription in-house and (ii) healthcare facilities that have already outsourced their medical transcription function, but are using a competitor.
      Many of our target customers are large medical organizations currently utilizing in-house medical transcription resources, as these entities are most likely to realize a financial benefit from outsourcing. We believe customers converting in-house transcription to our services realize on average a 20-25% direct cost advantage compared to in-house transcription in addition to the benefits achieved through improved cash flow management. Additionally, our “partnership” approach to medical transcription emphasizes the process improvement benefits for the customer, including customer-tailored interfacing and workflow, higher quality and faster turnaround times that can be achieved by outsourcing the medical transcription function. Outsourcing the medical transcription function with our systems generally does not require a change in physician behavior, nor does it require the elimination of jobs for a facility’s in-house MTs, as we generally offer to hire the customer’s in-house MTs as our employees to continue to serve the customer’s account.
      We also target hospitals and group practices that have previously outsourced the medical transcription function to a competitor, but are dissatisfied with their current service levels. Because these potential customers have already outsourced their medical transcription function, they typically can be brought on-

line quickly through the numerous application programming interfaces that we have developed with minimal disruption to the healthcare facility.
      In addition to the face-to-face interaction of our sales force with potential customers, we utilize various marketing initiatives to build brand awareness among our current and potential customers. We also advertise regularly through (i) health information management-focused print and electronic trade journals; (ii) attendance at and sponsorship of industry trade shows sponsored by national organizations such as the American Health Information Management Association, Healthcare Information Management Systems Society, Healthcare Financial Management Association, and the Medical Group Management Association; (iii) numerous state and regionally sponsored trade show events; and (iv) special events we sponsor. Trade shows, in particular, have historically been a valuable source of new business. In addition, we maintain a website at www.spheris.com, which provides general information regarding our products and services.
Technological Capabilities
      Our service systems are dependent on technology and require expertise in both hardware and software development. We have made significant investments to develop technologies beyond current customer requirements in an effort to remain at the forefront of technology. We also license certain of our intellectual property from third-parties. As a result of our investment in technology, we have scalable technology platforms that allow us to deliver and analyze data, manage our MT workforce and services, coordinate custom-tailored solutions with our clients and interface with our customers’ in-house systems without disrupting physician workflow. We believe our systems are capable of a service load significantly larger than our current service load, enabling us to leverage our existing technological infrastructure.
      Our team of implementation technologists has developed customer-tailored interfaces built on industry standard HL7 protocols that provide the flexibility to serve a variety of different customer types. The consolidated systems architecture provides significant operational efficiencies by enabling easier training of system specialists, customers, MTs and help desk operations.
      Our management believes our integrated technology approach differentiates us from our competition and that our medical information systems and technological infrastructure serve as a competitive advantage, increasing the efficiency of our employees and fulfilling the needs of our customers. We expect to be able to transfer customers to our next generation platforms if the customer so desires and has the technological ability to do so.
Spheris Medical Transcription Platforms
      Spheris utilizes a Web-based remote MT network to deliver greater speed, accuracy and cost efficiencies to the medical transcription process. In addition to its existing technological capabilities, Spheris acquired a new transcription platform in connection with the acquisition of Vianeta, which will be combined with the best attributes of its current medical transcription system. At the center of the new Spheris transcription platform will be attributes of Spheris’ existing proprietary systems, as well as certain enhancements based on customer feedback and technology advancements, that manage dictation, transcription, workflow, electronic approvals, document management and reporting. Features of our transcription platforms include the following:

•	an ability to view, edit and electronically sign and print medical records from any computer with a Web browser;

•	secure private frame relay connections and virtual private network access;

•	all transactions are password-protected and audit logged for compliance;

•	an ability to view a range of management and business intelligence reports;

•	system functionality provided for query, viewing, editing, printing, faxing, storage and uploading to the healthcare facility’s electronic medical records system;

•	an ability to integrate with the customer’s health information and dictation systems to ensure smooth implementations and transitions, with uninterrupted workflow;

•	an ability to assume responsibility for the servers, networks, software, secure lines and other critical components behind the customers’ medical transcription needs, including assuming the burden of purchasing, maintaining and upgrading technology; and

•	all voice and text files are secured at one of our enterprise level national data centers, which are supported by emergency power and backup systems.
Intellectual Property
      We rely upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee and client nondisclosure agreements, contractual provisions and technical measures to protect the intellectual property used in our business. We have one pending trademark application for the mark SPHERIS, for which a notice of allowance has been issued, as well as a registered trademark for HEALTHSCRIBE. We also have ownership rights to several domain names, including “www.spheris.com” and other domain names that either are or may be relevant to conducting our business. Our inability to protect our mark and domain names adequately could have a material adverse effect on our business and impair our ability to protect and maintain our brand.
      We also rely on a variety of intellectual property rights that we license from third parties, including various components of our medical transcription platforms. Although we believe there are alternative technologies generally available to replace such licensed software, these third-party licenses may not continue to be available to us on commercially reasonable terms. Our loss or inability to maintain or obtain upgrades to any of these licenses, or inability to obtain alternative technologies, could harm us. The steps we have taken to protect our proprietary rights may not be adequate, and we may not be able to secure trademark or service mark registrations for marks in the United States or in foreign countries. Third parties may infringe upon or misappropriate our copyrights, trademarks, service marks and other intellectual property rights. It is possible that competitors or others will adopt product or service names similar to our trade names, which could impede our efforts to build brand identity and possibly lead to customer confusion. Our failure to protect our marks and domain names adequately could hurt our ability to establish and maintain our brand. In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property and proprietary rights. Litigation would divert management resources and be expensive, and may not effectively protect our intellectual property.
Competition
      The medical transcription outsourcing industry is highly fragmented. We estimate that the top ten firms in the industry account for less than 10% of the total outsourcing market. There are currently two large national service providers, one of which is Spheris and the other of which is MedQuist (OTC: MEDQ.PK), several mid-sized service providers with annual revenues between $10.0 million and $40.0 million, and hundreds of smaller, independent businesses. Most of the outsourcing providers are U.S. based, but there are several companies, including us, that have a global presence. Currently, we believe only the two large national providers have the capabilities to target large, technologically sophisticated health care providers on a consistent basis. Most mid-sized and smaller industry participants, especially most global companies, compete primarily on price, because they lack the service levels, scale and capability for technological integration necessary to target high-end customers on a consistent basis. We also compete with in-house transcription departments of hospitals and group practices. We believe that approximately 50% of medical transcription services in our addressable market currently are performed in-house by healthcare facilities. To compete with in-house transcription departments, we must be able to offer a cost-effective alternative to in-house transcription by offering technology improvements, lower costs, faster turnaround times, higher quality, a scalable model and access to professional MTs.

Properties
      We currently do not own any real property. We currently lease 26,084 square feet of office space in Franklin, Tennessee, which houses our corporate headquarters and our Tennessee data center. The lease on this space is scheduled to expire on December 31, 2006. We also lease 4,680 square feet of office space in Nashville, Tennessee for storing, shipping and redeployment of computers. This lease is scheduled to expire in April 2008. In addition, we lease 17,585 square feet of office space in St. Petersburg, Florida where several operational employees are located, including our help desk operations. This lease is scheduled to expire in January 2007. We also lease 23,407 square feet of office space in Sterling, Virginia, which houses a data center. This lease is scheduled to expire in December 2013. We are currently evaluating our space requirements for the locations under leases set to expire in the next 12 months, including the possible renewal of the existing leases or the relocation of these offices.
      In addition, we lease 54,500 square feet of space in Koramangla, Bangalore, India, and 38,987 square feet of space in Coimbatore, India, where our global transcription facilities are located. These leases are scheduled to expire in April 2008 and April 2015, respectively.
Employees
      As of March 11, 2006, we had approximately 6,300 employees, including approximately 5,200 MTs. None of our employees are represented by a labor union. We consider relations with our employees to be good.
Regulatory Matters
      Virtually all aspects of the practice of medicine and the provision of healthcare services are regulated by federal or state statutes and regulations, by rules and regulations of state medical boards and state and local boards of health, and by codes established by various medical associations. We have attempted to structure our operations to comply with these regulations. Although we are not currently subject to direct regulation as an outsourcing services provider, future government regulation of the practice of medicine and the provision of healthcare services may require us to restructure our operations in order to comply with such regulations. Bills introduced during recent sessions of the U.S. Congress have sought to restrict the transmission of personally identifiable information regarding a U.S. resident to any foreign affiliate, subcontractor or unaffiliated third party without adequate privacy protections or without providing notice of the transmission and an opportunity to opt out. Some of the proposals would require patient consent. The proposed laws would impose liability on healthcare businesses arising from the improper sharing or other misuse of personally identifiable information. Some proposals would create a private civil cause of action that would allow an injured party to recover damages sustained as a result of a violation of the new law.
      HIPAA also contains provisions regarding standardization, privacy, security and administrative simplification in the healthcare industry. As a result of regulations that have been proposed and enacted under HIPAA, we have made and will continue to make investments to support customer operations in areas such as:

•	electronic transactions involving healthcare information;

•	privacy of individually identifiable health information; and

•	security of individually identifiable healthcare information and electronic signatures.
      The HIPAA regulations governing the performance of certain transactions electronically established a standard format for the most common healthcare transactions, including claims, remittance, eligibility and claims status. Regulations issued pursuant to HIPAA also establish national privacy standards for the protection of individually identifiable health information. A substantial part of our activities involves the receipt or delivery of confidential health information concerning patients of our customers in connection with the provision of transcription services to participants in the healthcare industry. As a result, we are required by contract to comply with certain aspects of the HIPAA privacy regulations. Our contractual obligations may restrict the manner in which we transmit and use certain information.
      The HIPAA security regulations establishing security requirements for electronic individually identifiable health information became mandatory for covered healthcare providers on April 20, 2005. The regulations require covered healthcare providers to implement administrative safeguards, physical safeguards, technical security services and technical security mechanisms with respect to information that is electronically maintained or transmitted in order to protect the confidentiality, integrity and availability of individually identifiable health information. We are required by contract to protect the security of this information. Regulations establishing standards for electronic signatures have been proposed but not finalized.
      We have designated a HIPAA compliance officer and have implemented physical, technical and administrative safeguards related to the access, use and/or disclosure of individually identifiable health information to help ensure the privacy and security of this information consistent with the requirements of HIPAA. Although it is not possible to anticipate the total effect of these regulations, the Company has made and continues to make investments in medical transcription systems to support customer operations that are regulated by HIPAA.
Legal Proceedings
      Although from time to time we are subject to various legal proceedings in the course of conducting our business, we are not currently a party to any material pending legal proceeding nor, to our knowledge, is any legal proceeding currently threatened against us.

MANAGEMENT
      The following sets forth certain information concerning our directors, named executive officers (as defined below) and other executive officers:

Name	Age	Position

Simpson, Steven	46	President and Chief Executive Officer; Director
Degati, Joe	41	Chief Information Officer
James, Anthony	39	Chief Operating Officer
Mack, Chris	40	Chief Financial Officer
Panoff, James	49	Executive Vice President, Sales and Marketing
Stevens, Gregory	41	Chief Administrative Officer, General Counsel and Secretary
Ackerman, Joel	40	Director
Bilzin, Jonathan	33	Director
King, Mike	67	Director
Moszkowski, Neal	39	Director
Smith, Wayne	60	Director
Wenstrup, David J.	41	Director
      Steven Simpson has served as our President and Chief Executive Officer and was elected to the Board of Directors in August 2002. Prior to joining Spheris, Mr. Simpson served as an officer of WebMD Corporation, a provider of healthcare transaction, information and technology services, ENVOY Corporation, a provider of electronic transaction processing services for the healthcare industry (“Envoy”), Johnson & Johnson, a manufacturer and seller of products related to human health and wellbeing, and HCA Inc., an owner and operator of hospitals and related healthcare facilities. Mr. Simpson also serves on the board of directors of VantageMed Corporation, a provider of healthcare information systems and services. Mr. Simpson holds a B.A. degree in Health and Physical Education and Secondary Education from Mercer University.
      Joe Degati joined Spheris as Chief Information Officer in April 2005. Prior to joining Spheris, he had 20 years of senior-level management experience in information technology for the retail, manufacturing, marketing and service industries for companies such as Novartis Pharamaceuticals, Andersen Consulting and Footstar, Inc. Most recently, Mr. Degati served as Senior Vice President and Chief Information Officer for Cendant — Progeny Marketing Innovations. He holds a B.A. in Computer Science from Columbia University.
      Anthony James has served as the Chief Operating Officer of Spheris since December 2005. Prior to that, Mr. James served as the Company’s Chief Financial Officer from January 2001 to December 2005 and Corporate Controller from November 1999 to January 2001. Prior to joining Spheris, Mr. James worked in a variety of financial roles over a seven year tenure with Mariner Post-Acute Network, a long-term care company. Additionally, Mr. James worked for two years in public accounting for Schoenauer Musser & Co. Mr. James is a Certified Public Accountant and holds a B.A. degree in Accounting from the University of Northern Iowa.
      Chris Mack has served as interim Chief Financial Officer since December 2005. Following the acquisition of HealthScribe in December 2004, Mr. Mack joined Spheris to lead the integration efforts for the combined entity post-merger. Prior to joining Spheris, Mr. Mack was the Chief Financial Officer for HealthScribe since 2002. Prior to joining HealthScribe, Mr. Mack was President and Chief Financial Officer of ITC Learning Corporation, a technology-based training and education company. Mr. Mack is a Certified Public Accountant and received a B.S. in Accounting from Shepherd College.
      James Panoff has served as Executive Vice President, Sales and Marketing, since August 2003. From 1999 to 2003, Mr. Panoff served as the Senior Vice President of Operations and Corporate Development

for Concentra Preferred Systems, a division of Concentra Inc. (“Concentra”), the nation’s largest occupational health organization. In 2002, Mr. Panoff also served as Chief Operating Officer at Health Network Systems, which had been recently acquired by Concentra. Mr. Panoff earned his B.A. degree in Organizational Communications from Virginia Polytechnic Institute.
      Gregory Stevens has served as our Chief Administrative Officer, General Counsel and Secretary since July 2003. Prior to joining Spheris in 2003, Mr. Stevens was in private practice representing a variety of public and private companies, including serving as Acting General Counsel and Secretary for Luminex Corporation, a manufacturer of biological testing technology for the life sciences industry. From 1996 to 2002, Mr. Stevens served as Senior Vice President and General Counsel for Envoy. He practiced corporate and securities law with Bass, Berry & Sims PLC in Nashville, Tennessee from 1990 to 1996. Mr. Stevens received his B.A. degree in Economics and History and his J.D. degree from Vanderbilt University.
      Joel Ackerman joined the Spheris Board of Directors in November 2004. Mr. Ackerman is a general partner of Warburg Pincus & Co. and a Managing Director of Warburg Pincus, LLC, where he has been employed since 1993. He is a director of Coventry Health Care, Inc., a national managed healthcare company, and Medical Staffing Network, a leading medical staffing company and provider of per diem nursing staffing services, as well as several privately held companies. Mr. Ackerman received a B.A. in Physics from Columbia University and a M.A. in Physics from Harvard University. Mr. Ackerman was appointed to the Board as a representative of Warburg Pincus.
      Jonathan Bilzin joined the Spheris Board of Directors in November 2004. Mr. Bilzin is the Managing Director of TowerBrook Capital Partners — New York. Since August 1999 and prior to the formation of TowerBrook, Mr. Bilzin was a partner at Soros Private Equity Partners, a division of Soros Fund Management LLC. He currently serves on the board of directors of several privately held companies. Mr. Bilzin received a B.B.A. from the University of Michigan and a master of business administration from the Graduate School of Business of Stanford University. Mr. Bilzin was appointed to the Board as a representative of TowerBrook.
      Mike King joined the Spheris Board of Directors in December 2004 following the company’s acquisition of HealthScribe. Mr. King was Chairman and Chief Executive Officer of HealthScribe until the acquisition by Spheris. Prior to joining HealthScribe in 1999, he served as Chairman and Chief Executive Officer of The Compucare Company, an application software vendor focused on the healthcare provider market place. Educated in England, Mr. King holds a degree in Mechanical Engineering from the University of Sheffield and in Management Studies from the University of Hatfield (now known as the University of Herfordshire).
      Neal Moszkowski joined the Spheris Board of Directors in November 2004. Mr. Moszkowski is Co-CEO of TowerBrook Capital Partners — New York. Since August 1998 and prior to the formation of TowerBrook, Mr. Moszkowski was Co-Head of Soros Private Equity Partners LLC, a division of Soros Fund Management LLC. He currently serves as a director of Bluefly, Inc., an online discount apparel retailer; JetBlue Airways Corporation, a passenger airline; and WellCare Health Plans, Inc., a managed care services provider, as well as several privately held companies. Mr. Moszkowski received his undergraduate degree from Amherst College and a master of business administration from the Graduate School of Business of Stanford University. Mr. Moszkowski was appointed to the Board as a representative of TowerBrook.
      Wayne Smith joined the Spheris Board of Directors in August 2001. Mr. Smith has been the Chairman of the Board, President and CEO of Community Health Systems, Inc., which owns and operates full-service, acute care hospitals in non-urban communities, since January 1997. Mr. Smith currently serves on the Boards of Almost Family, Inc., a provider of home health nursing services and adult day health services, and Praxair, Inc., the largest industrial gases company in North and South America, as well as several privately held companies. He also was the 2003 Chairman of the Federation of America’s Hospitals. Mr. Smith holds both a bachelor of science and master of science from Auburn University and a master of science in health care administration from Trinity University. He studied at the King’s Fund College of Hospital Administration in London, England and spent four years as a Captain in the U.S. Army Medical Service.
      David J. Wenstrup joined the Spheris Board of Directors in November 2004. Mr. Wenstrup is a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus LLC, where he has been employed since 1997. He is a director of Medical Staffing Network Holdings, Inc., a medical staffing company and provider of per diem nursing staffing services, as well as several privately held companies. Mr. Wenstrup received a bachelor of science in electrical engineering from Northwestern University, a master of science in electrical engineering and a master of business administration, both from Massachusetts Institute of Technology. Mr. Wenstrup was appointed to the Board as a representative of Warburg Pincus.
Executive Compensation
      The following table sets forth the compensation earned by our Chief Executive Officer, our other four most highly compensated executive officers serving at December 31, 2005, and one additional person who would have been included if he would have been an executive officer at December 31, 2005 (collectively referred to as “named executive officers”):
Summary Compensation Table

						Long-Term
						Compensation
				Other Annual
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation		Restricted Stock(A)

Steven Simpson	2005	$325,000	$65,000	$2,063		$46,743
Chief Executive Officer
Anthony James	2005	191,154	22,000	2,094		14,607
Chief Operating Officer
Christopher Mack	2005	171,421	19,000	3,483		41,000
Chief Financial Officer
James Panoff	2005	175,000	17,500	37,357	(B)	5,843
EVP, Sales and Marketing
Gregory Stevens	2005	190,000	19,000	4,169		11,686
Chief Administrative Officer, General Counsel and Secretary
David Ehrhardt(C)	2005	229,619	22,700	480,900	(C)	17,529
Former Chief Operating Officer

(A)	Represents the value at grant of shares of restricted common stock in Spheris Holding III. The following chart sets forth the date of grant, total number of shares awarded and the number and value of aggregate restricted stock holdings as of December 31, 2005:

			Restricted	Value at
	Date of Grant	Total Awarded	at 12/31/05	12/31/05

Steven Simpson	1/3/05	4,674,286	3,603,095	$1,405,207
Anthony James	1/3/05	1,460,714	1,125,967	$439,127
Christopher Mack	3/11/05;11/10/05	200,000/100,000	300,000	$117,000
James Panoff	1/3/05	584,286	450,387	$175,651
Gregory Stevens	1/3/05	1,168,571	900,773	$351,302
David Ehrhardt(C)	1/3/05	1,752,857	1,351,165	$526,953

All of these shares of restricted stock vest in equal monthly installments over 48 months, except for those granted to Mr. Mack. Mr. Mack’s 200,000 share grant vests 1/4th on March 11, 2006 and 1/48th per month thereafter. Mr. Mack’s 100,000 share grant vests 1/4th annually over four years. Spheris Holding III has not historically paid dividends on its common stock and does not anticipate paying dividends on its common stock in the future.

(B)	Other annual compensation for Mr. Panoff for 2005 represents commission payments.

(C)	Other annual compensation for Mr. Ehrhardt for 2005 represents severance amounts due under his employment agreement that were paid in January 2006. Upon his termination, approximately 1.5 million shares of his restricted stock were forfeited.
      There are no outstanding options to purchase our capital stock or stock appreciation rights in respect of our capital stock.
Employment Agreements
      We have entered into employment agreements with all of our named executive officers. Each of the agreements for Messrs. James, Panoff and Stevens are for initial terms of two years with automatic annual renewals unless either party gives the other notice prior to the end of the then current term. The agreement with Mr. Simpson is for an initial term of three years with automatic annual renewals unless either party gives the other notice prior to the end of the then current term. Mr. Mack’s employment agreement does not have a specified term. Under their respective employment agreements, each of the named executive officers will receive the annual base salary set forth next to his name for 2006, subject to increase by the board of directors:

Annual Base
Name	Salary

Steven Simpson	$336,700
Anthony James	$220,000
Christopher Mack	$190,000
James Panoff	$180,250
Gregory Stevens	$197,600
      In addition to the above compensation, each executive subject to an employment agreement is eligible for an annual bonus based on attainment of individual and Company performance criteria determined by the board of directors for each fiscal year of employment and is entitled to any other benefits made available by us to other senior executives. The target annual bonuses are based on a percentage of each executive’s base salary as follows:

Target Bonus
Name	Percentage

Steven Simpson	100%
Anthony James	50%
Christopher Mack	50%
James Panoff	50%
Gregory Stevens	50%
      With respect to the employment agreements for Messrs. Simpson, James and Stevens, each such executive’s employment will continue until his:

•	Resignation with or without good reason, or his disability or death, or

•	Termination of employment by the Company with or without cause.
      If such executive’s employment is terminated by us “without cause” or by the executive for “good reason” (each as defined in the executive’s employment agreement), the executive shall be entitled to (a) receive all accrued obligations, including any unpaid annual bonus, (b) receive severance payments equal to his annual base salary for a period of 12 months, (c) receive severance payments equal to the executive’s Pro Rata Bonus (as defined in the executive’s employment agreement) and (d) receive payment of COBRA premiums in excess of cost of health insurance coverage for active employees for one year following the date of termination (or the executive’s earlier employment by any other person or entity). If such executive’s employment is terminated “with cause” (as defined in the executive’s employment agreement), the executive shall only be entitled to receive his accrued salary through the termination date and the other benefits required by applicable law or otherwise specifically provided for in our applicable employee benefits plans. If such executive terminates his employment without “good reason,” the executive shall only be entitled to receive his accrued salary and unpaid bonus through the termination date and the other benefits required by applicable law or otherwise specifically provided for in our applicable employee benefit plans. If such executive is terminated as a result of his death or disability, he shall be entitled to receive his accrued salary, unpaid bonus and Pro Rata Bonus through the termination date and the other benefits required by applicable law or otherwise specifically provided for in our applicable employee benefit plans.
      In addition to the provisions set forth above, if (i) a Change in Control (as defined in the executive’s employment agreement) occurs prior to the date Mr. Simpson’s employment is terminated or (ii) Mr. Simpson’s termination occurs in anticipation of a Change in Control, all equity incentives held by Mr. Simpson shall immediately vest and become exercisable. Mr. Simpson is also entitled to carry forward any unused vacation or paid time off during a calendar year, or have such amounts paid off following the end of the applicable year, as determined by the board of directors. All such amounts shall be paid in full to Mr. Simpson upon termination, unless he is terminated “with cause.”
      With respect to the employment agreement for Mr. Panoff, his employment will continue until his:

•	Resignation, disability or death, or

•	Termination of employment by the Company with or without cause.
      If such executive’s employment is terminated by us “without cause” (as defined in the executive’s employment agreement), the executive shall be entitled to (a) receive all accrued obligations, including any unpaid annual bonus, (b) receive a severance payment equal to his annual base salary for a period of six months and (c) receive payment of COBRA premiums in excess of cost of health insurance coverage for active employees for six months following the date of termination (or the executive’s earlier employment by any other person or entity). If such executive’s employment is terminated “with cause” (as defined in the executive’s employment agreement), the executive shall only be entitled to receive his accrued salary through the termination date and the other benefits required by applicable law or otherwise specifically provided for in our applicable employee benefits plans. If such executive resigns from his employment, the executive shall only be entitled to receive his accrued salary through the termination date and the other benefits required by applicable law or otherwise specifically provided for in our applicable employee benefit plans. If such executive is terminated as a result of his death or disability, he shall be entitled to receive his accrued salary and any unpaid bonus through the termination date and the other benefits required by applicable law or otherwise specifically provided for in our applicable employee benefit plans.
      With respect to Mr. Mack’s employment agreement, if his employment is terminated by us without cause during the first 12 months of his relocation to Tennessee, Mr. Mack shall be entitled to receive (i) his base salary earned through the date of termination and (ii) continuation of his base salary for a period of 12 months from the date of termination. In addition Mr. Mack is entitled to a relocation bonus in an amount not to exceed $75,000.
      Each named executive officer has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions, methods and other work product relating to his employment belong to us. Also, for a period of one year following an executive’s termination of employment, he agrees not to engage in any business engaged in by us in the United States. Furthermore, during the non-compete period, executive agrees not to solicit our customers, suppliers, or other business relations or solicit or hire our employees.
      Mr. Ehrhardt was a party to an employment agreement with the Company pursuant to which he received a lump sum payment of $476,700 upon termination, as well as payment of COBRA premiums until the 18-month anniversary of such termination.

      The foregoing summary of the principal features of our current named executive officers’ employment agreements is qualified in its entirety by reference to the actual text of such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.
Stock Incentive Plan
      On November 5, 2004, Spheris Holding III adopted the Spheris Holding III, Inc. Stock Incentive Plan (“Incentive Plan”) for issuance of stock to our employees, non-employee directors and other designated persons providing substantial services to Spheris. The Incentive Plan reserves a total of 14,607,143 shares of common stock for issuance pursuant to the grant of stock options and restricted stock. As of February 28, 2006, 11,981,405 shares of restricted stock have been granted and are outstanding to employees and non-employee directors of the Company, which will vest ratably on a monthly or annual basis (as set forth in the applicable restricted stock agreement) over the four year period following the date of grant, subject to acceleration of vesting upon a change in control. To date, no stock options have been granted under the Incentive Plan.
Directors Compensation
      We have not historically provided cash compensation to non-employee directors for their services as directors apart from reimbursement for their reasonable expenses incurred in attending meetings of the board of directors. In 2005, we granted each of our non-employee directors 50,000 shares of Spheris Holding III restricted stock which will vest in equal annual installments over four years. We are currently exploring compensation alternatives, which may include a cash component, for our non-employee directors on a go-forward basis.
Audit Committee Financial Expert
      The Board of Directors of the Company has determined that Wayne Smith qualifies as an “Audit Committee Financial Expert” as defined by the regulations of the Commission adopted pursuant to the Sarbanes-Oxley Act of 2002 and that Wayne Smith is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.
Compensation Committee Interlocks and Insider Participation
      The members of the Compensation Committee are responsible for determining executive compensation and equity grants to executive officers. During 2005, the following directors served on the Compensation Committee: Messrs. Smith (Chairman), Ackerman and Bilzin. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      Spheris is a wholly owned subsidiary of Spheris Holding II and Spheris Holding II is a wholly owned subsidiary of Spheris Holding III. Neither Spheris nor Spheris Holding II has any outstanding options, restricted stock or convertible securities.
      The following table sets forth certain information regarding the beneficial ownership of the equity securities of Spheris Holding III as of March 31, 2006 with respect to each beneficial owner of more than five percent of the outstanding equity securities of Spheris Holding III and beneficial ownership of the equity securities of Spheris Holding III by each director and executive officer and all directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules and regulations of the Commission. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes common stock issuable upon conversion of Series A Convertible Preferred Stock beneficially owned by such persons and the shares of restricted common stock held by such persons. Percentage of ownership is based on approximately 137,360,785 shares of common stock (on an as-converted basis) outstanding as of March 31, 2006. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

	Common Stock
	Beneficially Owned
	(On an as-Converted Basis)

Name(1)	Shares	Percentage

Warburg Pincus Private Equity VIII, L.P.(2)(3)(4)	86,052,481	62.6%
Spheris Investment LLC(2)(4)	78,369,034	57.1%
TowerBrook Investors L.P.(5)	39,311,897	28.6%
Steven E. Simpson(6)	8,258,529	6.0%
Joe Degati(7)	500,000	*
Anthony James(8)	2,330,533	1.7%
Christopher Mack(9)	300,000	*
James Panoff(10)	696,176	*
Gregory Stevens(11)	1,884,307	1.4%
Joel Ackerman(2)(12)	86,052,481	62.6%
Jonathan Bilzin(5)(13)	39,311,897	28.6%
Mike King(14)	50,000	*
Neal Moszkowski(5)(15)	39,311,897	28.6%
Wayne Smith(16)	261,537	*
David J. Wenstrup(2)(17)	86,052,481	62.6%
All directors and executive officers as a group (12 persons)(18)	134,152,235	97.7%

*	Less than one percent

(1)	Unless otherwise indicated, the address of each listed person is c/o Spheris Holding III, Inc., 720 Cool Springs Boulevard, Suite 200, Franklin, TN 37067.

(2)	Address is 464 Lexington Avenue, New York, NY 10017-3147.

(3)	The holdings of Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) include the holdings of Warburg Pincus Netherlands Private Equity VIII C.V.I (“WP Netherlands”) and Warburg Pincus Germany Private Equity VIII KG, which, together with WP Netherlands, are referred to as the related funds. These holdings include approximately 7,683,447 shares of common stock issuable upon conversion of 6,778,215 shares of Series A Convertible Preferred Stock held directly by WP VIII and the related funds. Warburg Pincus Partners LLC (“WPP LLC”) is the sole general partner of WP VIII and the related funds which hold the securities of record, and Warburg Pincus LLC (“WP LLC”) manages each of WPP LLC, WP VIII and the related funds. Warburg Pincus & Co. (“WP & Co.”) is the sole managing member of WPP LLC. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP & Co. and Co-Presidents and Managing Members of WP LLC. Each of WP & Co., WPP LLC, WP LLC, Mr. Kaye and Mr. Landy disclaims beneficial ownership of the shares of common stock reported herein as beneficially owned by WP VIII and the related funds.

(4)	Includes approximately 78,369,034 shares of common stock issuable upon conversion of 69,141,454 shares of Series A Convertible Preferred Stock held by Spheris Investment LLC. WP VIII and the related funds are the managing members of Spheris Investment LLC and, as such, have voting and investment power over certain shares of Spheris Investment LLC not directly attributable to WP VIII or the related funds. As a result, WP VIII, the related funds, WP & Co., WPP LLC, WP LLC, Charles R. Kaye and Joseph P. Landy may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of all of the common stock of Spheris Holding III, Inc. owned by Spheris Investment LLC, including the shares of common stock of Spheris Holding III, Inc. not directly attributable to WP VIII. Each of WP VIII, the related funds, WP & Co., WPP LLC, WP LLC, Charles R. Kaye and Joseph P. Landy disclaims beneficial ownership of all shares of common stock of Spheris Holding III, Inc. reported herein as beneficially owned by Spheris Investment LLC which are not directly attributable to WP VIII or the related funds.

(5)	Includes 39,311,897 shares of common stock which are issuable upon conversion of 34,680,330 shares of Series A Convertible Preferred Stock. Address is 430 Park Avenue, New York, NY 10022. TowerBrook Investors L.P. (“TowerBrook”) is a Delaware limited partnership. Its general partner is TCP General Partner L.P., a Delaware limited partnership (“TCP GP”). An investment committee of TCP GP exercises exclusive decision making authority with regard to the acquisition and disposition of, and voting power with respect to, investments by TowerBrook. TCP GP’s general partner is TowerBrook Capital Partners LLC, a Delaware limited liability company, whose controlling members are Neal Moszkowski and Ramez Sousou, who in such capacity may be deemed to have shared voting and dispositive power over securities held for the account of TowerBrook. Mr. Bilzin is the Managing Director of TowerBrook Capital Partners LLC-New York. Each of Mr. Moszkowski, Mr. Sousou and Mr. Bilzin disclaim beneficial ownership of such securities except to the extent of any pecuniary interest therein.

(6)	Includes 3,310,953 shares of restricted common stock for which the restrictions have not lapsed. Mr. Simpson also holds 3,145,667 Class A Units of Spheris Investment LLC, representing an economic interest in approximately 3,584,243 shares of common stock issuable upon conversion of approximately 3,145,667 of the shares of Series A Convertible Preferred Stock held by Spheris Investment LLC.

(7)	Includes 500,000 shares of restricted common stock for which the restrictions have not lapsed.

(8)	Includes 1,034,672 shares of restricted common stock for which the restrictions have not lapsed. Mr. James also holds 760,331 Class A Units of Spheris Investment LLC, representing an economic interest in approximately 869,819 shares of common stock issuable upon conversion of approximately 760,331 of the shares of Series A Convertible Preferred Stock held by Spheris Investment LLC.

(9)	Includes 300,000 shares of restricted common stock for which the restrictions have not lapsed.

(10)	Includes 413,869 shares of restricted common stock for which the restrictions have not lapsed. Mr. Panoff also holds 97,806 Class A Units of Spheris Investment LLC, representing an economic interest in approximately 111,890 shares of common stock issuable upon conversion of approximately 97,806 of the shares of Series A Convertible Preferred Stock held by Spheris Investment LLC.

(11)	Includes 827,738 shares of restricted common stock for which the restrictions have not lapsed. Mr. Stevens also holds 625,643 Class A Units of Spheris Investment LLC, representing an economic interest in approximately 715,736 shares of common stock issuable upon conversion of approximately 625,643 of the shares of Series A Convertible Preferred Stock held by Spheris Investment LLC.

(12)	Represents shares that may be deemed to be beneficially owned by WP & Co. Mr. Ackerman is a general partner of WP & Co. and a managing director and member of WP LLC. All shares indicated as beneficially owned by Mr. Ackerman are included because of his affiliation with WP & Co. and WP LLC. Mr. Ackerman disclaims beneficial ownership of all shares which may be deemed to be beneficially owned by WP & Co. and WP LLC.

(13)	Represents shares held by TowerBrook, as described in note (5).

(14)	Includes 36,458 shares of restricted common stock for which the restrictions have not lapsed.

(15)	Represents shares held by TowerBrook, as described in note (5).

(16)	Includes 36,458 shares of restricted common stock for which the restrictions have not lapsed. Mr. Smith also holds 200,000 Class A Units of Spheris Investment LLC, representing an economic interest in approximately 211,537 shares of common stock issuable upon conversion of approximately 200,000 of the shares of Series A Convertible Preferred Stock held by Spheris Investment LLC.

(17)	Represents shares that may be deemed to be beneficially owned by WP & Co. Mr. Wenstrup is a general partner of WP & Co. and a managing director and member of WP LLC. All shares indicated as beneficially owned by Mr. Wenstrup are included because of his affiliation with WP & Co. and WP LLC. Mr. Wenstrup disclaims beneficial ownership of all shares which may be deemed to be beneficially owned by WP & Co. and WP LLC.

(18)	Includes all shares which may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by directors and executive officers. Also includes (i) 86,052,481 shares which Mr. Ackerman and Mr. Wenstrup may be deemed to be beneficially own by virtue of their affiliation with WP & Co. and WP LLC, and (ii) 39,311,897 shares which Mr. Bilzin and Mr. Moszkowski may be deemed to beneficially own by virtue of their affiliation with TowerBrook.

DESCRIPTION OF CERTAIN INDEBTEDNESS
      We summarize below the principal terms of the agreements that govern our senior secured credit facilities. This summary is not a complete description of all the terms of such agreements.
Senior Secured Credit Facilities

General
      We entered into a senior secured credit agreement in November 2004, with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of the senior secured credit facilities, as amended.
      Our senior secured credit facilities provide for senior secured financing of $100.0 million, consisting of:

•	a $75.0 million term loan facility with a maturity of six years that was drawn in full in connection with the consummation of our acquisition in November 2004; and

•	a $25.0 million revolving loan facility, including a letter of credit sub-facility of $10.0 million and a swingline loan sub-facility of $5.0 million, that will terminate five years after November 5, 2004.
      In addition, we have the right to request (but no lender is committed to provide) additional term loans in the amount of $50.0 million under the senior secured credit facilities, subject to the satisfaction of customary conditions, including our being in pro forma compliance with the financial covenants in the credit agreement and our pro forma compliance with a leverage ratio and a senior secured leverage ratio, in each case after giving effect to any such additional term loan borrowings. The interest rate on any such additional term loans will be determined at the time of borrowing, and the interest rate on the existing term loan will be increased if the rate on the additional term loans exceeds the rate on the existing term loan by more than 0.5% per annum.
      All borrowings under the senior secured credit facilities are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.
      Proceeds of the initial $75.0 million in term loans were used to finance the November 2004 Recapitalization. The proceeds of any revolving loan will be used to provide financing for working capital and general corporate purposes. The proceeds of any additional term loans will be used for general corporate purposes.

Interest and Fees
      The interest rates per annum applicable to loans, other than swingline loans, under our senior secured credit facilities are, at our option, equal to either an alternate base rate or an adjusted LIBO rate for one-, two-, three-, six-or, under certain circumstances, twelve-month interest periods chosen by us, in each case, plus an applicable margin percentage. The interest rate per annum applicable to swingline loans will be equal to an alternate base rate plus an applicable margin percentage.
      The alternate base rate will be the greater of (1) JPMorgan Chase Bank, N.A.’s prime rate and (2) 50 basis points over the weighted average of the rates on overnight federal funds as published by the Federal Reserve Bank of New York. The adjusted LIBO rate will be determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject. The applicable margin percentage initially was a percentage per annum equal to (1) 2.25% for alternate base rate term loans, (2) 3.25% for adjusted LIBO rate term loans, (3) 2.00% for alternate base rate revolving loans and (4) 3.00% for adjusted LIBO rate revolving loans. The applicable margin percentage for alternate base rate term loans increased to 3.00% and the applicable margin percentage for adjusted LIBO rate term loans increased to 4.00% in connection with the syndication of the senior credit facilities. The applicable margin percentage under the revolving loan facility is subject to adjustment increments based on performance goals.
      On the last day of each calendar quarter, we are required to pay each lender a commitment fee in respect of any unused commitments under the revolving loan facility.

Prepayments
      Subject to exceptions, our senior secured credit facilities require mandatory prepayments of term loans based on a certain percentage of annual excess cash flow and net cash proceeds from asset sales and recovery events or the issuance of certain debt securities and equity interests.

Amortization of principal
      Our senior secured credit facilities require scheduled quarterly payments of principal on the term loans at the end of each of our fiscal quarters beginning on March 31, 2005 in aggregate annual amounts equal to 1% of the original aggregate principal amount of the original term loans, with the balance payable at final maturity. All scheduled amortization payments will be ratably increased by the aggregate principal amount of additional term loans, if any.

Collateral and guarantors
      Indebtedness under the senior secured credit facilities is guaranteed by our parent, Spheris Holding II, and all of our current and future domestic subsidiaries (with certain agreed exceptions) and is secured by a first priority security interest in substantially all of our, our parent’s and our current and future domestic subsidiaries’ existing and future property and assets (subject to exceptions set forth in the senior secured credit facilities), including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property, material owned real property (if any), owned cash and cash proceeds of the foregoing and first priority pledge of our capital stock and the capital stock of the subsidiary guarantors and 66% of the voting capital stock of our first tier foreign subsidiaries.

Restrictive covenants and other matters
      As of and for the period ending December 31, 2005, the senior secured credit facilities required that we comply with the following financial covenants: a minimum interest coverage ratio test (currently 1.5 to 1.0), a capital expenditure test (currently not to exceed $13.5 million per year) and a maximum leverage ratio test (currently 6.25 to 1.0). These financial covenants will become more restrictive over time. In addition, the senior secured credit facilities include negative covenants restricting or limiting our ability, and the ability of our parent and subsidiaries, to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale and/or leaseback transactions;

•	make loans and investments;

•	declare dividends or make payments on or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the exchange notes offered hereby;

•	amend or otherwise alter terms of our material indebtedness and other material agreements, including the exchange notes offered hereby;

•	sell assets;

•	transact with affiliates; and

•	alter the business that we conduct (and in the case of our parent, engage in any business activities other than those incidental to its ownership of us).
      Such negative covenants are subject to certain exceptions, including, among other things:

•	indebtedness, liens and investments existing the date the senior secured credit facilities were entered and intercompany indebtedness;

•	capital lease and synthetic lease obligations in an aggregate principal amount not in excess of $6.0 million at any one time outstanding;

•	indebtedness acquired or assumed in connection with a permitted acquisition in an aggregate principal amount not in excess of $10.0 million at any one time outstanding;

•	indebtedness of foreign subsidiaries not to exceed $10.0 million in the aggregate at any one time;

•	liens for taxes not yet due;

•	carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens arising in the ordinary course of business and not yet due and payable;

•	other liens that do not, individually or in the aggregate, secure obligations in excess of $10.0 million at any one time;

•	loans or advances made by us to any subsidiary or to Spheris Holding II or by any subsidiary to us, Spheris Holding II or another subsidiary;

•	investments in joint ventures or similar arrangements in an aggregate amount at any time outstanding not to exceed $2.5 million;

•	any subsidiary may change its form of organization or merge into another guarantor subsidiary; and

•	any subsidiary may declare and pay dividends or make other distributions ratably to its equity holders.
      The senior secured credit facilities contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facilities to be in full force and effect and change of control. If such an event of default occurs, the lenders under our senior secured credit facilities would be entitled to take various actions, including acceleration of amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Tax Sharing Agreement
      Spheris Holding III and related subsidiaries (the “filing group members”) file their U.S. federal and certain state income tax returns on a consolidated, unitary, combined, or similar basis. To accurately reflect each filing group member’s share of consolidated tax liabilities on separate company books and records, on November 5, 2004, Spheris Holding III and each of its subsidiaries (including us) entered into a tax sharing agreement. Under the terms of the tax sharing agreement, each subsidiary of Spheris Holding III is obligated to make payments on behalf of Spheris Holding III equal to the amount of the federal and state income taxes that its subsidiaries would have owed if such subsidiaries did not file federal and state income tax returns on a consolidated, unitary, combined or similar basis. Likewise, Spheris Holding III may make payments to subsidiaries if it benefits from the use of a subsidiary loss or other tax benefit. The tax sharing agreement allows each subsidiary to bear its respective tax burden (or enjoy use of a tax benefit, such as a net operating loss) as if its return was prepared on a stand-alone basis. To date, no amounts have been paid under this agreement.
Operating Agreement
      Steven Simpson, Anthony James, James Panoff, Gregory Stevens and other members of senior management (collectively, the “management members”) contributed shares of our common stock to Spheris Investment LLC (“Spheris Investment”) in exchange for Class A Units of Spheris Investment and entered into an operating agreement which governs Spheris Investment, along with Warburg Pincus and other members (including Wayne Smith, one of our directors). Spheris Investment is the majority equity holder of Spheris Holding III, our indirect parent.
      The operating agreement provides that Warburg Pincus Private Equity VIII, L.P. and the related funds will be the managing members of Spheris Investment, which we refer to herein as the “managing members.” Subject to certain customary exceptions, no management member may transfer any Class A Units or any interest therein unless the written consent of the managing members is obtained, and thereafter any proposed transfer by a management member will be subject to a right of first refusal running in favor of Warburg Pincus. The operating agreement provides that Warburg Pincus may transfer its Class A Units freely, provided that, in the event of certain types of transfers of Class A Units, the other members of Spheris Investment may participate in such transfers on a pro rata basis. The operating agreement further provides that, in the event of certain types of transfers of the preferred stock of Spheris Holding III, Spheris Investment will have the right to, and the managing members will agree to cause Spheris Investment to, participate in such transfers on a pro rata basis and distribute the proceeds to the holders of Class A Units.
      Pursuant to the terms of the operating agreement, but subject to certain limitations, the managing members may not authorize the issuance of additional membership units of Spheris Investment, including Class A Units, without the consent of the management members. In the event the managing members authorize the issuance of additional membership units, under certain circumstances, the managing members may permit the other members to participate in such proposed issuance. In the event Warburg Pincus desires to transfer its Class A Units to persons who are not affiliates of Warburg Pincus or Spheris Investment, the operating agreement permits Warburg Pincus to cause the other members of Spheris Investment to transfer their Class A Units for the same consideration proposed to be received by Warburg Pincus.
Stockholders’ Agreement
      The stockholders of Spheris Holding III entered into a stockholders’ agreement which governs the shares of capital stock of Spheris Holding III.
      The stockholders’ agreement provides that, subject to certain customary exceptions, in the event Spheris Holding III proposes to issue equity securities, Warburg Pincus, TowerBrook and Spheris

Investment are entitled to participate in such proposed issuance on a pro rata basis. Those participation rights, and certain other rights granted under the stockholders’ agreement, will terminate following a public offering of common stock of Spheris Holding III if the common stock so offered is then listed on the New York Stock Exchange or the American Stock Exchange or is quoted on the NASDAQ National Market System, and if the net proceeds to Spheris Holding III total at least $30.0 million. The stockholders’ agreement further provides that, from the date on which the agreement was signed for so long as Warburg Pincus and TowerBrook continue to own at least 5% of the common stock of Spheris Holding III, each of Warburg Pincus and TowerBrook has the right to have certain individuals designated by Warburg Pincus and TowerBrook, respectively, on the board of directors of Spheris Holding III. The number of board seats Warburg Pincus and TowerBrook may designate increases based on the number of shares of common stock owned by Warburg Pincus (and its affiliates) and TowerBrook. The stockholders’ agreement also provides that in the event Warburg Pincus proposes to sell Spheris Holding III to any unaffiliated third party, Warburg Pincus may require each other stockholder bound by the agreement to sell its shares of capital stock of Spheris Holding III (and otherwise vote in favor of, and waive any appraisal or similar rights in respect of, the sale), provided that, for so long as TowerBrook beneficially owns 5% of the common stock of Spheris Holding III, Warburg Pincus first offers to sell Spheris Holding III to TowerBrook.
      Without the approval of the board of directors of Spheris Holding III, which approval must include the affirmative vote of at least one director designated by Warburg Pincus, Spheris Holding III will not, and will not permit any subsidiary to, sell, lease, or dispose of assets in excess of $5.0 million outside of the ordinary course of business, incur indebtedness for borrowed money in excess of $2.0 million in any fiscal year, make capital expenditures in any fiscal year in excess of an amount equal to 110% of the capital expenditures described in the operating plan of Spheris Holding III, as approved by the board of directors of Spheris Holding III, for such fiscal year, engage in any material business or activity other than that described in the operating plan, materially change its accounting methods or policies or change its auditors, increase the compensation of its senior executives other than as described in the operating plan, approve the operating plan or take, agree to take or resolve to take any actions in furtherance of any of the foregoing.
Stockholders’ Registration Rights Agreement
      The Series A Convertible Preferred stockholders of Spheris Holding III are parties to a stockholders’ registration rights agreement pursuant to which Spheris Holding III granted such stockholders certain customary registration rights, including demand, piggy-back and Form S-3 registration rights.
Interests of Affiliates in the Exchange Offer
      None.

DESCRIPTION OF EXCHANGE NOTES
      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description the terms “Company,” “we,” “our” and “us” refer only to Spheris Inc. and not to any of its subsidiaries. Additionally, unless the context clearly indicates otherwise, the term “notes” “refers” to both the $125.0 million in aggregate principal amount of the Issuer’s outstanding 11% Senior Subordinated Notes due 2012 issued in a private placement on December 22, 2004, which we refer to as the outstanding notes, and the Issuers’ 11% Senior Subordinated Notes due 2012 that have been registered under the Securities Act and are offered hereby in exchange for the outstanding notes, which we refer to as the exchange notes.
      We will issue the exchange notes under an indenture among the Issuer, the Guarantors and The Bank of New York Trust Company, N.A., as trustee. This is the same indenture pursuant to which we issued the outstanding notes. The terms of the exchange notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
      The form and terms of the outstanding notes and the exchange notes to be issued in this exchange offer will be the same in all material respects.
      The outstanding notes and the exchange notes to be issued in this exchange offer will be treated as a single series under the indenture, including for purposes of determining whether the required percentage of Holders have given their approval or consent to any amendment or waiver or joined in directing the trustee to take certain actions on behalf of all Holders.
      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as holders of the notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.
      The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Exchange Notes
      The exchange notes:

•	are unsecured senior subordinated obligations of the Company;

•	are limited to an aggregate principal amount of $125.0 million, subject to our ability to issue additional notes;

•	mature on December 15, 2012;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company; and

•	are guaranteed on a senior subordinated basis by each Domestic Subsidiary (other than a Domestic Subsidiary that has Total Assets of $10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries) that is a Guarantor under the Credit Facilities or that has, in the aggregate, $15 million or more of Indebtedness outstanding owed to Persons other than the Company or a Restricted Subsidiary.
      The Company will issue the exchange notes in fully registered form in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as paying agent and registrar. The exchange notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change any paying agent and registrar without notice to holders of the exchange notes, or the Holders. The Company will pay principal (and premium, if any) on the exchange notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest also may be paid by mailing a check to a Holder’s registered address.

Principal, Maturity and Interest
      On December 22, 2004, we issued $125.0 million in aggregate principal amount of the outstanding notes. The notes will mature on December 15, 2012. Subject to the Company’s compliance with the “Limitation on incurrence of additional Indebtedness” covenant, the Company is permitted to issue additional notes. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Exchange Notes,” references to the notes include any additional notes actually issued. Interest on the notes accrues at the rate of 11.0% per annum. Interest on the notes is payable semiannually in cash on each June 15 and December 15, commencing on June 15, 2005 and accruing from December  22, 2004. The Company will make interest payments to the persons who are registered Holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date on which interest on the notes was paid.
Redemption

Optional Redemption
      The notes may be redeemed, in whole or in part, at any time prior to December 15, 2008, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional amounts, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
      On and after December 15, 2008, the Company may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve month period commencing on December 15 of the year set forth below.

Year	Percentage

2008	105.500%
2009	102.750%
2010 and thereafter	100.000%
      In addition, the Company must pay all accrued and unpaid interest on the notes redeemed.

Optional Redemption Upon Equity Offerings
      Prior to December 15, 2007, the Company may at its option on one or more occasions redeem the notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price (expressed as a percentage of principal amount) of 111% plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 65% of such aggregate principal amount of the notes, remain outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and (2) any such redemption occurs within 60 days after the date of the related Equity Offering.
Selection and Notice of Redemption
      In the event that the Company chooses to redeem less than all of the notes, selection of such notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed; or

(2) on a pro rata basis among the notes of such denomination, by lot or by such method as the Trustee shall deem fair and appropriate.
      No notes of a principal amount of $1,000 or less shall be redeemed in part.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the caption “— Change of Control” and “— Certain Covenants — Limitation on Asset Sales.” The Company may at any time and from time to time purchase notes in the open market or otherwise.
Ranking

Senior Indebtedness versus Exchange Notes and Guarantees
      The payment of the principal of, premium, if any, and interest on the notes and related Obligations and the payment of any Guarantee are subordinate in right of payment to the prior payment in full of all Senior Debt of the Company or the relevant Guarantor, as the case may be, including, without limitation, the obligations of the Company and such Guarantor under the Credit Facility.
      As of December 31, 2005:

(1) the Company’s Senior Debt was $74.3 million, the Credit Facility also had available $7.4 million of borrowings under the revolving loan facility, which was limited due to covenant restrictions; the total capacity of the revolving loan facility was $23.4 million;

(2) in addition to their guarantees of the Company’s Indebtedness under the Credit Facility, the Senior Debt of the Guarantors was approximately $0.3 million, which consists of capital leases; and

(3) the Foreign Subsidiary did not have had any Indebtedness; however, the Foreign Subsidiary had availability of $2.0 million for borrowing under a separate financing agreement.
      On December 31, 2005, the Company had availability of approximately $7.4 million for borrowing of Senior Debt under the revolving loan facility. Although the indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt. See “— Certain Covenants — Limitation on incurrence of additional Indebtedness.”

Liabilities of Subsidiaries versus the Exchange Notes and Guarantees
      Not all of our Restricted Subsidiaries will guarantee the exchange notes. Claims of creditors of Subsidiaries of the Company that are not Guarantors, including trade creditors holding Indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of creditors of the Company, including holders of the exchange notes, even if such claims do not constitute Senior Debt. Accordingly, the exchange notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Subsidiaries that are not Guarantors.
      Although the indenture limits the incurrence of Indebtedness and Preferred Stock by the Company’s Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the indenture. See “— Certain Covenants — Limitation on incurrence of additional Indebtedness” and “— Certain Covenants — Limitation on Preferred Stock of Restricted Subsidiaries.”

      As of December 31, 2005, the Foreign Subsidiary, which will not guarantee the exchange notes, had assets and liabilities of approximately $3.3 million and $3.0 million, respectively, excluding balances eliminated in consolidation.

Other Senior Subordinated Indebtedness versus the Exchange Notes
      Only Indebtedness of the Company or a Guarantor that constitutes Senior Debt ranks senior to the exchange notes and the relevant Guarantee in accordance with the provisions of the indenture. The exchange notes and each Guarantee in all respects rank, in a liquidation, bankruptcy or similar proceeding, pari passu with all other senior subordinated Indebtedness of the Company and the applicable Guarantor, respectively.
      The Company and the Guarantors have agreed in the indenture that it and they will not incur or suffer to exist any Indebtedness that is senior in right of payment to the exchange notes or the applicable Guarantor’s Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. See “— Certain Covenants — Limitations on Incurrence of Senior Subordinated Debt.” The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Debt merely because it is unsecured.

Subordination; Payment of the Exchange Notes
      The Company is not permitted to pay principal of, premium, if any, or interest on the exchange notes or related Obligations or make any deposit pursuant to the provisions described under “— Legal Defeasance and Covenant Defeasance” below and may not purchase, redeem or otherwise retire any exchange notes (collectively, “pay the notes”) if either of the following occurs (a “Payment Default”):

(1) any Designated Senior Debt of the Company is not paid in full in cash when due; or

(2) any other default on any Designated Senior Debt of the Company occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms;
unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash. Regardless of the foregoing, the Company is permitted to pay the exchange notes if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Debt with respect to which the Payment Default has occurred and is continuing.
      During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be necessary to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Debt has been repaid in full in cash.
      Notwithstanding the provisions described above, unless the holders of such Designated Senior Debt or the Representative of such Designated Senior Debt have accelerated the maturity of such Designated Senior Debt, or any other Payment Default exists, the Company is permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment

Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Debt during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Debt (other than holders of the Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-day consecutive period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.
      Upon any payment or distribution of the assets or securities of the Company upon (i) a total or partial liquidation or dissolution of the Company; (ii) reorganization of or similar proceeding relating to the Company or its property; or (iii) an assignment for the benefit of creditors or marshaling of the Company’s assets and liabilities:

(1) the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of such Senior Debt (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed) before the Holders of the notes are entitled to receive any payment; and

(2) until the Senior Debt of the Company is paid in full in cash, any payment or distribution to which Holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Debt as their interests may appear, except that Holders of the notes may receive and retain Permitted Junior Securities.
      If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Debt or the Representative of such Designated Senior Debt of the acceleration. If any Designated Senior Debt is outstanding, none of the Company or any Guarantor may pay the notes until five Business Days after the Representatives of all the issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.
      If a payment or distribution is made to Holders of the notes that, due to the subordination provisions, should not have been made to them, Holders of the notes are required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interest may appear.
      The obligations of the Guarantors under their Guarantees are senior subordinated obligations. As such, the rights of the Holders of the notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such Guarantor. The terms of the subordination provisions described above with respect to the Company’s obligations under the notes apply equally to each Guarantor and the obligations of such Guarantor under its Guarantee.
      By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Debt of the Company or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the notes, and creditors of the Company who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the notes.
      The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “— Legal Defeasance and Covenant Defeasance,” if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.
Guarantees
      Under the indenture each of the Company’s Domestic Subsidiaries that is a guarantor under the Credit Facilities or that has, in the aggregate, $15 million or more of Indebtedness outstanding owed to

Persons other than the Company or a Restricted Subsidiary, will be required to execute and deliver a supplemental indenture to the indenture, providing for a joint and several guarantee, on a senior subordinated basis, of payment of the notes by such Domestic Subsidiary; provided, however, that such Domestic Subsidiary need not execute and deliver such a supplemental indenture if such Domestic Subsidiary has Total Assets of $10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries.
      Currently, all of the Company’s Domestic Subsidiaries (other than a Domestic Subsidiary that has Total Assets of $10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries) are Guarantors. The obligations of each Domestic Subsidiary under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or a prohibited distribution to shareholders under applicable law. See “Risk factors — Risk Factors Relating to the Exchange Notes — The subsidiary guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary, which could prevent you from bringing a claim against such subsidiary.”
      If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including, without limitation, guarantees and other contingent liabilities) of a Guarantor and, depending on the amount of such indebtedness, such Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk factors — Risk Factors Relating to the Exchange Notes — The subsidiary guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary, which could prevent you from bringing a claim against such subsidiary.”
      Pursuant to the indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger, consolidation and sale of assets;” provided, however, that if such other Person is not the Company, such Guarantor’s obligations under its Guarantee must be expressly assumed by such other Person, subject to the following paragraph.
      The Guarantee of a Guarantor will be released:

(1) upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of a Guarantor;

(3) upon the designation of such Guarantor as an Unrestricted Subsidiary pursuant to the terms of the indenture; or

(4) if the Company exercises its Legal Defeasance option or Covenant Defeasance option as described under “— Legal Defeasance and Covenant Defeasance” or if its obligations under the indenture are discharged in accordance with the terms of the indenture as described under “— Satisfaction and Discharge.”
      In the case of clauses (1) and (2), the release will only be made if the sale or disposition is to a Person other than to the Company or an Affiliate of the Company and as permitted by the indenture and if in connection therewith the Company provides an officers’ certificate to the Trustee to the effect that the Company will comply with its obligations under the “Limitation on Asset Sales” covenant in respect of such disposition.
Change of Control
      If a Change of Control occurs, each Holder will have the right to require the Company to purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Any repurchase offer made pursuant to the Change of Control provisions will comply with any applicable regulations under the federal securities laws, including Rule 14e-1 under the Exchange Act. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have an exchange note purchased pursuant to a Change of Control Offer will be required to surrender the exchange note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the exchange note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.
      The Credit Facility prohibits the Company from purchasing any notes (subject to certain limited exceptions), and also provides that the occurrence of certain Change of Control events with respect to the Company would constitute a default thereunder. Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

(1) repay in full all Indebtedness under the Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control; or

(2) obtain the requisite consents under the Credit Facility and all such other Senior Debt to permit the repurchase of the notes as provided below.
      The Company’s failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under “— Events of Default” below which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions of the indenture would likely restrict payment to the Holders of the notes.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the indenture and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.
      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to incur additional Indebtedness are contained in the “Limitation on incurrence of additional Indebtedness” covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
      Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company.
      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.
      The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the notes then outstanding.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture.
Certain Covenants
      The indenture contains, among others, the following covenants:
      Limitation on incurrence of additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively “incur”), any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries of the Company that are not Guarantors may incur Acquired Indebtedness in an aggregate amount not to exceed $7.5 million at any time outstanding, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.25 to 1.0.
      If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the “Limitation on incurrence of additional Indebtedness” covenant, the Company shall be in Default of such covenant).
      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of shares of the Company’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock, including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable in Qualified Capital Stock of the Company or in options, warrants or other rights to purchase such Qualified Capital Stock and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly-Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) purchase, redeem or otherwise acquire or retire for value any (i) Capital Stock of the Company, (ii) Capital Stock of any direct or indirect parent of the Company held by Persons other than the Company, (iii) Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company (other than a Restricted Subsidiary of the Company) or (iv) warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, or of any Guarantor, that is subordinate or junior in right of payment to the notes or any Guarantee, as applicable (other than the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

(4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on incurrence of additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) declared or made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (16) and (17) of the following paragraph) shall exceed the sum of, without duplication:

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to January 1, 2005 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(w) 100% of the aggregate net cash proceeds (including the fair market value of property, other than cash, that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than (1) a Subsidiary of the Company and (2) Excluded Contributions) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds (including the fair market value of property other than cash, that would constitute Marketable Securities or a Permitted Business) of any equity contribution received subsequent to the Issue Date by the Company from a holder of the Company’s Capital Stock (other than Excluded Contributions) (excluding, in the case of clauses (iii)(w) above and this (iii)(x), any net cash proceeds from an Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under “— Redemption — Optional redemption upon equity offerings”); plus

(y) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(z) an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and, provided further, that no amount will be included under this clause (z) to the extent it is already included in Consolidated Net Income.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2) any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (iii)(w) and (iii)(x) of the immediately preceding paragraph;

(3) the acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the notes or the applicable Guarantee;

(4) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock), issued after the Issue Date; provided that, at the time of the issuance of such stock, the Company, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.25 to 1.0;

(5) payments to Holdings for the purpose of permitting, and in an amount equal to the amount required to permit, Holdings to redeem or repurchase Holdings’ common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (5) shall not exceed in any fiscal year the sum of (A) $1.0 million plus (B) any amounts not utilized in any preceding fiscal year following the Issue Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Issue Date of Capital Stock (other than Disqualified Capital Stock) to members of the Company’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clause (iii) of the immediately preceding paragraph or clause (2) of this paragraph and by the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases) plus (C) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Company or any direct or indirect parent corporation of the Company pursuant to a deferred compensation plan of such corporation; provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of Holdings (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the indenture;

(6) the making of distributions, loans or advances to Holdings to be used by Holdings solely (A) to pay franchise taxes and other fees required to maintain its corporate existence and the corporate existence of any other direct or indirect parent of the Company and (B) to pay for operating expenses incurred by Holdings or any other direct or indirect parent of the Company in the ordinary course of its business; provided, however, that, in the case of clause (B), such distributions, loans or advances shall not, in the aggregate, exceed $2.5 million per annum;

(7) payments to Holdings, without duplication, in respect of Federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Company and its consolidated Subsidiaries and actually used by Holdings or any other direct or indirect parent of the Company to pay such taxes; provided, however, that the amounts of such payments in any fiscal year do not exceed the amount that the Company and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Company to pay such taxes as a stand-alone taxpayer;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(9) additional Restricted Payments in an aggregate amount not to exceed $7.5 million;

(10) payments to Holdings or any direct or indirect parent of Holdings on or prior to December 31, 2005 to pay fees to TowerBrook or its Affiliates in an aggregate amount not to exceed $1,000,000;

(11) payments to Holdings or any direct or indirect parent of the Company to pay management fees in an aggregate amount not to exceed $1.0 million per fiscal year; provided, however, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next two succeeding fiscal years and (b) amounts paid pursuant to this clause (11) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the fiscal year two years prior thereto pursuant to clause (a) above, second, in respect of amounts carried over from the immediately prior fiscal year pursuant to clause (a) above, and, third, in respect of amounts permitted for such fiscal year as provided above;

(12) payments of dividends on Disqualified Capital Stock issued in compliance with the “Limitation on incurrence of additional Indebtedness” covenant;

(13) if no Default or Event of Default shall have occurred and be continuing, Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the “Limitation on Asset Sales” covenant (including after the making by the Company of any Net Proceeds Offer required to be made by the Company pursuant to such covenant and the application of the entire Net Proceeds Offer Amount to purchase notes tendered therein);

(14) upon the occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to the “Change of Control” covenant (including the purchase of all notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (B) the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on incurrence of additional Indebtedness” covenant after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary;

(15) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s Common Stock (or dividends, distributions or advances to Holdings or any other direct or indirect parent of the Company to allow Holdings or such other direct or indirect parent to pay dividends on its Common Stock), following the first public offering of the Company’s Common Stock (or of Holdings’ or such other direct or indirect parent’s Common Stock, as the case may be) after the Issue Date, of, whichever is earlier, (i) in the case of the first public offering of the Company’s Common Stock, up to 6% per annum of the Net Cash Proceeds received by the Company in such public offering or (ii) in the case of the first public offering of Holdings’ or such other direct or indirect parent’s Common Stock, up to 6% per annum of the amount contributed by Holdings (or contributed directly or indirectly by such other direct or indirect parent, as the case may be) to the Company from the Net Cash Proceeds received by Holdings or such other direct or indirect parent in such public offering;

(16) Investments that are made with Excluded Contributions; and

(17) payments to Holdings of fees and expenses payable other than to Affiliates of Holdings related to any successful or unsuccessful equity or debt offering not prohibited by the indenture, regardless of the use of proceeds thereof.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1) and (15) shall be included in such calculation, and (b) amounts expended pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (16) and (17) shall be excluded from such calculation.
      The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary.” For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph under the caption “— Limitation on Restricted Payments.” All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
      Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors, which determination will be conclusive);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided, however, that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets;

(b) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each of (a), (b) and (c) above, be deemed to be cash for the purposes of this provision or for purposes of the second paragraph of this covenant; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof (A) to prepay any Senior Debt, or Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)), (B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), or (C) to a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B). Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the next preceding sentence (each a “Net Proceeds Offer Amount ”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of any other Senior Subordinated Debt of the Company or a Restricted Subsidiary requiring the making of such an offer, on a pro rata basis, the maximum amount of notes and such other Senior Subordinated Debt that may be purchased with the Net Proceeds Offer

Amount at a price equal to 100% of their principal amount (or, in the event such other Senior Subordinated Debt was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt); provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $2.5 million, the application of the Net Ca sh Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $2.5 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $2.5 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

      Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

(1) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities; and

(2) such Asset Sale is for fair market value; provided that any consideration consisting of cash, Cash Equivalents and/or Marketable Securities received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the preceding paragraph.
      Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of notes and other Senior Subordinated Debt tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof.
      Limitation on dividend and other payment restrictions affecting subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor (it being understood that the subordination of loans or advances made to the Company or any Guarantor to other Indebtedness incurred by the Company or any Guarantor shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Guarantor, except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the indenture;

(c) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) the Credit Facility as entered into on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to syndicated bank loans (under the relevant circumstances), as determined in good faith by the Company’s Board of Directors, which determination will be conclusive;

(f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock of a Restricted Subsidiary permitted under the indenture to any Person pending the closing of such sale;

(i) any agreement or instrument governing the Capital Stock of any Person that is acquired;

(j) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction, as determined in good faith by the Company’s Board of Directors, which determination will be conclusive; provided that such restrictions apply only to such Securitization Entity;

(k) other Indebtedness outstanding on the Issue Date or permitted to be issued or incurred under the indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the circumstances) as determined in good faith by the Company’s Board of Directors, which determination will be conclusive;

(l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (d) and (f) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

      Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock. The provisions of this covenant will not apply to (w) any of the Guarantors for so long as such Restricted Subsidiary remains a Guarantor, (x) any transaction otherwise permitted under the indenture as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (y) Preferred Stock (including Disqualified Capital Stock) that is issued in compliance with the “Limitation on incurrence of additional Indebtedness” covenant.
      Limitation on Liens. The Company will not, and will not cause or permit any Guarantor to, incur any Secured Debt that is not senior debt of such Person, unless contemporaneously therewith such Person makes effective provision to secure the notes or the relevant Guarantee, as applicable, equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien (the “Initial Lien”). Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing the other Secured Debt.
      Limitations on incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Guarantor’s Guarantee, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be; provided that the foregoing does not prohibit subordination of Liens among holders of Senior Debt.
      Merger, consolidation and sale of assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the notes and the performance of every covenant and all obligations of the Company under the notes, the indenture and the Registration Rights Agreement to be performed or observed on the part of the Company;

(2) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on incurrence of additional Indebtedness” covenant;

(3) except in the case of a merger of the Company with or into a Wholly-Owned Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.
      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets (i) between or among the Company and its Restricted Subsidiaries, (ii) between and among Foreign Subsidiaries that are Restricted Subsidiaries or (iii) from Foreign Subsidiaries to the Company or a Guarantor will not be subject to this covenant. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company.
      The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) will be released from the provisions of the indenture.
      The Company will not permit any Guarantor to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(1) (except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the

Company provides an officers’ certificate to the Trustee to the effect that the Company will comply with its obligations under the “Limitation on Asset Sales” covenant in respect of such disposition) the resulting, surviving or transferee Person (if not such Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

(2) except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

      Limitations on transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $2.0 million (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at the Company’s option, either: (1) a majority of the disinterested members of the Board of Directors of the Company shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company, or (2) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and provided, further, that for an Affiliate Transaction with an aggregate value of $10.0 million or more the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a written opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company.
      The restrictions set forth in the immediately preceding paragraph shall not apply to:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction (other than a Securitization Entity) or exclusively between or among such Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction; provided that such transactions are not otherwise prohibited by the indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Board of Directors of the Company;

(4) Restricted Payments or Permitted Investments permitted by the indenture;

(5) transactions effected as part of a Qualified Securitization Transaction;

(6) the payment of customary annual management fees (the amount of which shall not exceed the management fees permitted to be paid pursuant to clause (11) of the caption “Limitation on Restricted Payments” and shall be included when calculating the amount of management fees permitted to be so paid) and consulting and advisory fees and related expenses to the Permitted Holders and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(7) payments or loans allowed by law to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(8) sales of Qualified Capital Stock;

(9) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the notes in any material respect;

(10) transactions permitted by, and complying with, the provisions of the “Merger, consolidation and sale of assets” covenant;

(11) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(12) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; and

(13) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company, which determinations shall be conclusive, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

      Future Guarantees by Domestic Subsidiaries. Each of the Company’s Domestic Subsidiaries that is a guarantor under the Company’s Credit Facilities or that has aggregate Indebtedness outstanding of $15.0 million or more owed to Persons other than the Company or any Restricted Subsidiary, shall execute and deliver a supplemental indenture to the indenture, providing for a senior subordinated guarantee of payment of the notes by such Domestic Subsidiary; provided, however, that such Domestic Subsidiary need not execute and deliver such a supplemental indenture for so long as such Domestic Subsidiary has Total Assets of $10,000 or less, total Indebtedness of $10,000 or less and does not own any of the material Intellectual Property of the Company and its Subsidiaries (as determined in good faith by the Company).
      Conduct of business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries were engaged on the Issue Date (which shall include, without limitation, business or operations of the Company’s suppliers and customers). Holdings will not engage in any business other than managing its investment in the Company and any business incidental thereto (including issuing securities to finance such investment).
      Reports to Holders. The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, if not filed electronically with the SEC, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its consolidated Subsidiaries) and, with respect to the annual consolidated financial statements, an audit report thereon by the Company’s certified independent accountants; provided all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations; provided, however, that such information and reports shall not be required to contain (a) any audited or reviewed financial information for EDiX Corporation on a standalone basis, (b) the condensed quarterly operating results for any period before 2005 required under Regulation S-X to be included in the footnotes to the annual financial statements and (c) a calculation of earnings per share.
      In addition, following the consummation of the exchange offer or the effectiveness of the shelf registration statement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
      Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the shelf registration statement by the filing when required with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.
Events of Default
      The following events are defined in the indenture as “Events of Default”:

(1) the failure to pay interest or additional amounts (as required by the Registration Rights Agreement) on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture described herein under the caption “— Ranking — Subordination; Payment of the Exchange Notes”);

(2) the failure to pay the principal of or premium, if any, on any notes, when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase) (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

(3) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, consolidation and sale of assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness, whether such Indebtedness now exists, or is created after the date of the indenture, in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $5.0 million (which are not covered by insurance or indemnity as to which the insurer or a creditworthy indemnitor has not disclaimed coverage) shall have been rendered against the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(7) any Guarantee of a Significant Subsidiary, or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary denies or disaffirms its obligations under the indenture or its Guarantee.
      If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same:

(1) shall become immediately due and payable or

(2) if there are any amounts outstanding under the Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facility and five business days after receipt by the Company and the Representative under the Credit Facility of such Acceleration Notice but only if such Event of Default is then continuing.

      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
      The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of the principal of, premium, if any, and interest on the notes that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.
      No such rescission shall affect any subsequent Default or impair any right consequent thereto. The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.
      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
      The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, promptly upon officers of the Company obtaining knowledge of certain defaults, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1) the rights of Holders to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “— Events of Default” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash or non-callable Government Obligations, or a combination of cash and non-callable Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by the Internal Revenue Service a ruling or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

(a) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the indenture; and

(b) after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code; and

(9) certain other customary conditions precedent are satisfied.
      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when
      (1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and
      (2) the Company has paid all other sums payable under the indenture by the Company.
      The Trustee will acknowledge the satisfaction and discharge of the indenture if the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the indenture
      From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the indenture to:

(a) cure any ambiguity, omission, defect or inconsistency;

(b) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code) or to alter the provisions of the indenture relating to the form of the notes (including the related definitions) in a manner that does not adversely affect any Holder;

(c) provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the notes by a successor to the Company or a Guarantor pursuant to the “Merger, consolidation and sale of assets” covenant;

(d) make any change that would provide any additional rights or benefits to the Holders of the notes or that does not adversely affect the legal rights under the indenture of any Holder of the notes;

(e) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(f) provide for the issuance of notes issued after the Issue Date in accordance with the limitations set forth in the indenture;

(g) to release any Guarantor from its Guarantee in accordance with the indenture;

(h) allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes; or

(i) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt of the Company or a holder of Guarantor Senior Debt (or any Representative thereof) under such subordination provisions.
      Other modifications and amendments of the indenture may be made with the consent of the Holders of a majority in principal amount of the notes then outstanding issued under the indenture. However, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, but excluding additional interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in the provisions of the indenture protecting the right of each Holder to receive payment of principal of and interest on any note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred; or

(7) modify or change any provision of the indenture, including the Guarantees or the related definitions, affecting the subordination or ranking of the notes in a manner which adversely affects the Holders.
      However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt of the Company or a Guarantor then outstanding unless the holder of such Senior Debt (or its Representative) consents to such change.
Calculation of Amounts
      The maximum amount of Indebtedness, Investments and other threshold amounts that the Company and its Restricted Subsidiaries may incur shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Investments and other threshold amounts, solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness, Investments and other threshold amounts by the Company and its Restricted Subsidiaries, the exchange rate of currencies shall be measured as of the date of such calculation.
Governing Law
      The indenture provides that it and the notes are governed by, and construed in accordance with, the internal laws of the State of New York.
The Trustee
      The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
      The indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.
No personal liability of officers, directors, employees, incorporators or stockholders
      No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary of the Company (other than the Company or any Guarantor) will have any liability for any obligations of the Company or any Subsidiary of the Company under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.
      “Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or (ii) that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.
      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.
      “Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note, as applicable, at December 15, 2008, such redemption price being set forth in the table appearing above under the caption “— Redemption — Optional redemption”) plus (ii) all required interest payments due on the Note, as applicable, through December 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.
      “Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.
      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment, disposition or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company, or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.5 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the covenant described under the caption “— Certain Covenants — Merger, consolidation and sale of assets” or any disposition that constitutes a Change of Control;

(c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d) disposals or replacements of obsolete or worn-out equipment in the ordinary course of business of the Company and its Restricted Subsidiaries;

(e) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under the “Limitation on Restricted Payments” covenant or pursuant to any Permitted Investment;

(f) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money notes shall be deemed to be cash);

(g) dispositions of cash or Cash Equivalents;

(h) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(i) a disposition of inventory in the ordinary course of business;

(j) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property; and

(k) foreclosure on assets.
      “Bank Indebtedness” means all Obligations pursuant to the Credit Facility.
      “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.
      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
      “Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

(2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.
      “Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.
      “‘Cash Equivalents” means:

(1) marketable direct obligations issued by or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

(4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America the long-term debt of which is rated at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s, in each case having at the date of acquisition thereof combined capital and surplus of not less than $500 million (or the foreign currency equivalent thereof);

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in any investment company or money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) other short term investments used by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
      “Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to the Company (in the case of the assets of Holdings), the Permitted Holders or their Related Parties or any Permitted Group;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

(3) any Person or Group (other than the Permitted Holders or their Related Parties or any Permitted Group) shall become the beneficial owner, directly or indirectly, of shares representing more than 40% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings at a time when the Permitted Holders and their Related Parties in the aggregate own a lesser percentage of the total ordinary voting power represented by such issued and outstanding Capital Stock; or

(4) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors.
      “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.
      “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d) any cash charges resulting from the Transactions that are incurred prior to the six month anniversary of the Issue Date;

(e) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, as certified in writing by the chief financial officer of the Company stating in detail (i) the amount of such costs and (ii) that such costs are based on the reasonable good faith belief of such officer at the time of such certification; and

(f) management fees paid to Parthenon Capital, LLC or its Affiliates prior to the Issue Date.
      Notwithstanding the preceding sentence:

(1) amounts under clauses (2)(a)-(f) above relating to a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only if (and in the same proportions) that net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income of such Person; and

(2) to the extent the amounts set forth in clauses (2)(a)-(f) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary, such excess will be added to Consolidated Net Income to compute Consolidated EBITDA only if (and in the same proportion that) net income of such Restricted Subsidiary would be included in calculating Consolidated Net Income of such Person if such Restricted Subsidiary had generated net income instead of net loss.
      “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

      Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(3) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(4) for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions). In addition, any such pro forma calculation, to reflect operating expense reductions reasonably expected to result from any acquisition or merger, may include adjustments as appropriate, in the reasonable determination of the Company as set forth in an officers’ certificate that either

(a) would be permitted pursuant to Rule 11-02 of Regulation S-X of the Securities Act or

(b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within 12 months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that such adjustments shall be calculated on an annualized basis and will be set forth in an officers’ certificate signed by the Company’s chief financial officer and another officer which states in detail (i) the amount of such adjustment or adjustments, and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution.

      “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all cash dividend payments on any series of Disqualified Capital Stock and Designated Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus

(3) the product of (x) the amount of all dividend payments on any series of Preferred Stock of a Restricted Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is eligible to pay dividends during any period prior to the maturity date of the notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during such period for purposes of this clause (3).
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and

(5) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person.
      ”Consolidated Leverage Ratio” with respect to any Person as of any date of determination means, the ratio of (x) consolidated Indebtedness of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available to (y) the aggregate amount of the Consolidated EBITDA of such Person for the period of the most recent four consecutive quarters for which internal financial statements are available, in each case with such pro forma adjustments to consolidated Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.
      “Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3) all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

(4) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company;

(5) the net income (but not loss) of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is prohibited by contract, operation of law or otherwise; provided, however, that a Foreign Subsidiary may agree to restrict its ability to declare dividends or similar distributions without excluding the net income of such Foreign Subsidiary from Consolidated Net Income if (a) the agreement that restricts such ability relates to Permitted Indebtedness described in clause (15) of that definition, (b) the proceeds thereof are used, directly or indirectly through intercompany transfers, to permanently repay Senior Debt or the notes of the Company, and (c) the net income of such Foreign Subsidiary, together with the net income of each other Foreign Subsidiary subject to a similar restriction, does not exceed 10% of Consolidated Net Income;

(6) the net loss of any Person, other than a Restricted Subsidiary of the Company;

(7) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person;

(8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options and restricted stock resulting from any merger or recapitalization transaction, including the Transactions; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP;

(10) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to the Transactions and other acquisition transactions; and

(11) unrealized gains and losses due solely to fluctuations in currency values and related tax effects according to GAAP.
      “Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit or banker’s acceptances, together with related documents (including, without limitation, any guarantee agreements and security documents).
      “Credit Facility” means the Credit Agreement dated as of November 5, 2004 among Spheris Holding II, Inc., Spheris Inc. (formerly known as Spheris Holding, Inc.) as Borrower, the lenders party thereto in their capacities as lenders thereunder, JPMorgan Chase Bank, N.A., as administrative agent and UBS Securities LLC, as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.
      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both, pursuant to the Default provisions, would be, an Event of Default.
      “Designated Noncash Consideration” means the fair market value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents. At the time of receipt of any Designated Noncash Consideration, the Company shall deliver an officers’ certificate to the Trustee which shall state the fair market value of such Designated Noncash Consideration and shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking, appraisal or accounting firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.
      “Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(w) of the first paragraph of “Limitation on Restricted Payments.”
      “Designated Senior Debt” means

(1) the Bank Indebtedness; and

(2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Debt as “Designated Senior Debt” by the Company.

      “Disqualified Capital Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to (a) the final maturity date of the notes or (b) the date on which there are no notes outstanding; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the notes shall not constitute Disqualified Capital Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under the captions “— Limitation on Asset Sales” and “— Change of Control,” respectively; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.
      The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.
      “Domestic Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any offering of Qualified Capital Stock of Holdings, any other direct or indirect parent of the Company or the Company; provided that:

(1) in the event of an offering by Holdings or any other direct or indirect parent of the Company, Holdings or such other direct or indirect parent of the Company contributes to the capital of the Company the portion of the net cash proceeds of such offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the notes to be redeemed pursuant to the provisions described under “— Redemption — Optional Redemption upon Equity Offerings” And

(2) in the event such equity offering is not in the form of a public offering registered under the Securities Act, the proceeds received by the Company directly or indirectly from such offering are not less than $10.0 million.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      “Excluded Contributions” means net cash proceeds, or property other than cash that would constitute Marketable Securities or Permitted Business, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an officers’ certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (4)(iii) of the first paragraph of the covenant described under the caption “Certain Covenants — Limitation on Restricted Payments.”
      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting in good faith, which determination shall be conclusive.
      “Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Issue Date. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP, except as expressly provided in the indenture.
      “Government Obligations” means U.S. Government Obligations.
      “Group” has the meaning specified in the definition of “Change of Control.”
      “Guarantee” means:

(1) the guarantee of the notes by the Domestic Subsidiaries of the Company in accordance with the terms of the indenture; and

(2) the guarantee of the notes by any Subsidiary required under the “Future Guarantees by Domestic Subsidiaries” covenant.
      “Guarantor” means any Subsidiary that issues a Guarantee; provided, however, that upon the release and discharge of such Subsidiary from its Guarantee in accordance with the indenture, such Subsidiary shall cease to be a Guarantor.
      “HealthScribe Acquisition” shall mean the acquisition of HealthScribe, Inc., a Delaware corporation, by Spheris Holding, Inc. or a Subsidiary Guarantor pursuant to the Agreement and Plan of Merger dated as of September 20, 2004 among HealthScribe, Inc., MTS Group Holdings, Inc. and HSI Merger Sub, Inc., as amended.
      “Hedging Agreement” means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of the Company and its Restricted Subsidiaries, so long as any such agreement has been entered into in the ordinary course of business and for bona fide hedging purposes (as determined in good faith by the Board of Directors or senior management of the Company).
      “Holdings” means Spheris Holding III, Inc., a Delaware corporation.

      “Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred and unpaid purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

(6) guarantees and other contingent obligations in respect of Indebtedness of other Persons referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset at such date of determination and the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value, as determined in good faith by the Company’s Board of Directors, which determination will be conclusive, of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, accrued dividends, if any).
      Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. For clarification purposes, the liability of the Company or any Restricted Subsidiary to make periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Issue Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder shall not constitute Indebtedness.
      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.
      “Intellectual Property” means, collectively, the patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures).
      “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
      “Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including, without limitation, a guarantee or similar arrangement but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company (or, in the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary of the Company, such Restricted Subsidiary has a minority interest that is held by an Affiliate of the Company that is not a Restricted Subsidiary of the Company), the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary, not sold or disposed of. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value. For purposes of “Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.
      “Issue Date” means December 22, 2004.
      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange or NASDAQ and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2) all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(5) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.
      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.
      “Permitted Group” means any group of investors party to the Stockholders’ Agreement, as the same may be amended, modified or supplemented from time to time; provided that the Permitted Holders and their Related Parties continue to be the “beneficial owners” (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the issued and outstanding Capital Stock of the Company or Holdings (as applicable) that is “beneficially owned” (as defined above) by such group of Investors.
      “Permitted Holders” means (i) Warburg Pincus Private Equity VIII, L.P. and its Affiliates and any general or limited partners of Warburg Pincus Private Equity VIII, L.P. or its Affiliates, (ii) Soros Private Equity Investors LP and its Affiliates and any general or limited partners of Soros Private Equity Investors LP and (iii) directors, executive officers and other management employees of Holdings or any of its Subsidiaries on the Issue Date.

      “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the notes (other than any additional notes ) and the incurrence by the Company of Indebtedness represented by the exchange notes issued in exchange for the outstanding notes (or in exchange for any additional notes issued in accordance with the terms of the indenture) and the Guarantees thereof;

(2) Indebtedness of the Company or the Guarantors incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $100.0 million less:

(a) the aggregate principal amount of Indebtedness of Securitization Entities at the time outstanding,

(b) the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under a Credit Facility (excluding any such payments to the extent refinanced at the time of payment), and

(c) any repayments of revolving credit borrowings under a Credit Facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Facilities in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Facilities in reliance on, and in accordance with, clauses (7), (13), (14) and (15) below;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (and in the case of any line of credit, the unused capacity of such line of credit as of the Issue Date), reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; and, provided further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(5) Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(6) intercompany Indebtedness between or among the Company and any Restricted Subsidiaries (other than a Securitization Entity); provided, however, that:

(a) if the Company is the obligor on such Indebtedness and the payee is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b) (1) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Securitization Entity) thereof; and

(2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary (other than a Securitization Entity) thereof (other than by way of granting a Lien permitted under the indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Guarantors to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (a) $7.5 million and (b) 2.5% of Total Assets;

(8) Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (2) of this definition);

(9) guarantees by the Company and its Restricted Subsidiaries of each other’s Indebtedness; provided, however, that such Indebtedness is permitted to be incurred under the indenture; provided further, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the Consolidated Fixed Charge Coverage Ratio, such guarantees are by the Company or a Guarantor only;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(12) Indebtedness of a Securitization Entity incurred in a Qualified Securitization Transaction that is non-recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);

(13) Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(14) additional Indebtedness of the Company and the Guarantors in an aggregate principal amount which does not exceed $15.0 million at any one time outstanding, which amount may, but need not, be incurred in whole or in part under a credit facility (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (14) shall cease to be deemed incurred or outstanding for purposes of this clause (14) but shall be deemed incurred under the first paragraph of “Limitation on incurrence of additional Indebtedness” from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock thereunder without reliance on this clause (14));

(15) additional Indebtedness of the Foreign Subsidiaries in an aggregate principal amount which does not exceed the greater of (a) $10.0 million and (b) 5% of Total Assets of the Foreign Subsidiaries at any one time outstanding (which amount may, but need not, be incurred in whole or in part under a credit facility);

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business; and

(18) Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by the “Limitation on Restricted Payments” covenant.

      No Foreign Subsidiary may Incur any Indebtedness (other than pursuant to clause (6) of the definition of Permitted Indebtedness) if the proceeds are used to refinance Indebtedness of the Company; provided, however, that proceeds of Indebtedness incurred pursuant to clause (15) of the definition of Permitted Indebtedness may be used to permanently repay Senior Debt or the notes of the Company.
      For purposes of determining compliance with the “Limitation on incurrence of additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on incurrence of additional Indebtedness” covenant.
      “Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Securitization Entity or Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Securitization Entity or a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company;

(2) investments in cash and Cash Equivalents;

(3) loans and advances in the ordinary course of business to the employees of the Company and its Restricted Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1.0 million in the case of cash loans and advances and $2.0 million in the case of non-cash loans and advances at any time and advances in the ordinary course of business of payroll payments to employees;

(4) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with the indenture;

(5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(7) Investments existing on the Issue Date;

(8) accounts receivable created or acquired in the ordinary course of business;

(9) guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under the indenture;

(10) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (A) $15.0 million and (B) 3.5% of the Company’s Total Assets;

(11) any Investment by the Company or a Restricted Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest or interests in receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such receivables;

(12) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company;

(13) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business; and

(14) Investments in Unrestricted Subsidiaries not to exceed $2.5 million at any one time outstanding.
      “Permitted Junior Securities” means unsecured debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company, that are subordinated to the payment of all then outstanding Senior Debt of the Company, at least to the same extent that the notes are subordinated to the payment of all Senior Debt of the Company, on the Issue Date, so long as to the extent that any Senior Debt of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.
      “Permitted Subsidiary Preferred Stock” means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (15) of the definition of Permitted Indebtedness, does not exceed $2.5 million.
      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Productive Assets” means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.
      “Purchase Money Note” means a promissory note of a Securitization Entity evidencing the deferred purchase price of receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization

Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
      “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.
      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not:

(1) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

(a) to pay Required Premiums and related fees; or

(b) otherwise permitted to be incurred under the indenture; and

(2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; and

(3) if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Guarantors and the initial purchasers set forth therein.
      “Related Party” with respect to any Permitted Holder means:

(1) (a) any controlling stockholder or a majority owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse, sibling, parent or child of such Permitted Holder; or

(b) the estate of any Permitted Holder during any period in which such estate holds Capital Stock of the Company for the benefit of any Person referred to in clause (1)(a); or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of, or the sole managing partner or managing member of which is, one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).
      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that when used in connection with the Credit Facility, the term “Representative” shall refer to the administrative agent under the Credit Facility; provided further, that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.
      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Group or any successor thereto.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.
      “SEC” means the U.S. Securities and Exchange Commission.
      “Secured Debt” means any Indebtedness secured by a Lien.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Securitization Entity” means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
      Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with foregoing conditions.
      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to the notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(x) all monetary obligations of every nature of the Company or any Guarantor under the Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(y) all Interest Swap Obligations (and guarantees thereof); and

(z) all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.
      Notwithstanding the foregoing, “Senior Debt” shall not include:

(i) any Indebtedness of the Company or a Guarantor to the Company or to a Subsidiary of the Company;

(ii) any Indebtedness of the Company or any Guarantor to, or guaranteed by the Company or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Facility);

(iii) any amounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations and capitalized lease obligations);

(iv) Indebtedness represented by Disqualified Capital Stock;

(v) any liability for Federal, state, local or other taxes owed or owing by the Company or any of the Guarantors;

(vi) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under “— Certain Covenants — Limitation on incurrence of additional Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers’ certificate of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

(vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or any of the Guarantors, as applicable; and

(viii) any Indebtedness which is, by its express terms, subordinated or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company or any of the Guarantors, including without limitation any Senior Subordinated Debt.
      “Senior Subordinated Debt” means with respect to a Person, the notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.
      “Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.
      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.
      “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of November 5, 2004, by and among Holdings, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Netherlands Private Equity VIII C.V. II, Warburg Pincus Germany Private Equity VIII KG, Soros Private Equity Investors LP and Spheris Investment LLC, as in effect on the Issue Date and as further amended and modified from time to time, entered into in connection with the Transactions.
      “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement or pursuant to the terms thereof.
      “Subsidiary” with respect to any Person, means:

(i) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustee thereof (or persons performing similar functions) under ordinary circumstances shall at the time be owned, directly or indirectly by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person; or

(ii) any partnership, joint venture, limited liability company or similar entity of which at least a majority of the capital accounts, distribution rights, total equity and voting interest or general or limited partnership interests, as applicable, under ordinary circumstances is at the time, directly or indirectly, owned by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.
      “Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.
      “Transactions” means the completion of the HealthScribe Acquisition and the transactions related thereto that occurred on the Issue Date and the offering of the outstanding notes.
      “Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2008; provided, however, that if the period from such redemption date to December 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.
      “Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of or Indebtedness of or has any Investment in, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries:

(a) has not at the time of designation, any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, unless such recourse is Indebtedness or a Lien that is permitted under the indenture after giving effect to such designation; and

(b) either alone or in the aggregate with all other Unrestricted Subsidiaries does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.
      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on incurrence of additional Indebtedness” covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board

Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.
      Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness; into

(2) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
      “Wholly-Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary.
      “Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the Commission in no action letters issued to third parties, we believe that you may transfer exchange notes issued in the exchange offer in exchange for the outstanding notes if:

•	you acquire the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution of the outstanding notes or the exchange notes;

•	you are not our “affiliate” within the meaning of Rule 144 under the Securities Act, or if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes.
      Each broker-dealer registered as such under the Exchange Act that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, or such shorter period as will terminate when all exchange notes covered by this prospectus have been sold pursuant to this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes.
      We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date or such shorter period as will terminate when all exchange notes covered by this prospectus have been sold pursuant to this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes ) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Overview
      The following is a summary of the material U.S. federal income tax considerations relating to the exchange of the outstanding notes by an initial beneficial owner of the outstanding notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Prospective investors should note that any such change or interpretation with retroactive effect could result in federal income tax consequences different from those discussed below. This summary does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances or to certain categories of investors (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, persons who hold the outstanding notes through partnerships or other pass-through entities, U.S. expatriates, persons who hold the outstanding notes as part of a hedge, conversion, straddle or other risk reduction transaction or U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar) that may be subject to special rules. This discussion also does not deal with purchasers of subsequent offerings under the same indenture or subsequent holders of the outstanding notes. This summary assumes the holders hold the outstanding notes as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the applicability of U.S. federal gift or estate taxation.
      This summary discusses the federal income tax considerations applicable to the initial owners of the outstanding notes who are beneficial owners of the outstanding notes and who purchased the outstanding notes for cash at their “issue price” as defined in Section 1273 of the Code and the regulations thereunder and does not discuss the tax considerations applicable to subsequent purchasers of the outstanding notes. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with those statements and conclusions. In addition, those statements and conclusions do not preclude the IRS from successfully asserting, or a court from adopting, a contrary position.
      THE FOLLOWING DISCUSSION CONSTITUTES THE OPINION OF BASS, BERRY & SIMS PLC, TAX COUNSEL TO THE COMPANY, AS TO THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES GENERALLY APPLICABLE TO PURCHASERS OF THE EXCHANGE NOTES. BENEFICIAL OWNERS OF OUTSTANDING NOTES CONSIDERING THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
      As used herein, the term “U.S. Holder” means a beneficial owner of an outstanding note that is:

•	an individual citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of the income; or

•	a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or a trust in existence on August 20, 1996 that has elected to continue to be treated as a U.S. person.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of outstanding notes, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Both a partnership holding outstanding notes and the partners in that partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in this exchange offer.
      As used herein, the term “Non-U.S. Holder” means a beneficial owner of an outstanding note that is not a U.S. Holder.
      The exchange of the outstanding notes for exchange notes pursuant to the exchange offer will not constitute a material modification of the terms of the outstanding notes and therefore will not constitute a taxable event for U.S. federal income tax purposes. In that event, the exchange would have no U.S. federal income tax consequences to a U.S. Holder or Non-U.S. Holder, so that the U.S. Holder’s or Non-U.S. Holder’s holding period and adjusted tax basis for an outstanding note would not be affected and thus the U.S. Holder or Non-U.S. Holder will have the same adjusted tax basis and holding period in the exchange note as it had in the outstanding note immediately before the exchange, and the U.S. Holder or Non-U.S. Holder would continue to take into account income in respect of an exchange note in the same manner as before the exchange.
      THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH BENEFICIAL OWNER OF OUTSTANDING NOTES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER, AND THE FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.
WHERE YOU CAN FIND MORE INFORMATION
      We filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange offer covered by this prospectus. This prospectus does not contain all the information included in the registration statement nor all of the exhibits. Additional information about us is included in the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits filed may be inspected without charge at the public reference room maintained by the Commission in Room 1024, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained upon the payment of the fees prescribed by the Commission. Information on the operation of the public reference room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this web site is http://www.sec.gov.
LEGAL MATTERS
      Certain legal matters in connection with the exchange offer will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS
      The consolidated financial statements of Spheris Inc. at December 31, 2005 and 2004, and for the year ended December 31, 2005, the periods from November 6, 2004 to December 31, 2004 and January 1, 2004 to November 5, 2004 (Predecessor) and the year ended December 31, 2003 (Predecessor), the financial statements of EDiX Corporation for the period from January 1, 2003 to June 18, 2003, and the consolidated financial statements of Healthscribe, Inc. at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

Spheris Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-3
 Consolidated Statements of Operations for the year ended December 31, 2005, for the period from November 6, 2004 through December 31, 2004, for the period from January 1, 2004 through November 5, 2004 and the year ended December 31, 2003
F-4
 Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2005, for the period from November 6, 2004 through December 31, 2004, for the period from January 1, 2004 through November 5, 2004 and the year ended December 31, 2003
F-5
 Consolidated Statements of Cash Flows for the year ended December 31, 2005, for the period from November 6, 2004 through December 31, 2004, for the period from January 1, 2004 through November 5, 2004 and the year ended December 31, 2003
F-6
Notes to Consolidated Financial Statements	F-7

EDiX Corporation
Report of Independent Auditors	F-32
Statement of Operations and Changes in Equity for the period from January 1, 2003 through June 18, 2003	F-33
Statement of Cash Flows for the period from January 1, 2003 through June 18, 2003	F-34
Notes to Financial Statements	F-35
HealthScribe, Inc.
Unaudited Condensed Consolidated Financial Statements as of September 30, 2004 and for the nine month periods ended September 30, 2004 and 2003
Condensed Consolidated Balance Sheets as of September 30, 2004 (unaudited) and December 31, 2003	F-41
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2004 and 2003 (unaudited)	F-42
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 (unaudited)	F-43
Notes to Condensed Consolidated Financial Statements (unaudited)	F-44
Audited Consolidated Financial Statements as of December 31, 2003 and 2002 and for the three years ended December 31, 2003
Report of Independent Auditors	F-48
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-49
Consolidated Statements of Operations for the years ended December 31, 2003, 2002, and 2001	F-50
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2003, 2002, and 2001	F-51
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002, and 2001	F-52
Notes to Consolidated Financial Statements	F-53

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Spheris Inc.
      We have audited the accompanying consolidated balance sheets of Spheris Inc. (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, for the period from November 6, 2004 through December 31, 2004, for the period from January 1, 2004 through November 5, 2004 (predecessor), and for the year ended December 31, 2003 (predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spheris Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the year ended December 31, 2005, for the period from November 6, 2004 through December 31, 2004, for the period from January 1, 2004 through November 5, 2004 (predecessor), and for the year ended December 31, 2003 (predecessor), in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Nashville, Tennessee
March 10, 2006

Spheris Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2005	2004

	(Amounts in thousands,
	except share amounts)
ASSETS
Current assets
Unrestricted cash and cash equivalents	$7,339	$6,051
Restricted cash	1,320	4,442
Accounts receivable, net of allowance of $929 and $1,356, respectively	30,715	29,608
Deferred taxes	1,374	1,956
Other current assets	2,389	1,756

Total current assets	43,137	43,813
Property and equipment, net	9,152	9,715
Internal-use software, net	8,153	12,208
Customer contracts, net	45,799	61,739
Goodwill	211,116	212,232
Other noncurrent assets	2,929	2,404

Total assets	$320,286	$342,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,030	$2,706
Accrued wages and benefits	14,094	12,386
Current portion of long-term debt	750	1,179
Current portion of capital lease obligations	221	212
Other current liabilities	4,798	10,889

Total current liabilities	22,893	27,372
Long-term debt, net of current portion	195,702	195,510
Capital lease obligations, net of current portion	105	326
Deferred tax liabilities	10,375	17,838
Other long term liabilities	524	443

Total liabilities	229,599	241,489
Commitments and contingencies
Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive income (loss)	(89)	22
Contributed capital	102,301	101,885
Accumulated deficit	(11,525)	(1,285)

Total liabilities and stockholders’ equity	$320,286	$342,111

See accompanying notes.

Spheris Inc.
Consolidated Statements of Operations

			Predecessor

		November 6	January 1
	Year Ended	through	through	Year Ended
	December 31,	December 31,	November 5,	December 31,
	2005	2004	2004	2003

	(Amounts in thousands)
Net revenues	$209,032	$23,851	$128,826	$90,009
Direct costs of revenues (exclusive of depreciation and amortization below)	154,274	17,960	95,835	66,741
Marketing and selling expenses	5,265	835	3,505	2,958
General and administrative expenses	18,337	1,899	12,605	10,466
Depreciation and amortization	26,642	3,444	10,797	8,958

Total operating costs	204,518	24,138	122,742	89,123

Operating income (loss)	4,514	(287)	6,084	886
Loss on refinance of debt	—	291	4,304	—
Interest expense, net	20,307	1,506	3,051	2,586
Foreign currency gain	(287)	(31)	—	—
Other (income) loss	(140)	(17)	35	(39)

Net loss before income taxes	(15,366)	(2,036)	(1,306)	(1,661)

Provision for (benefit from) income taxes	(5,126)	(751)	458	—

Net loss	$(10,240)	$(1,285)	$(1,764)	$(1,661)

See accompanying notes.

Spheris Inc.
Consolidated Statements of Stockholders’ Equity

	Common Stock			Other		Total
			Contributed	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity

	(Amounts in thousands, except share amounts)
Balance, December 31, 2002	10	$—	$16,050	$—	$(8,279)	$7,771
Net loss	—	—	—	—	(1,661)	(1,661)
Capital contribution from Predecessor parent	—	—	9,609	—	—	9,609
Beneficial conversion on exchangeable subordinated notes	—	—	853	—	—	853
Amortization of deferred compensation on common units of Predecessor parent	—	—	83	—	—	83
Issuance of warrants	—	—	23	—	—	23

Balance, December 31, 2003	10	—	26,618	—	(9,940)	16,678

Net loss January 1 through November 5, 2004	—	—	—	—	(1,764)	(1,764)
Amortization of deferred compensation on common units of Predecessor parent	—	—	978	—	—	978
Capital contribution from Predecessor parent	—	—	38,277	—	—	38,277
Elimination of Predecessor equity in connection with recapitalization	—	—	(65,873)	—	11,704	(54,169)

Balance, November 5, 2004	10	—	—	—	—	—

Comprehensive income (loss):
Net loss November 6 through December 31, 2004	—	—	—	—	(1,285)	(1,285)
Foreign currency translation	—	—	—	22	—	22

Total comprehensive income (loss)	—	—	—	22	(1,285)	(1,263)

Capital contribution from Parent Investors	—	—	101,885	—	—	101,885

Balance, December 31, 2004	10	—	101,885	22	(1,285)	100,622

Comprehensive loss:
Net loss.	—	—	—	—	(10,240)	(10,240)
Foreign currency translation	—	—	—	(111)	—	(111)

Total comprehensive loss	—	—	—	(111)	(10,240)	(10,351)

Non-cash equity compensation	—	—	66	—	—	66
Capital contributions	—	—	350	—	—	350

Balance, December 31, 2005	10	$—	$102,301	$(89)	$(11,525)	$90,687

See accompanying notes.

Spheris Inc.
Consolidated Statements of Cash Flows

			Predecessor

		November 6	January 1
	Year Ended	through	through	Year Ended
	December 31,	December 31,	November 5,	December 31,
	2005	2004	2004	2003

	(Amounts in thousands)
Cash flows from operating activities:
Net loss	$(10,240)	$(1,285)	$(1,764)	$(1,661)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	26,642	3,444	10,797	8,958
Deferred taxes	(5,633)	(782)	—	—
Foreign currency translation gain	(111)	22	—	—
Loss on sale or disposal of assets	25	—	38	6
Non-cash equity compensation	66	—	978	83
Amortization of debt discounts and issuance costs	721	161	281	224
Loss on extinguishment of debt	—	291	4,304	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,107)	947	1,609	(2,777)
Other current assets	(633)	(114)	(8)	(308)
Accounts payable	324	(727)	157	314
Accrued wages and benefits	1,418	(1,618)	3,004	1,412
Other current liabilities	(2,811)	1,893	(1,919)	(160)
Other noncurrent assets and liabilities	569	672	(1,861)	1,169

Net cash provided by operating activities	9,230	2,904	15,616	7,260

Cash flows from investing activities
Purchases of property and equipment	(5,038)	(316)	(2,854)	(2,600)
Purchase of EDiX, net of cash acquired	—	—	—	(56,017)
Purchase of HealthScribe, net of unrestricted cash acquired	—	(69,443)	—	—
Purchase of Spheris Inc. in connection with the November 2004 Recapitalization, net of cash acquired	—	(217,283)	—	—
Proceeds from sale of property and equipment	—	23	175	—
Purchase and development of internal-use software	(1,071)	(502)	(1,882)	(1,173)

Net cash used in investing activities	(6,109)	(287,521)	(4,561)	(59,790)

Cash flows from financing activities
Proceeds from 2003 Credit Facility	—	—	45,000	33,000
Payments on 2003 Credit Facility	—	—	(71,540)	(6,460)
Proceeds from Exchangeable Subordinated Notes	—	—	—	23,000
Payments on Exchangeable Subordinated Notes	—	—	(23,000)	—
Proceeds from the Mezzanine Facility	—	50,000	—	—
Payments on the Mezzanine Facility	—	(50,000)	—	—
Proceeds from the 2004 Senior Facility	—	75,000	—	—
Payments on the 2004 Senior Facility	(750)	—	—	—
Proceeds from Senior Subordinated Notes	—	125,000	—	—
Payments on other debt	(884)	—	—	—
Payments on capital leases	(212)	—	—	—
Debt issuance costs	(337)	(6,958)	(2,212)	(1,730)
Capital contributions from Predecessor	—	1,500	36,777	9,616
Capital contributions from Parent Investors	350	96,126	—	—

Net cash provided by (used in) financing activities	(1,833)	290,668	(14,975)	57,426

Net increase (decrease) in unrestricted cash and cash equivalents	1,288	6,051	(3,920)	4,896
Unrestricted cash and cash equivalents, at beginning of period	6,051	—	5,897	1,001

Unrestricted cash and cash equivalents, at end of period	$7,339	$6,051	$1,977	$5,897

Supplemental cash flow information:
Cash paid for interest	$18,473	$247	$4,048	$429

Cash paid for taxes	$619	$—	$125	$25

Supplemental schedule of non-cash transactions:
Issuance of Warrants	$—	$—	$—	$23

Non-cash beneficial conversion on Exchangeable Subordinated Notes	$—	$—	$—	$853

Non-cash capital contributions	$—	$5,759	$—	$—

See accompanying notes.

Spheris Inc.
Notes to Consolidated Financial Statements

1.	Description of Business and Summary of Significant Accounting Policies

Organization and Operations
      On August 17, 2001, Spheris Holdings LLC (“Holdings”), entered into an agreement whereby institutional and individual investors funded Holdings for the purpose of acquiring Spheris Inc. (“Spheris”). On that same date, Holdings entered into a separate agreement whereby Holdings purchased 100% of the outstanding stock of Spheris from Medscape Enterprises, Inc. During 2003, Holdings obtained additional funding from external creditors and existing investors to fund the purchase of EDiX Corporation (“EDiX”). On December 22, 2004, Spheris acquired ownership of HealthScribe, Inc. and its subsidiaries (“HealthScribe”). The consolidated results of operations of Spheris include the operations of HealthScribe from the date of acquisition. On January 1, 2006, EDiX, HealthScribe and HealthScribe-Scribes Acquisition, Inc., a wholly-owned subsidiary of HealthScribe, were merged into Spheris Operations Inc., a wholly-owned subsidiary of Spheris (“Operations”).
      Spheris and its direct or indirect wholly-owned subsidiaries: Operations, Spheris Leasing LLC, Spheris Canada Inc., and Spheris, India Private Limited (“SIPL”) (sometimes referred to collectively as the “Company”), provide medical record transcription and related services to approximately 450 health systems, hospitals and group medical practices located throughout the United States. The Company receives medical dictation in digital format from subscribing physicians, transcribes the dictation into text format, stores specific data elements from the records, then transmits the completed medical record to the originating physician in the prescribed format. As of December 31, 2005, the Company employed approximately 5,200 skilled medical transcriptionists (“MTs”) in the U.S., Canada and India. Approximately 1,600 of these MTs are located in the Company’s two facilities in India, making the Company one of the largest global providers of medical transcription services.

Reporting Unit and Principles of Consolidation
      Prior to its acquisition by certain institutional investors in November 2004 (the “November 2004 Recapitalization”), Spheris was a wholly-owned subsidiary of Holdings. When referring to periods prior to the November 2004 Recapitalization, results of Spheris are sometimes referenced as the “Predecessor” throughout these financial statements. Subsequent to the November 2004 Recapitalization, Spheris became a wholly-owned subsidiary of Spheris Holding II, Inc., and an indirect wholly-owned subsidiary of Spheris Holding III, Inc. (“Spheris Holding III”), an entity owned by affiliates of Warburg Pincus LLC. and TowerBrook Capital Partners LLC (together, the “Parent Investors”), and indirectly by certain members of Spheris’ management team. For all periods presented in the accompanying financial statements and footnotes, Spheris is the reporting unit and operates in only one segment. All dollar amounts shown in these financial statements and tables in the notes are in thousands unless otherwise noted. The consolidated financial statements include the financial statements of Spheris, including its direct or indirect wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition
      The Company’s customer contracts contain multiple elements of services as defined in Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF No. 00-21”). In accordance with the provisions of EITF No. 00-21 and related guidance for the individual elements, the Company records service revenues as the services are performed and defers one-time fees and recognizes the revenue over the life of the applicable contracts. Transcription services are provided at a contractual rate, and revenue is recognized when the provision of services is complete including the satisfaction of the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectibility is reasonably

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
assured. The Company monitors actual performance against contract standards and provides for credits against billings as reductions to revenues.

Cash and Cash Equivalents
      Cash and cash equivalents include highly liquid investments with an original maturity of less than three months. The cash amounts of SIPL, the Company’s Indian subsidiary, are included as a component of unrestricted cash. Transfers of funds between the Company’s domestic operations and SIPL may be subject to certain foreign tax effects.

Restricted Cash
      The Company’s cash balances include certain amounts that are currently available for distribution to former HealthScribe shareholders. Cash balances also include certain cash deposits made that are being held as security under certain of the Company’s lease obligations. The amounts being held for future distribution to former HealthScribe shareholders and as lease security are shown as restricted cash balances in the accompanying consolidated balance sheets.

Allowance for Doubtful Accounts
      The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of a specific customer, historical trends and other information. Accounts receivables are written off against the allowance for doubtful accounts when accounts are deemed to be uncollectible on a specific identification basis. The determination of the amount of the allowance for doubtful accounts is subject to judgment and estimation by management. Increases to the allowance may be made if circumstances or economic conditions deteriorate.
      A summary of the activity in the Company’s allowance for doubtful accounts for the year ended December 31, 2005, the periods from November 6 through December 31, 2004 and January 1 through November 5, 2004, and the year ended December 31, 2003 is as follows:

			Predecessor

		November 6	January 1
	Year Ended	through	through	Year Ended
	December 31,	December 31,	November 5,	December 31,
	2005	2004	2004	2003

Balance at beginning of period	$1,356	$1,311	$1,010	$330
Additions charged to costs and expense	725	(10)	236	434
Additions resulting from acquisitions	—	57	462	1,331
Write-offs and adjustments, net of recoveries	(1,152)	(2)	(397)	(1,085)

Balance at end of period	$929	$1,356	$1,311	$1,010

      Approximately $0.5 million of the Predecessor’s 2004 additions to the allowance were recorded through adjustments to goodwill, as these amounts represent liabilities incurred in periods prior to the EDiX acquisition. Approximately $0.5 million of the 2005 write-offs and adjustments amount above was related to this EDiX goodwill adjustment. Approximately $0.1 million of the allowance recorded from the opening balance sheet purchase price allocation of HealthScribe is included in the 2004 additions amount above. Additionally, approximately $1.3 million of the allowance recorded from the opening balance sheet purchase price allocation of EDiX is included in the 2003 additions amount above.

Concentration of Credit Risk
      At times, cash balances in the Company’s accounts may exceed Federal Deposit Insurance Corporation insurance limits. The Company performs ongoing credit evaluations of our customers’ financial

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
performance and generally require no collateral from customers. No individual customers accounted for 10% or more of the Company’s net revenues during 2005, 2004 or 2003.

Property and Equipment
      Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized. Equipment under capital lease obligations is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the applicable assets.

Internal-Use Software
      Internal-use software is capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1”) and EITF No. 00-2, “Accounting for Web Site Development Costs,” and is amortized over its estimated useful life.

Accounting for Goodwill, Intangibles and Other Long-lived Assets
      The Company accounts for goodwill, intangibles and other long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). With respect to goodwill, the Company measures for impairment using cash and market based models to determine the estimated fair value of our reporting unit. These models contain significant assumptions and accounting estimates about discount rates, future operating results and terminal values that could materially affect the Company’s operating results or financial position if they were to change significantly in the future. The Company performs its goodwill impairment test annually and whenever events or changes in facts or circumstances indicate that impairment may exist.
      In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals.

Income Taxes
      The Company accounts for income taxes utilizing the asset and liability method prescribed by the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date. The Company accounts for income taxes associated with its Indian subsidiary, SIPL, in accordance with Indian tax guidelines and is eligible for certain tax holiday programs pursuant to Indian law.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

Advertising Costs
      The Company expenses advertising costs as incurred. Advertising expenses of $3.0 million, $0.2 million, $1.0 million, and $1.1 million for the year ended December 31, 2005, the periods from November 6 through December 31, 2004 and January 1 through November 5, 2004, and for the year ended December 31, 2003, respectively, were included in the Company’s consolidated statements of operations. Advertising costs primarily consist of brand advertising, recruiting advertising for MTs and trade show participation.

Fair Value of Financial Instruments
      In accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” the Company calculates the estimated fair value of financial instruments using quoted market prices of similar instruments or discounted cash flow techniques. At December 31, 2005 and 2004, there were no material differences between the carrying amounts and the estimated fair values of the Company’s financial instruments, other than the Senior Subordinated Notes (as defined in Note 9), which had a quoted market value of $110.6 million at December 31, 2005 as compared to the Senior Subordinated Notes carrying amount of $122.3 million at December 31, 2005.

Stock-Based Compensation
      During periods from inception in 2001 through the November 2004 Recapitalization, Holdings issued equity instruments to employees of the Company as compensation to those employees. The Company has presented the effects of this equity-based compensation in its statements of operations with corresponding credits to capital contributions in accordance with Accounting Principals Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Subsequent to the November 2004 Recapitalization, Spheris Holding III has issued restricted stock grants to the Company’s employees and the Company’s non-employee directors. These restricted stock grants have been reflected as compensation expense in the Company’s accompanying consolidated statements of operations, due to benefits received by the Company. These restricted stock grants were valued at fair market value on the date of grant using third-party valuations and vest over a four year period from the grant date. Accordingly, compensation expense is currently being recognized ratably over the applicable vesting periods.

Self-Insurance
      The Company is significantly self-insured for employee health and workers’ compensation insurance claims. As of December 31, 2005 and 2004, the Company had $2.7 million and $2.2 million, respectively, in accrued liabilities for employee health and workers’ compensation risks. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims. The Company has consistently accrued the estimated liability for these insurance claims based on its history of claims experience and the time lag between the incident date and the date the cost is paid by the Company, as well as the use of third-party actuarial valuations of the outstanding liabilities. These estimates could change in the future.

Comprehensive Income and Foreign Currency Translation
      SFAS No. 130, “Reporting Comprehensive Income,” establishes standards of reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income encompasses all changes in stockholders’ equity except those arising from transactions with owners, and specifically includes foreign currency translation gains and losses.
      The Company uses the U.S. dollar as its functional and reporting currency. SIPL, the Company’s Indian subsidiary, uses the Indian rupee as its functional currency. For year ended December 31, 2005 and the period from December 23, 2004 to December 31, 2004, the assets and liabilities of SIPL were translated using the current exchange rate at the balance sheet date. Operating statement amounts for

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
SIPL were translated at the average exchange rate in effect during the applicable periods following the HealthScribe acquisition. The resulting translation gains and losses are reflected as a component of other comprehensive income in the accompanying consolidated statements of stockholders’ equity. Exchange rate adjustments resulting from foreign currency transactions are included in the determination of net income or loss.

Derivatives and Financial Instruments
      The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to foreign currency changes. The Company records these derivatives in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which was subsequently amended by SFAS No. 138 and SFAS No. 149 (“SFAS No. 133, as amended”). SFAS No. 133, as amended, established accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended, requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting.
      Billings from SIPL are denominated in U.S. dollars. In order to hedge against fluctuations in exchange rates, SIPL maintains a portfolio of forward currency exchange contracts. These contracts have been recorded at fair value of approximately $12,000 and $13,000 at December 31, 2005 and 2004, respectively, as a component of other current assets with changes in fair value recognized as a component of other income in the accompanying consolidated statement of operations.
      During 2004, the Company entered into a contract to cap its interest rate risk on its outstanding debt obligations. This contract was initially for a notional amount of $15.0 million, and was set to amortize over a period of three years. This cap has been recorded at fair value of approximately $31,000 at December 31, 2004 as a component of other noncurrent assets. Changes in the fair value of this cap are recognized as a charge to interest expense as incurred. This cap was terminated during March 2005 and replaced with a new instrument to satisfy the requirements under the Company’s 2004 Senior Facility (as defined in Note 9).
      The 2004 Senior Facility required the Company to hedge at least 50% of the outstanding obligations of the funded debt within 180 days following the closing of the loan. Accordingly, in March 2005 the Company entered into an interest rate cap agreement to fulfill this requirement, capping LIBOR at 5.1% (prior to the applicable spread) on outstanding balances of $37.4 million through the expiration of the cap agreement in March 2007. The Company paid a premium of $0.1 million to enter into the interest rate cap agreement. The Company did not meet the hedge accounting criteria under SFAS 133, as amended, and related interpretations in accounting for the interest rate cap agreement. As a result, the interest rate cap agreement is marked to market each reporting period, and the change in the fair value of the interest rate cap agreement of $0.1 million during the year ended December 31, 2005 was reported as interest expense in the consolidated statement of operations.

Use of Estimates
      The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect the reported assets and liabilities and contingency disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Recent Accounting Pronouncements
      SFAS No. 123(R). In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
APB No. 25 and requires companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments, including stock options. SFAS No. 123(R) is effective in the first annual reporting period beginning after December 15, 2005. Under SFAS No. 123(R), the Company is required to determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost, and the transition method to be used at the date of adoption. The Company selected the prospective method of transition under SFAS No. 123(R). The Company adopted SFAS No. 123(R) on January 1, 2006. The adoption of SFAS No. 123(R) is not expected to have a material impact on the Company’s consolidated financial position or results of operations during 2006.
      SFAS No. 153. In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” (“SFAS No. 153”), which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”). The guidance in APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The amendment made by SFAS No. 153 eliminates the exception for exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of the statement are effective for exchanges taking place in fiscal periods beginning after June 15, 2005. The Company adopted SFAS No. 153 on January 1, 2006. The Company does not believe the adoption of this statement will have a material impact on its consolidated financial position or results of operations during 2006.

2.	November 2004 Recapitalization
      On November 5, 2004, the Company completed the November 2004 Recapitalization with the Parent Investors. In connection with this transaction, the former stockholders of Spheris received $227.7 million in cash and equity for the purchase of 100% of the outstanding shares of Spheris. In accordance with the guidance in SFAS No. 141, “Business Combinations” (“SFAS No. 141”), the Company has accounted for this transaction as a purchase by the new Parent Investors. The Company incurred costs of $8.1 million in completing the November 2004 Recapitalization, of which $5.0 million has been treated as an addition to purchase price in accordance with the provisions of SFAS No. 141, and the remaining costs have been allocated to debt issuance costs, debt discounts and reductions to contributed capital, as appropriate. Direct costs of the November 2004 Recapitalization included certain fees paid to outside parties that provided both financing and acquisition assistance. Amounts incurred for these services have been allocated to purchase price and debt costs based on relative fair values.
      In connection with the November 2004 Recapitalization, Spheris Investment LLC (“Spheris Investment”) was created as an investment vehicle by the Parent Investors and certain members of senior management of Spheris, together with new direct or indirect wholly-owned subsidiaries of the Parent Investors: Spheris Holding III, Spheris Holding II, Inc. (“Spheris Holding II”) and Spheris Holding, Inc. (“Spheris Holding”). Proceeds to finance this transaction were generated through external debt financing totaling $125.0 million and direct cash and equity contributions of $102.3 million.
      Cash was contributed to these newly formed entities by the Parent Investors and subsequently contributed down to Spheris Holding in order to complete the November 2004 Recapitalization. Members of the executive management team of Spheris received 5.8 million membership units of Spheris Investment in exchange for their 3.2% ownership in shares of Spheris. The remaining 96.8% of Spheris shares were purchased by Spheris Holding for $221.9 million in cash that was contributed by the Parent Investors. Immediately subsequent to the closing of the November 2004 Recapitalization, Spheris Holding was merged into the Company with the Company being the surviving corporation.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
      In accordance with the provisions of SFAS No. 141, the purchase price of the Company by Spheris Holding has been allocated to the assets and liabilities acquired based on fair values as follows, which includes subsequent adjustments to the preliminary purchase price:

Purchase price	$227,700
Direct cost of acquisition	4,954

Total purchase price	$232,654

Value assigned to assets and liabilities:
Assets:
Cash and cash equivalents	$9,612
Accounts receivable, net	23,701
Prepaids and other current assets	2,110
Internal-use software	7,097
Property and equipment	6,806
Customer contracts	50,685
Other noncurrent assets	2,251
Goodwill	160,727

Total assets	262,989

Liabilities:
Accounts payable	2,453
Accrued expenses and other current liabilities	11,803
Noncurrent deferred tax liability, net	15,636
Other noncurrent liabilities	443

Total liabilities	30,335

Total value assigned to assets and liabilities	$232,654

      Approximately $7.6 million of the purchase price was paid with cash acquired in the transaction. Additionally, $5.8 million of the purchase amount was effected through a non-cash rollover of Company equity held by members of the senior management team. The Company incurred $2.5 million of non-recurring transaction costs, including transaction bonuses and non-cash equity compensation, associated with the completion of the November 2004 Recapitalization. These costs are included as a component of general and administrative costs in the accompanying consolidated statement of operations for the period from January 1 through November 5, 2004. The value assigned to goodwill in connection with the November 2004 Recapitalization is not anticipated to be deductible for tax purposes.
      The preliminary purchase price was subject to revision as more detailed analysis was completed and additional information became available. Accordingly, during 2005, the Company decreased the value assigned to goodwill as a result of the release of $0.4 million of the valuation allowance related to the November 2004 Recapitalization.

3.	HealthScribe and EDiX Acquisitions
      On December 22, 2004, the Company acquired 100% of the outstanding stock of HealthScribe and subsidiaries for cash of $75.1 million, including certain costs related to financing and consummating the transaction. The purchase price was funded with proceeds raised through issuance of the Senior Subordinated Notes (as defined in Note 9).
      Effective June 18, 2003, Spheris acquired 100% of the outstanding stock of EDiX, a subsidiary of IDX Systems Corporation, for cash of $64.2 million, including certain costs related to financing and

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
consummating the transaction. The purchase price was funded with proceeds received from a senior credit facility and the issuance of exchangeable subordinated notes.
      Both the HealthScribe and EDiX acquisitions have been accounted for using the purchase method of accounting as required by SFAS No. 141, and accordingly, the consolidated statements of operations include the results of HealthScribe and EDiX from their respective dates of acquisition.
      In accordance with the provisions of SFAS No. 141, the purchase price of HealthScribe and EDiX have been allocated to the assets and liabilities acquired based on fair values as follows, which includes subsequent adjustments to the preliminary purchase price:

		Predecessor
	HealthScribe	EDiX
	(December 22, 2004)	(June 18, 2003)

Purchase price	$73,550	$63,673
Direct cost of acquisition	1,584	507

Total purchase price	$75,134	$64,180

Value assigned to assets and liabilities:
Assets:
Cash and cash equivalents	$5,691	$8,163
Restricted cash	6,189	—
Accounts receivable, net	6,855	19,093
Prepaids and other current assets	2,364	473
Internal-use software	5,129	2,000
Property and equipment	3,523	5,669
Customer contracts	13,069	27,030
Other noncurrent assets	258	2,701
Goodwill	50,389	9,300

Total assets	93,467	74,429

Liabilities:
Accounts payable	1,160	1,492
Accrued expenses and other current liabilities	13,142	8,309
Noncurrent deferred tax liability, net	2,610	—
Other noncurrent liabilities	1,421	448

Total liabilities	18,333	10,249

Total value assigned to assets and liabilities	$75,134	$64,180

      Direct costs of acquisition includes certain fees paid to outside parties that provided both financing and acquisition assistance. Amounts incurred for these services have been allocated to purchase price and debt costs based on relative fair values. The values assigned to goodwill in connection with the EDiX and HealthScribe acquisitions are not anticipated to be deductible for tax purposes. Approximately $3.8 million of the cash acquired was used to fund the purchase price of HealthScribe. The cash and accrued expense allocations for HealthScribe as shown above include $5.9 million in cash received by HealthScribe from Spheris in connection with the purchase that is being held for future distribution to former HealthScribe shareholders. As of December 31, 2005, approximately $1.1 million of this amount was still being held for distribution and is included in restricted cash and liabilities on the accompanying consolidated balance sheet.
      In accordance with the HealthScribe purchase agreement, a portion of the purchase price was placed in escrow to satisfy certain indemnification and reimbursement obligations of HealthScribe and to secure any post-closing purchase price adjustment that may occur if the amount of the balance sheet or other

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
adjustments were underestimated at the time of the HealthScribe acquisition. None of this cash nor liability is reflected in the Company’s accompanying financial statements.
      The preliminary purchase price was subject to revision as more detailed analysis was completed and additional information became available. Accordingly, goodwill was increased $0.4 million during the second quarter of 2005 as the result of increases in the estimated accrued expenses and other current liabilities at the time of the HealthScribe acquisition. During the fourth quarter of 2005, goodwill was decreased $0.3 million as the result of decreases in the estimated accrued expenses and other current liabilities at the time of the HealthScribe acquisition and also decreased $0.8 million due to the change in deferred tax assets and liabilities related to HealthScribe acquisition.
      The following table shows the unaudited pro forma results of consolidated operations as if the results of operations of HealthScribe and EDiX had been included in the results of operations beginning on January 1, 2003, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired based upon the fair values assigned in connection with purchase price allocations.

	2004	2003

Net revenues	$202,131	$185,267
Loss before income taxes	(10,471)	(4,609)
Income tax provision (benefit)	(3,979)	93
Net loss	(6,492)	(4,702)

4.	Property and Equipment, Net
      Property and equipment at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Furniture and equipment	$1,462	$963
Leasehold improvements	2,250	1,105
Computer equipment and software	11,911	8,539

	15,623	10,607
Less accumulated depreciation and amortization	(6,471)	(892)

Property and equipment, net	$9,152	$9,715

      Depreciation expense, including amortization on equipment under capital lease obligations, of $5.6 million, $0.9 million, $5.0 million, and $5.4 million has been recorded in the accompanying statements of operations for the year ended December 31, 2005, the periods from November 6 through December 31, 2004 and January 1 through November 5, 2004, and for the year ended December 31, 2003, respectively. In connection with the values assigned to assets and liabilities with the November 2004 Recapitalization, all assets were valued at their respective fair values as of the transaction date, and accordingly, accumulated depreciation on assets on the valuation date has been eliminated. Assets under capital lease obligations of $0.3 million and $0.5 million as of December 31, 2005 and 2004, respectively, are reflected in amounts presented above.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

5.	Internal-Use Software, Net of Amortization
      The Company incurs costs to develop internal-use software primarily to provide technology services to its customers. These costs are recorded under the provisions of SOP 98-1. Net purchased and developed software costs at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Software under development	$349	$908
Software placed in service	13,405	11,821

	13,754	12,729
Less accumulated amortization	(5,601)	(521)

Internal-use software, net	$8,153	$12,208

      In connection with the November 2004 Recapitalization, the Company revalued existing technology assets resulting in a net increase of $3.3 million to the previous carrying value. The adjusted basis of the technology assets is being amortized over the estimated remaining lives of these assets of two to three years. As a result of the HealthScribe acquisition, the Company assigned $5.1 million to the internally developed technology platform assets acquired. These assets are being amortized over a useful life of three years from the date of acquisition.
      Interest costs on development of internal-use software have been recorded in accordance with the provisions of SFAS No. 34, “Capitalization of Interest Cost.” Capitalized interest on these projects of $30,000, $2,000, $13,000 and $26,000 for the year ended December 31, 2005, the periods from November 6, 2004 through December 31, 2004 and January 1, 2004 through November 5, 2004, and the year ended December 31, 2003, respectively, was recorded as a reduction to interest expense in the accompanying consolidated statements of operations. Amortization on projects begins when the software is ready for its intended use and is recognized over the expected useful life, which is generally two to five years. Amortization expense related to internal-use software costs was $5.1 million, $0.5 million, $1.2 million and $0.6 million for the year ended December 31, 2005, the periods from November 6 through December 31, 2004 and January 1 through November 5, 2004, and the year ended December 31, 2003, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations.

6.	Customer Contracts
      The Company assigned approximately $27.0 million to customer contracts acquired in the EDiX acquisition in 2003. These contracts were being amortized over an expected life of five years. In connection with the November 2004 Recapitalization, the Spheris customer contracts were revalued at $50.7 million. These contracts are being amortized over an expected life of four years. In connection with the HealthScribe acquisition in December 2004, the Company assigned a value of $13.1 million to the acquired contracts and is amortizing these contracts over an estimated life of four years.
      The components of the Company’s customer contracts are as follows:

	December 31, 2005		December 31, 2004

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Customer contracts	$63,754	$(17,955)	$63,754	$(2,015)

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
      Amortization expense for customer contracts for the year ended December 31, 2005, the periods from November 6 through December 31, 2004 and January 1 and November 5, 2004, and for the year ended December 31, 2003 was $15.9 million, $2.0 million, $4.6 million, and $2.9 million, respectively. Estimated amortization expense for the five succeeding fiscal years is as follows:

2006	$15,939
2007	15,939
2008	13,921
2009	—
2010	—

7.	Other Noncurrent Assets
      Other noncurrent assets of the Company at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Debt issuance costs	$1,951	$1,614
Less: accumulated amortization	(176)	(7)

Debt issuance costs, net	1,775	1,607
Other	1,154	797

Total other noncurrent assets	$2,929	$2,404

      Debt issuance costs are amortized to interest expense over the life of the applicable credit facilities using the effective interest method.

8.	Other Current Liabilities
      Other current liabilities of the Company at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Amounts held for payment to former HealthScribe shareholders	$1,051	$4,133
Accrued interest	611	343
Severance	679	1,848
Income taxes payable	486	339
Professional services	243	540
Deferred rent	219	355
Accrued transaction costs	60	1,441
Other	1,449	1,890

Total other current liabilities	$4,798	$10,889

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

9.	Debt
      Outstanding debt obligations of the Company at December 31, 2005 and 2004 consisted of the following:

	2005	2004

2004 Senior Facility, with fixed quarterly principal payments and unpaid balance due November 2010; interest payable periodically at variable rates. The interest rate was 8.2% at December 31, 2005	$74,110	$73,700
11.0% Senior Subordinated Notes, principal due at maturity in December 2012; interest payable semi-annually in June and December	122,342	122,105
Tahoe Note, varying principal payments with balance due October 2007. The notes were issued with zero as the stated interest rate (paid in full third quarter 2005)	—	684
10.0% Equipment Notes, varying principal payments with balance due January 2006; interest payable annually (paid in full first quarter 2005)	—	200

	196,452	196,689
Less: Current portion of long-term debt obligations	(750)	(1,179)

Long-term portion of total debt obligations	$195,702	$195,510

Exchangeable Subordinated Notes
      On June 18, 2003, Holdings and the Company entered into a subscription agreement with existing investors and creditors for the purchase and issuance of $23.0 million in exchangeable subordinated notes of Spheris (the “Exchangeable Notes”), 2.3 million warrants to purchase common units of Holdings and $10.0 million in 2003 redeemable preferred units of Holdings. Approximately $22.0 million of the Exchangeable Notes issued were to Holdings’ largest institutional investor. These Exchangeable Notes were entered into primarily for the purpose of funding the acquisition of EDiX by the Company and, together with applicable interest charges, are reflected on the historical financial records of the Company. On April 30, 2004, the Company amended its 2003 Credit Facility (as discussed below), and a portion of the proceeds was used to pay off all the Exchangeable Notes.

2003 Credit Facility
      On June 18, 2003, the Company entered into a credit facility agreement (the “2003 Credit Facility”). Initial proceeds under the 2003 Credit Facility of $33.0 million were used to help finance the purchase of EDiX. The initial 2003 Credit Facility contained two term loans, a $5.0 million Term Loan A and a $15.0 million Term Loan B, and a $20.0 million revolving credit facility. On April 30, 2004, the Company amended the 2003 Credit Facility, extending the maturity date to April 30, 2010. Proceeds of $45.0 million were used to pay off the Exchangeable Notes and to refinance amounts outstanding on the 2003 Credit Facility. The new amended credit facility contained one term loan for $45.0 million and a $20.0 million revolving credit facility. In connection with the refinancing of the 2003 Credit Facility, the Company recognized a $3.3 million loss on refinance during 2004. In addition, the Company incurred an additional $1.1 million in debt issuance and debt discount costs related to the refinance. On November 5, 2004, the Company entered into its 2004 Senior Facility and Mezzanine Facility (as discussed below), and a portion of the proceeds was used to pay off the 2003 Credit Facility in its entirety.

2004 Senior Facility
      On November 5, 2004, the Company completed the November 2004 Recapitalization. In order to finance the November 2004 Recapitalization, the Company entered into a new $100.0 million credit facility, consisting of a $75.0 million term loan facility and a $25.0 million revolving credit facility (the

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
“2004 Senior Facility”), and a $50.0 million subordinated term loan facility (the “Mezzanine Facility”). Initial borrowings of $75.0 million and $50.0 million under the 2004 Senior Facility and the Mezzanine Facility, respectively, were used to pay off the remaining balance on the 2003 Credit Facility (as amended), fund payment to the former members of Holdings for the purchase of Spheris, and pay transaction costs associated with the November 2004 Recapitalization. No amounts were drawn on the revolver portion of the 2004 Senior Facility upon the closing of the November 2004 Recapitalization. Additionally, a $1.0 million loss on refinance was recognized during the fourth quarter of 2004 in connection with the write-off of unamortized debt issuance costs and debt discounts associated with the payoff of the 2003 Credit Facility.
      The 2004 Senior Facility contains a $75.0 million term loan facility and a $25.0 million revolving loan facility that bear interest at prime or Eurodollar rates, at the Company’s option, plus an applicable margin based on pricing criteria established in the 2004 Senior Facility agreement. This facility also charges 0.25% per annum on unused revolver commitment amounts. Interest on borrowings under the 2004 Senior Facility is due on applicable Interest Payment Dates (as defined in the 2004 Senior Facility agreement) or may be converted into revolving loan borrowings until the revolving credit maturity date on November 5, 2009. The 2004 Senior Facility debt obligation in the accompanying consolidated balance sheets includes $1.6 million and $0.7 million of accrued interest at December 31, 2005 and 2004, respectively. Principal payments on the term loan facility are payable quarterly through the maturity of the 2004 Senior Facility on November 5, 2010. Available borrowings under the revolver portion of the 2004 Senior Facility are reduced by letters of credit issued under the 2004 Senior Facility. At December 31, 2005, the Company had one letter of credit outstanding under the 2004 Senior Facility for a total of $1.6 million. The Company’s total capacity for borrowings under the revolver portion of the 2004 Senior Facility was $23.4 million during the fourth quarter of 2005. However, due to covenant restrictions, available borrowings under the revolver portion of the 2004 Senior Facility at December 31, 2005 were limited to $7.4 million.
      In connection with the borrowings under the 2004 Senior Facility, the Company incurred $0.2 million and $2.1 million in debt issuance costs and debt discounts, respectively. During the third quarter of 2005, the Company amended certain of the financial covenants contained in the 2004 Senior Facility in an effort to provide sufficient flexibility for the Company to operate its business in continued compliance with its covenants. In connection with this amendment, the Company incurred $0.3 million of debt issuance costs. The remaining balance of the issuance costs at December 31, 2005 of $0.5 million, net of accumulated amortization, is reflected in other noncurrent assets on the accompanying consolidated balance sheet and will continue to be amortized over the term of the debt. The remaining debt discount at December 31, 2005 of $1.7 million is reflected as a reduction in the carrying amount of the debt.
      The 2004 Senior Facility is secured by substantially all of the Company’s assets and is guaranteed by Spheris Holding II and all Company subsidiaries, except for SIPL. The 2004 Senior Facility contains restrictive covenants regarding certain financial covenants and other operational items as defined in the 2004 Senior Facility agreement, as amended during the third quarter of 2005, including restricting the Company’s ability to declare and pay dividends or other distributions to Holdings. As of December 31, 2005, the Company believes that it was in compliance with the financial covenants in its 2004 Senior Facility agreement. Although the Company believes that it will be able to maintain continued compliance with its financial covenants, as amended, there can be no assurance that the Company will remain in compliance with the Company’s financial covenants for future periods or that, if the Company defaults under any of its covenants, the Company will be able to obtain waivers or amendments that will allow the Company to operate its business in accordance with its plans.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

Senior Subordinated Notes
      On December 22, 2004, the Company issued $125.0 million of 11% senior subordinated notes due 2012 (the “Senior Subordinated Notes”). Proceeds under the Senior Subordinated Notes were used to pay off all outstanding amounts under the Mezzanine Facility, to fund the purchase of HealthScribe and to pay costs incurred to complete the financing. These Senior Subordinated Notes bear interest at a fixed rate of 11.0% per annum. Interest is payable in semi-annual installments each June and December until maturity on December 15, 2012.
      The Company incurred $1.4 million and $2.9 million in debt issuance costs and debt discounts, respectively, in connection with closing on the Senior Subordinated Notes. These costs are being amortized as additional interest expense over the term of the Senior Subordinated Notes. The remaining balance of the issuance costs at December 31, 2005 of $1.3 million, net of accumulated amortization, is reflected in other noncurrent assets on the accompanying consolidated balance sheet. The remaining debt discount at December 31, 2005 of $2.7 million is reflected as a reduction in the carrying amount of the Senior Subordinated Notes. Additionally, the Company wrote off all remaining unamortized costs associated with the Mezzanine Facility effective with this refinance resulting in a $0.3 million loss on refinance during the fourth quarter of 2004.
      The Senior Subordinated Notes are junior to the obligations of the 2004 Senior Facility, but are senior to general purpose credit obligations of the Company. The Senior Subordinated Notes are guaranteed by Spheris and its subsidiaries, except for SIPL. These Senior Subordinated Notes contain certain restrictive covenants that place limitations on the Company regarding incurrence of additional debt, payment of dividends and other items as specified in the Senior Subordinated Notes. The Senior Subordinated Notes are redeemable at the option of the Company subject to certain prepayment penalties and restrictions as set forth in the Senior Subordinated Notes purchase agreement.
      During December 2004, the Company completed the sale and issuance of the Senior Subordinated Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the registration rights agreement between the Company and the noteholders, the Company is required to use its reasonable best efforts to file, and cause to become effective, a registration statement with the Securities and Exchange Commission (“SEC”) to exchange the Senior Subordinated Notes for a new issuance of identical debt securities that have been registered under the Securities Act. If the exchange offer is not consummated on or prior to June 22, 2006, the Company’s current annual interest rate on the Senior Subordinated Notes will increase by 1.0% until the exchange offer is completed or a shelf registration statement becomes effective. The Company can give no assurance that the registration statement will be declared effective by the SEC on or before June 22, 2006.

Tahoe Note
      On October 29, 2004, HealthScribe entered into a promissory note agreement with Tahoe Invest, A.G. with a face amount of $0.8 million (the “Tahoe Note”). Proceeds received under the Tahoe Note were used to purchase the remaining interest in SIPL from its previous minority interest owners. The Tahoe Note was assumed by the Company in connection with the purchase of HealthScribe. The Tahoe Note had a stated rate of interest of zero. Two-thirds of the debt was payable in quarterly installments with the final payment due at maturity of the Tahoe Note on October 31, 2007. The imputed discount amount on the face of the Tahoe Note was reflected as a reduction in the carrying amount on the accompanying consolidated balance sheets and was being recognized as additional interest expense over the term of the Tahoe Note. During August 2005, the remaining balance on the Tahoe Note was paid in full by the Company, resulting in a $37,000 gain on extinguishment of debt, which is included as a component of other income in the accompanying consolidated statement of operations for the year ended December 31, 2005.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

Equipment Notes
      On June 27, 2002, HealthScribe entered into a master loan and security agreement with an equipment financing company providing for borrowings up to $0.8 million in the form of term loans (the “Equipment Notes”). The financing period expired on February 23, 2003. The equipment financed collateralized the borrowing under the Equipment Notes facility. Pursuant to the loan and security agreement, HealthScribe borrowed a total of $0.5 million, of which $0.2 million was assumed by the Company upon the purchase of HealthScribe in December 2004. During March 2005, the remaining balance on the Equipment Notes was paid in full by the Company.
      Scheduled maturity of the Company’s debt obligations are as follows:

2006	$750
2007	750
2008	750
2009	750
2010	71,250
Thereafter	125,000

Total	$199,250

10.	Leases
      The Company leases certain equipment and office space under noncancellable operating leases. The majority of these leases contain annual escalation clauses. Rental expense for the Company’s operating leases is recognized on a straight-line basis over the term of the lease. Total rent expense for the year ended December 31, 2005, the periods from November 6 through December 31, 2004 and January 1 through November 5, 2004, and for the year ended December 31, 2003 was approximately $1.6 million, $0.2 million, $1.3 million, and $1.4 million, respectively, under these lease obligations.
      The Company also leases certain office equipment and hardware under capital leases as defined in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” The related assets under capital lease obligations are included in the accompanying consolidated balance sheets in property and equipment. Amortization expense related to assets under capital leases was approximately $0.2 million and $6,000, respectively, for the years ended December 31, 2005 and 2004 and is included in depreciation expense in the accompanying consolidated statements of operations. No amortization under capital leases was incurred during 2003 as there were no capital lease obligations during that year.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
      Future minimum lease payments under all operating and capital leases with noncancellable terms in excess of one year are as follows:

	Operating Leases	Capital Leases

2006	$1,915	$248
2007	995	75
2008	619	42
2009	506	—
2010	503	—
Thereafter	1,797	—

Total minimum lease payments	$6,335	365

Less: amounts representing interest		(39)

Present value of net minimum capital lease payments		326
Less: current installments of obligations under capital leases		(221)

Long-term capital lease obligations		$105

      In connection with the lease of its Virginia office location, the Company is required to maintain a letter of credit in favor of the lessor to secure the Company’s obligations under the lease. This letter of credit is secured by a cash deposit. Cash of $0.3 million is reflected as “Restricted Cash” related to this obligation on the accompanying consolidated balance sheet.
      The Company’s leases for its Franklin, Tennessee and St. Petersburg, Florida operations are set to expire on December 31, 2006 and January 31, 2007, respectively. The Company is currently evaluating its space requirements for these locations, including the possible renewal of the Company’s existing leases or the relocation of the Company’s corporate headquarters and operations facilities. The failure to conclude such evaluations and any resulting negotiations on terms acceptable to the Company could have a negative impact on the Company’s financial results and results of operations in future periods.

11.	Stockholders’ Equity
      Prior to the November 2004 Recapitalization, Spheris received a substantial portion of financing through capital contributions from Holdings. Since the purchase of Spheris by Holdings in 2001, Holdings periodically issued common units to employees and non-employee directors of Spheris. Issuances of these units were subject to unit restriction agreements whereby the units vested over four-year periods. As these units were issued for services provided for the benefit of Spheris, the compensation related to these issuances have been accounted for as compensation expense on the financial statements of Spheris. In accordance with the provisions of APB No. 25, the Company recorded compensation on these units ratably over the applicable vesting periods. Compensation expense of $1.0 million and $0.1 million were reflected in the accompanying consolidated statements of operations for the period from January 1 through November 5, 2004, and the year ended December 31, 2003, respectively. Approximately $0.8 million of the compensation cost recognized during the period from January 1 through November 5, 2004 was recognized due to accelerated vesting on the common units caused by the November 2004 Recapitalization.
      Subsequent to the November 2004 Recapitalization, Spheris Holding III approved the establishment of the Spheris Holding III, Inc. Stock Incentive Plan for issuance of stock to Spheris employees, non-employee directors and other designated persons providing substantial services to the Company. Approximately 14.6 million shares have been authorized for issuance under this plan. During 2005, Spheris Holding III issued approximately 13.6 million shares, net of forfeitures, to the Company’s employees and non-employee directors under this plan. These shares generally vest over a four year period from the grant

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
date. Compensation expense of $0.1 million was reflected in the accompanying consolidated statement of operations for the year ended December 31, 2005.

12.	Income Taxes
      Income tax expense (benefit) on income (loss) consisted of the following for the periods presented:

			Predecessor

	December 31,	December 31,	November 5,	December 31,
	2005	2004	2004	2003

Current:
Federal	$23	$—	$121	$—
State	498	31	337	—
Foreign	—	—	—	—

Total current provision	521	31	458	—

Deferred:
Federal	(5,303)	(714)	—	—
State	(312)	(68)	—	—
Foreign	(32)	—	—	—

Total deferred benefit	(5,647)	(782)	—	—

Total provision (benefit) for income taxes	$(5,126)	$(751)	$458	$—

      A reconciliation of the U.S. federal statutory rate to the effective rate is as follows:

			Predecessor

	December 31,	December 31,	November 5,	December 31,
	2005	2004	2004	2003

Federal tax at statutory rate	$(5,224)	$(692)	$(444)	$(565)
State income taxes	(608)	(129)	189	(93)
Permanent differences	763	(19)	388	68
Tax holiday	(685)	—	—	—
Change in valuation allowance	662	89	325	590
Other	(34)	—	—	—

Total provision (benefit) for income taxes	$(5,126)	$(751)	$458	$—

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
      The components of the Company’s deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004

Deferred tax assets:
Allowance for doubtful accounts	$356	$517
Accrued liabilities	1,513	1,651
Depreciation (includes foreign)	710	1,463
Net operating losses — federal	35,494	35,825
Net operating losses — state	3,265	907
Net operating losses — foreign	492	492
Tax credits	287	267
Amortization expense — goodwill and start-up costs	1,246	1,374
Other	370	121

Total deferred tax assets	43,733	42,617
Valuation allowance	(33,389)	(31,953)

Net deferred tax assets	10,344	10,664

Deferred tax liabilities:
Amortization expense — customer list and technology	(19,037)	(26,368)
Other	(308)	(178)

Total deferred tax liabilities	(19,345)	(26,546)

Net deferred tax asset/(liabilities)	$(9,001)	$(15,882)

      In accordance with the provisions of SFAS No. 109, the Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. To the extent valuation allowance is released that was previously recorded as a result of business combinations, the offsetting credit will be recognized first as a reduction to goodwill, then to other intangible assets, and lastly as a reduction in the current period’s income tax provision. During 2005, $0.4 million of net valuation allowance was released and charged against goodwill as a result of the utilization of state net operating losses. The valuation allowance related to the November 2004 Recapitalization.
      In the United States, the Company currently benefits from federal and state net operating loss carryforwards. The Company’s consolidated federal net operating loss carryforwards available to reduce future taxable income were approximately $104.4 million and $105.4 million at December 31, 2005 and 2004, respectively, and will begin to expire in 2007. State net operating loss carryforwards at December 31, 2005 and 2004 were approximately $77.4 million and $89.8 million, respectively, and began to expire in 2005. In addition, the Company has alternative minimum tax credits which do not have an expiration date and certain other federal tax credits that will begin to expire in 2014.
      Following the November 2004 Recapitalization, the Company had federal net operating losses of $70.3 million, state net operating losses of $53.7 million, and federal tax credits of $0.2 million. In addition, the Company recognized other deferred tax assets and deferred tax liabilities, including deferred tax liabilities resulting from value assigned to identifiable intangibles as part of the November 2004 Recapitalization. When deferred tax assets, net of valuation allowance, are combined with total deferred tax liabilities, the result is a net deferred tax liability of $15.0 million on the Company’s November 6, 2004 opening balance sheet.
      As a result of the HealthScribe acquisition, the Company acquired federal net operating losses of $36.5 million, state net operating losses of $19.2 million and foreign net operating losses of $1.4 million. In

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
addition, the Company acquired other deferred tax assets and deferred tax liabilities, including deferred tax liabilities resulting from value assigned to identifiable intangibles. When deferred tax assets, net of valuation allowance, are combined with total deferred tax liabilities, the result is a net deferred tax liability of $0.8 million on the Company’s December 23, 2004 HealthScribe opening balance sheet.
      Overall, the Company’s utilization of these various tax attributes, at both the federal, state and foreign level, may be limited due to the ownership changes that resulted from the November 2004 Recapitalization and the HealthScribe acquisition, as well as previous acquisitions. This limitation is represented in the above table by the valuation allowance recorded against a portion of the deferred tax assets. The Company also recognized goodwill resulting from the November 2004 Recapitalization and the HealthScribe acquisition that is reflected in the accompanying consolidated balance sheets. None of this goodwill will be deductible for federal, state and foreign income tax purposes.
      As part of the HealthScribe acquisition, the Company also acquired a wholly-owned Indian subsidiary, SIPL. The Company accounts for income taxes associated with SIPL in accordance with SFAS No. 109 following Indian tax guidelines. In addition, SIPL is currently in a tax holiday which is set to expire on March 31, 2006. While operating under such tax holiday, SIPL is relieved of certain tax obligations. For tax obligations that fall outside the tax holiday, the Company will record current tax expense in accordance with Indian tax guidelines.
      The Company is permanently reinvested in SIPL; accordingly, deferred taxes have not been provided on the outside basis differences. As of December 31, 2005, the Company’s tax basis in its SIPL shares exceeded the book basis by $1.9 million. These basis differences are not expected to reverse in the foreseeable future. Additionally, it is not practical to calculate the residual income tax which would result if these basis differences reversed due to the complexities of the tax law and the hypothetical nature of the calculations.

13.	Employee Benefit Plans
      During 2002, the Company created an employee savings plan, the Spheris Operations Inc. 401(k) Plan (the “Spheris 401(k) Plan”), which permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code (“IRC”). Under the provisions of the Spheris 401(k) Plan, participants may elect to contribute up to 75% of their compensation, up to the amount permitted under the IRC. The Company also sponsors the Spheris Operations Inc. Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the provisions of the Deferred Compensation Plan, participants may elect to defer up to 50% of base salary and up to 100% of incentive pay, as defined in the plan. The Company has historically elected to match 50% of the employees’ first 4% of wages deferred, in aggregate, to the Spheris 401(k) Plan. In the event the Spheris 401(k) Plan participant’s contributions are limited under provisions of the IRC and the participant is also deferring amounts into the Deferred Compensation Plan, then such matching amounts may be made to the Deferred Compensation Plan. These matching contributions are optional at the Company’s discretion. The Company made cash contributions in 2005 and 2004 of $0.8 million and $0.4 million respectively, related to matches for the 2004 and 2003 plan years and has accrued $1.1 million in matching contributions to be made during 2006 related to the 2005 plan year.
      In connection with the HealthScribe acquisition, the Company assumed responsibility for the HealthScribe, Inc. 401(k) Plan. Approximately $6,000 was accrued at December 31, 2004 for employer matching contributions under this plan. On February 8, 2005, the HealthScribe, Inc. 401(k) Plan was merged into the Spheris 401(k) Plan.
      The Company provides medical benefits for substantially all employees through the use of both Company and employee contributions to third-party insurance providers. The Company is significantly self-insured for certain losses related to medical claims. The Company’s expense for these benefits totaled

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
approximately $9.4 million, $1.1 million, $6.0 million, and $4.3 million for the year ended December 31, 2005, the periods from November 6 through December 31, 2004 and January 1 through November 5, 2004, and for the year ended December 31, 2003, respectively.

14.	Commitments and Contingencies

Litigation
      The Company is subject to various claims and legal actions that arise in the ordinary course of business. In the opinion of management, any amounts for probable exposures are adequately reserved for in the Company’s consolidated financial statements, and the ultimate resolution of such matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.

Employment Agreements
      The Company has employment agreements with certain members of senior management that provide for the payment to these persons of amounts equal to their applicable base salary, unpaid annual bonus and health insurance premiums over the applicable periods specified in their individual employment agreements in the event the employee’s employment is terminated without cause or certain other specified reasons. The maximum contingent liabilities, excluding amounts for accruals under restructuring reserves, under these agreements are $2.3 million and $2.2 million at December 31, 2005 and 2004, respectively.

Lease Agreements
      Effective March 24, 2005, the Company amended the lease on its Florida operations facility, resulting in a reduction in required monthly payments under the amended lease agreement beginning in the second quarter of 2005. Under the amended agreement, the Company is released from primary obligations on approximately half of the previously leased space, but secondarily guarantees payment for the previously leased space for a period of 28 months from the date of commencement of the new primary obligor’s lease. The Company believes the fair value of this guarantee is nominal and, therefore, no amounts have been accrued for this guarantee in the accompanying condensed consolidated financial statements.

15.	Related Party Transactions
      Through June 2002, the Company had an agreement with the Predecessor’s largest investor, whereby the Company was required to pay advisory services fees at a rate of $150,000 per year. These fees were cumulative and were payable upon the Company meeting certain financial targets as defined in the agreement. During June 2003, the Company entered into an amended agreement with this investor whereby the Company was obligated to pay the investor $500,000 per annum, payable quarterly. In connection with the November 2004 Recapitalization, this amended agreement was terminated. Approximately $0.4 million and $0.3 million of fees incurred for these advisory services are reflected in general and administrative expenses in the accompanying consolidated statements of operations for the period January 1 through November 5, 2004 and the year ended December 31, 2003, respectively.
      The Company performed transcription services for a customer whose Chief Information Officer was on the Management Board of the Predecessor. These services were charged at fair market value and the revenues and receivables were reflected in the Company’s consolidated financial statements during the period from January 1, 2004 through November 5, 2004 and the year ended December 31, 2003. While the Chief Information Officer was a member of the Predecessor’s Management Board, $1.3 million and $1.6 million was recognized as net revenues in the accompanying consolidated statements of operations from this customer for the period from January 1 through November 5, 2004 and the year ended December 31, 2003, respectively. Simultaneously with the November 2004 Recapitalization, the Chief Information Officer resigned his position as a member of the Management Board of the Predecessor and has never served as a member of the Company’s Board of Directors.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

16.	Termination Benefits
      During 2002, the Company recognized $0.2 million in charges related to streamlining operations and reducing layers of management. These charges have been provided for in accordance with the provisions of EITF No. 95-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)”(“EITF 95-3”). At December 31, 2003, all obligations under this plan had been paid.
      In connection with the purchase of EDiX in June 2003, the Company committed to a plan of restructuring the previous EDiX operations resulting in, among other things, a significant reduction in the corporate employee workforce. In connection with this plan, the Company accrued $0.9 million on the opening balance sheet allocation for EDiX in accordance with the provisions of EITF No. 95-3. At December 31, 2003, approximately $0.3 million was outstanding to be paid under this plan. At December 31, 2004, all obligations under this plan had been fully paid.
      Concurrent with the closing of the EDiX acquisition, the Company entered into an amended employment agreement with one of its executive founders. Under the terms of the agreement, the former employee no longer served as an employee of the Company, but continued to provide services as Chairman of the Predecessor’s Management Board. The terms of the amended employment agreement provided for payment of $0.3 million over a term of one year, and the former employee continued to receive payments in consideration for services as Chairman of the Management Board of the Predecessor. The Company has recorded the entire $0.3 million in termination benefits as a charge to general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2003. At December 31, 2003, $0.1 million was outstanding to be paid under this agreement. At December 31, 2004, all amounts had been fully paid.
      In connection with the purchase of HealthScribe, the Company committed to a plan of restructuring whereby a significant portion of the combined companies’ workforce would be reduced. In connection with this plan, the Company accrued $1.8 million in accrued liabilities on the opening balance sheet purchase price allocation for the HealthScribe purchase in accordance with the provisions of EITF No. 95-3. At December 31, 2004, all amounts were still outstanding and accrued under this plan. During the fourth quarter of 2005, the obligation was reduced by $0.3 million due to a reduction in the expected severance payments. At December 31, 2005, $0.5 million was outstanding and is included as a component of other current liabilities in the accompanying consolidated balance sheet.
      The following table summarizes activity for these restructuring plans.

		2003	2003	2004
		EDiX	Executive	HealthScribe
	2002 Plan	Acquisition Plan	Founder Plan	Acquisition Plan

Balance, December 31, 2002	$52	$—	$—	$—
Additions	—	930	250	—
Payments and adjustments	(52)	(631)	(143)	—

Balance, December 31, 2003	—	299	107	—
Additions	—	—	—	1,849
Payments and adjustments	—	(299)	(107)	—

Balance, December 31, 2004	—	—	—	1,849
Additions	—	—	—	—
Payments and adjustments	—	—	—	(1,323)

Balance, December 31, 2005	$—	$—	$—	$526

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

17.	Information Concerning Guarantor and Non-Guarantor Subsidiaries
      During 2004, Spheris entered into the 2004 Senior Facility and issued the Senior Subordinated Notes. All but one of the Company’s subsidiaries have guaranteed these facilities (the “Guarantors”). Each of the Guarantors is 100% owned, directly or indirectly, by Spheris. Additionally, each of the guarantees is full and unconditional, and guaranteed by the Guarantors on a joint and several basis. SIPL does not guarantee the 2004 Senior Facility or the Senior Subordinated Notes (the “Non-Guarantor”). During 2004, the Company’s Non-Guarantor was minor as defined under the SEC’s Rule 3-10 of Regulation S-X, as amended. During 2004, the Non-Guarantor’s total assets, stockholder’s equity, revenues, income from continuing operations before income taxes and cash flows were less than 1.0% of the Company’s consolidated amounts. Prior to the HealthScribe acquisition during December 2004, the Company did not have any non-guarantor subsidiaries. The condensed consolidating financial information includes certain allocations of revenues and expenses based on management’s best estimates, which are not necessarily indicative of financial position, results of operations and cash flows that these entities would have achieved on a stand alone basis.

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
      The following condensed consolidating schedules present financial information of Spheris, the Guarantors, and the Non-Guarantor as of December 31, 2005 and for the year ended December 31, 2005:
Condensed Consolidating Balance Sheet

	December 31, 2005

	Issuer		Non-
	(Spheris)	Guarantors	Guarantor	Eliminations	Consolidated

	(Amounts in thousands)
Assets
Current assets
Unrestricted cash and cash equivalents	$1	$6,820	$518	$—	$7,339
Restricted cash	—	1,320	—	—	1,320
Accounts receivable, net of allowance	—	30,715	—	—	30,715
Intercompany receivables	60,624	22,829	7,256	(90,709)	—
Deferred taxes	—	1,374	—	—	1,374
Other current assets	83	2,100	206	—	2,389

Total current assets	60,708	65,158	7,980	(90,709)	43,137
Property and equipment, net	—	6,772	2,380	—	9,152
Internal-use software, net	—	8,153	—	—	8,153
Customer contracts, net	—	45,799	—	—	45,799
Goodwill	—	211,116	—	—	211,116
Investment in subsidiaries	296,740	—	—	(296,740)	—
Other noncurrent assets	1,775	920	234	—	2,929

Total assets	$359,223	$337,918	$10,594	$(387,449)	$320,286

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$2,044	$986	$—	$3,030
Accrued wages and benefits	—	12,306	1,788	—	14,094
Intercompany payables	22,829	67,880	—	(90,709)	—
Current portion of long-term debt	750	—	—	—	750
Current portion of capital lease obligations	—	221	—	—	221
Other current liabilities	611	3,815	372	—	4,798

Total current liabilities	24,190	86,266	3,146	(90,709)	22,893
Long-term debt, net of current portion	195,702	—	—	—	195,702
Capital lease obligations, net of current portion	—	105	—	—	105
Deferred tax liabilities	—	10,551	(176)	—	10,375
Other long-term liabilities	—	524	—	—	524

Total liabilities	219,892	97,446	2,970	(90,709)	229,599

Stockholders’ equity	139,331	240,472	7,624	(296,740)	90,687

Total stockholders’ equity	139,331	240,472	7,624	(296,740)	90,687

Total liabilities and stockholders’ equity	$359,223	$337,918	$10,594	$(387,449)	$320,286

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)
Condensed Consolidating Statement of Operations

	For the Year Ended December 31, 2005

	Issuer		Non-
	(Spheris)	Guarantors	Guarantor	Eliminations	Consolidated

	(Amounts in thousands)
Net revenues	$—	$209,032	$17,660	$(17,660)	$209,032
Operating expenses:
Direct costs of revenues (exclusive of depreciation and amortization below)	—	156,469	15,465	(17,660)	154,274
Marketing and selling expenses	—	5,265	—	—	5,265
General and administrative expenses	112	18,225	—	—	18,337
Depreciation and amortization	—	26,059	583	—	26,642

Total operating costs	112	206,018	16,048	(17,660)	204,518

Operating income (loss)	(112)	3,014	1,612	—	4,514
Interest expense, net of income	14,736	5,600	(29)	—	20,307
Other income	—	(142)	(285)	—	(427)

Net income (loss) before income taxes	(14,848)	(2,444)	1,926	—	(15,366)

Provision for (benefit from) income taxes	(5,126)	31	(31)	—	(5,126)

Net income (loss)	$(9,722)	$(2,475)	$1,957	$—	$(10,240)

Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2005

	Issuer		Non-
	(Spheris)	Guarantors	Guarantor	Eliminations	Consolidated

	(Amounts in thousands)
Cash flows from operating activities:
Net cash provided by operating activities	$738	$7,345	$1,147	$—	$9,230

Net cash provided by operating activities	738	7,345	1,147	—	9,230

Cash flows from investing activities:
Purchases of property, equipment, and internal-use software	—	(4,199)	(1,910)	—	(6,109)

Net cash used in investing activities	—	(4,199)	(1,910)	—	(6,109)

Cash flows from financing activities:
Payments on debt and capital leases	(750)	(1,096)	—	—	(1,846)
Debt issuance costs	(337)	—	—	—	(337)
Capital contributions	350	—	—	—	350

Net cash used in financing activities	(737)	(1,096)	—	—	(1,833)

Net increase (decrease) in unrestricted cash and cash equivalents	1	2,050	(763)	—	1,288
Cash and cash equivalents, at beginning of period	—	4,770	1,281	—	6,051

Cash and cash equivalents, at end of period	$1	$6,820	$518	$—	$7,339

Spheris Inc.
Notes to Consolidated Financial Statements — (Continued)

18.	Selected Quarterly Financial Information (Unaudited)
      The following table presents summarized unaudited quarterly results of operations for the years ended December 31, 2005 and 2004. Results of operations for a particular quarter are not necessarily indicative of results of operations for an annual period and are not predictive of future periods.

	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

Net revenues	$53,344	$53,059	$51,862	$50,767
Operating income	493	1,780	1,287	954
Interest expense, net	4,880	5,186	5,000	5,241
Benefit from income taxes	(1,655)	(1,505)	(1,239)	(727)
Net loss	(2,697)	(1,881)	(2,297)	(3,365)

	Predecessor	Predecessor	Predecessor	Predecessor		Combined

				October 1,	November 6,
				2004 through	2004 through
	March 31,	June 30,	September 30,	November 5,	December 31,	December 31,
	2004	2004	2004	2004	2004	2004

Net revenues	$37,630	$37,059	$38,443	$15,694	$23,851	$39,545
Operating income (loss)	1,545	2,671	2,850	(982)	(287)	(1,269)
Loss on refinance of debt	—	3,324	—	980	291	1,271
Interest expense, net	1,331	778	790	352	1,506	1,858
Provision for (benefit from) income taxes	152	152	153	1	(751)	(750)
Net income (loss)	254	(1,587)	1,928	(2,359)	(1,285)	(3,644)
      The quarterly results of operations for 2005 were impacted by the acquisition of HealthScribe during December 2004. Additionally, as further discussed in Note 9, the Company entered into, amended, or paid off various credit facilities during 2004, which resulted in the loss on refinancing of debt during 2004.

19.	Subsequent Events
      Operations, a wholly owned subsidiary of Spheris, Spheris Merger Sub, Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Spheris. formed for the purpose of being a party to the Merger (as defined below), and Spheris Holding III, an indirect parent of Spheris, entered into an Agreement and Plan of Merger (the “Agreement”) on December 13, 2005 with Vianeta Communications, a California Corporation, (“Vianeta”) and certain of its principal shareholders, whereby Merger Sub will merge with and into Vianeta, with Vianeta surviving as a wholly owned subsidiary of Operations (the “Merger”).
      The Agreement provides for consideration to be paid to the Vianeta shareholders of (i) $8.5 million in cash minus an estimated tax amount which shall be $0.4 million or such other amount as agreed to by the parties prior to closing; (ii) 0.5 million shares of Spheris Holding III common stock; (iii) $1.5 million in cash as additional consideration for intellectual property rights to Vianeta’s technology upon the satisfaction of certain objectives as set forth in a schedule to the Agreement; and (iv) a cash payment based on software sales to Vianeta’s existing customer pipeline not to exceed $2.0 million upon the satisfaction of certain objectives as set forth in a schedule to the Agreement.
      The consummation of this transaction is subject to the satisfaction of various customary closing conditions, and is anticipated to close in the first quarter of 2006.

Report of Independent Auditors
To the Board of Directors of
EDiX Corporation
      We have audited the accompanying statements of operations and changes in equity and cash flows of EDiX Corporation (the “Company”) for the period from January 1, 2003 through June 18, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of EDiX Corporation for the period from January 1, 2003 through June 18, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
Nashville, Tennessee
March 16, 2006

EDiX Corporation
Statement of Operations and Changes in Equity

January 1 through
June 18, 2003

(Amounts in thousands)
Net revenues	$55,068
Direct costs of revenues	45,457
Marketing and selling expenses	1,334
General and administrative expenses	2,542
Depreciation	2,839

Total operating costs	52,172

Operating income	2,896
Other income	422

Net income before income taxes	3,318
Provision for income taxes	(56)

Net income	3,262
Distributions to IDX	(1,757)
Beginning equity	35,234

Ending equity	$36,739

See accompanying notes.

EDiX Corporation
Statement of Cash Flows

January 1 through
June 18, 2003

(Amounts in thousands)
Cash flows from operating activities:
Net income	$3,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,839
Changes in operating assets and liabilities:
Accounts receivable	2,935
Other current assets	79
Accounts payable	20
Accrued wages and benefits	183
Other current liabilities	159
Other noncurrent assets and liabilities	(239)

Net cash provided by operating activities	9,238

Cash flows from investing activities
Purchases of property and equipment	(2,269)

Net cash used in investing activities	(2,269)

Cash flows from financing activities
Distributions to IDX	(1,757)

Net cash used in financing activities	(1,757)

Net increase in cash and cash equivalents	5,212
Cash and cash equivalents, at beginning of period	2,951

Cash and cash equivalents, at end of period	$8,163

Supplemental cash flow information:
Cash paid for taxes	$—

See accompanying notes.

EDiX Corporation
Notes to Financial Statements
(Amounts in Thousands)

1.	Description of Business and Summary of Significant Accounting Policies
     Organization and Operations
      EDiX Corporation (the “Company”) provides medical record transcription and related services to health systems, hospitals and group medical practices located throughout the United States and parts of Canada. The Company receives medical dictation in digital format from subscribing physicians, transcribes the dictation into text format, stores specific data elements from the records, then transmits the completed medical record to the originating physician in the prescribed format.
      During June 2003, Spheris Holdings LLC (“Holdings”) purchased the Company, as further discussed in Note 6, from IDX Systems Corporation and its affiliates (collectively “IDX”). Prior to the acquisition, the Company was a wholly-owned subsidiary of IDX.
      The accompanying financial statements include charges from IDX for corporate overhead and employee benefit related obligations. These charges, which included officer salaries, marketing costs, legal fees, technology fees and accounting fees, were allocated to the Company based on its total expense for each item as a percentage of IDX’s total overall costs. IDX also allocated fixed human resource costs to the Company based on IDX’s ability to identify actual human resource costs incurred on the Company’s behalf. The Company included $0.3 million of these charges in the accompanying results of operations for the period from January 1, 2003 through June 18, 2003 in order to reflect management’s estimate of how the results of operations of the Company would appear on a stand-alone basis.
      Prior to the purchase of the Company by Holdings, the Company guaranteed certain of IDX’s outstanding debt obligations. Upon the sale of the Company on June 18, 3003, the Company was released as a guarantor of IDX’s debt obligations. The Company’s intercompany payables to IDX were treated as contributed capital in the Company’s balance sheet. Accordingly, no interest expense is reflected in the accompanying statement of operations for the period from January 1, 2003 through June 18, 2003.

Reporting Unit
      The financial statements include the financial statements of the Company only. All dollar amounts shown in these financial statements and tables in the notes are in thousands unless otherwise noted.

Revenue Recognition
      The Company’s customer contracts contain multiple elements of services as defined in Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF Issue No. 00-21”). In accordance with the provisions of EITF Issue No. 00-21 and related guidance for the individual elements, the Company records service revenues as the services are performed and defers one-time fees and recognizes the revenue over the life of the applicable contracts. Transcription services are provided at a contractual rate, and revenue is recognized when the provision of services is complete including the satisfaction of the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. The Company monitors actual performance against contract standards and provides for credits against billings as reductions to revenues.

Cash and Cash Equivalents
      Cash management for the Company was conducted by IDX for the period from January 1, 2003 through June 18, 2003. Cash and cash equivalents include highly liquid investments with an original maturity of less than three months.

EDiX Corporation
Notes to Financial Statements — (Continued)

Allowance for Doubtful Accounts
      The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of a specific customer, historical trends and other information. Accounts receivables are written off against the allowance for doubtful accounts when accounts are deemed to be uncollectible on a specific identification basis. The determination of the amount of the allowance for doubtful accounts is subject to judgment and estimation by management.

Concentration of Credit Risk
      At times, cash balances in the Company’s accounts may exceed Federal Deposit Insurance Corporation insurance limits. The Company performs ongoing credit evaluations of its customers’ financial performance and generally require no collateral from customers. No individual customers accounted for 10% or more of the Company’s net revenues during the period from January 1 through June 18, 2003.

Property, Equipment and Internal-use Software
      Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while betterments and renewals are capitalized. Equipment under capital lease obligations is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the applicable assets.
      Internal-use software is capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and EITF No. 00-2, “Accounting for Web Site Development Costs,” and is amortized over its estimated useful life.

Accounting for Other Long-lived Assets
      The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analysis of revenues and cash flows, reviews of recent sales of similar assets and independent appraisals. No circumstances were noted during the period from January 1, 2003 through June 18, 2003 that would have caused management to recognize an impairment.

Income Taxes
      The Company was included in the consolidated federal return of IDX from the period from January 1, 2003 through June 18. 2003; however, income taxes were recognized by the Company as if the Company filed a tax return on a separate-company basis. The Company accounts for income taxes utilizing the asset and liability method prescribed by the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.

EDiX Corporation
Notes to Financial Statements — (Continued)

Advertising Costs
      The Company expenses advertising costs as incurred. Advertising expenses of $0.7 million for the period from January 1, 2003 through June 18, 2003 are included in the Company’s statement of operations. Advertising costs primarily consist of brand advertising, recruiting advertising for medical transcriptionist and trade show participation.

Fair Value of Financial Instruments
      The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, and all other accrued liabilities approximate their fair value.

Self-Insurance
      The Company is significantly self-insured for employee health and workers’ compensation insurance claims. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims. The Company has consistently accrued the estimated liability for employee health insurance claims based on its history of claims experience and the time lag between the incident date and the date the cost is paid by the Company. The Company has accrued the estimated liability for workers’ compensation insurance claims based on a third-party actuarial valuation of the outstanding liabilities. These estimates could change in the future.

Comprehensive Income
      SFAS No. 130, “Reporting Comprehensive Income,” establishes standards of reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income encompasses all changes in stockholders’ equity except those arising from transactions with owners, and specifically includes foreign currency translation gains and losses. For the period from January 1, 2003 through June 18, 2003, the Company’s comprehensive income was equivalent to the Company’s reported net income.

Use of Estimates
      The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect the reported assets and liabilities and contingency disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Additionally, the accompanying financial statements include charges from IDX for corporate overhead and employee benefit related obligations. Actual results could differ from these estimates.

Recent Accounting Pronouncements
      FIN 46. In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or in which equity investors do not bear the residual economic risks. FIN 46 is effective for all entities other than special purpose entities no later than the end of the first period that ends after March 15, 2004. The adoption of FIN 46 would not have impacted the financial statements presented by the Company.
      SFAS No. 123(R). In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB No. 25 and will require companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments, including stock options. SFAS No. 123(R) is effective in the first interim or annual

EDiX Corporation
Notes to Financial Statements — (Continued)
reporting period beginning after June 15, 2005. As the Company did not have any stock options outstanding as of June 18, 2003 or during the period January 1, 2003 through June 18, 2003, the adoption of SFAS No. 123(R) would not have impacted the financial statements presented by the Company.
      SFAS No. 153. In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets” (“SFAS No. 153), which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”). The guidance in APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The amendment made by SFAS No. 153 eliminates the exception for exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of the statement are effective for exchanges taking place in fiscal periods beginning after June 15, 2005. The adoption of this statement would not have impacted the Company’s financial position or results of operations.

2.	Leases
      The Company’s corporate headquarters were located at the IDX facility in Burlington, VT and rental expense on this location was recognized through allocation charges from IDX. The Company also had operating leases on its operating locations in Florida and California, as well as leases on equipment and offsite storage space from time to time. The majority of these leases contain annual escalation clauses. Rental expense for the Company’s operating leases is recognized on a straight-line basis over the term of the lease. Total rent expense for the period from January 1 through June 18, 2003 was $0.4 million under these lease commitments.
      Future minimum lease payments under all operating leases with noncancellable terms in excess of one year are as follows:

Operating
Leases

2003 (remainder)	$436
2004	874
2005	914
2006	883
2007	79
Thereafter	—

Total minimum operating lease obligations	$3,186

EDiX Corporation
Notes to Financial Statements — (Continued)

3.	Income Taxes
      Income tax expense on income consisted of the following for the period presented:

January 1 through
June 18, 2003

Current:
Federal	$56
State	—

Total current provision	56

Deferred:
Federal	—
State	—

Total deferred provision	—

Total provision for income taxes	$56

      A reconciliation of the U.S. federal statutory rate to the effective rate is as follows:

January 1 through
June 18, 2003

Federal tax at statutory rate	$1,128
State income taxes	16
Permanent differences	(69)
Change in valuation allowance	(1,019)

Total provision for income taxes	$56

      In accordance with the provisions of SFAS No. 109, the Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.
      In the United States, the Company currently benefits from federal and state net operating loss carryforwards. The Company’s federal net operating loss carryforwards available to reduce future taxable income were $32.7 million at June 8, 2003 and will begin to expire in 2008. State net operating loss carryforwards at June 18, 2003 were $17.2 million and began to expire in 2005. In addition, the Company has alternative minimum tax credits which do not have an expiration date and certain other federal tax credits that will begin to expire in 2014.

4.	Employee Benefit Plans
      Profit Sharing Retirement Plan. The Company participated in a profit sharing retirement plan covering all IDX employees meeting age and service requirements. The plan was administered by IDX; however, no applicable costs were allocated to the Company for the period from January 1, 2003 through June 18, 2003.
      401(K) Retirement Savings Plan. The Company also participated in a retirement savings plan in which all employees are eligible to participate in the plan on the first day of the month following the date of employment. IDX administered the plan and $0.2 million of applicable costs have been allocated to the Company for the period from January 1, 2003 through June 18, 2003.

5.	Commitments and Contingencies

Litigation
      The Company is subject to various claims and legal actions that arise in the ordinary course of business. In the opinion of management, any amounts for probable exposures are adequately reserved for

EDiX Corporation
Notes to Financial Statements — (Continued)
in the Company’s financial statements, and the ultimate resolution of such matters is not expected to have a material adverse effect on the Company’s financial position or results of operations.

Employment Agreements
      The Company has employment agreements with certain members of senior management that provide for the payment to these persons of severance related amounts. The maximum contingent liabilities under these agreements are $0.3 million at June 18, 2003.

6.	Subsequent Event
      Effective June 18, 2003, Holdings acquired 100% of the outstanding stock of the Company, a subsidiary of IDX, for cash of $64.2 million, including certain costs related to financing and consummating the transaction. The purchase price was funded with proceeds received from debt issuances by Holdings. Holdings accounted for the acquisition using the purchase method of accounting as required by SFAS No. 141, “Business Combinations.”

HealthScribe, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2004	2003

	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$5,765,843	$7,462,327
Accounts receivable, net	6,529,157	4,370,634
Prepaid expenses and other current assets	569,480	528,226

Total current assets	12,864,480	12,361,187
Property and equipment, net	3,944,515	4,170,435
Intangible asset, net	168,565	672,583
Goodwill	7,094,609	7,094,609
Deposits and other assets	368,690	393,760

Total assets	$24,440,859	$24,692,574

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,310,258	$5,125,404
Line of credit	—	2,051,641
Current portion of capital lease obligations	215,840	282,912
Current portion of long-term debt	288,309	158,945

Total current liabilities	5,814,407	7,618,902
Capital lease obligations, less current portion	378,875	345,670
Long-term debt, less current portion	211,160	215,721
Redeemable convertible preferred stock	78,894,260	71,135,036
Minority Interest	855,959	698,126
Stockholders’ deficit
Common stock	150,402	150,122
Foreign currency translation	(342,659)	276
Accumulated deficit	(61,521,545)	(55,471,279)

Total stockholders’ deficit	(61,713,802)	(55,320,881)

Total liabilities and stockholders’ deficit	$24,440,859	$24,692,574

See accompanying notes.

HealthScribe, Inc.
Condensed Consolidated Statements of Operations

	Nine Months Ended
	September 30,

	2004	2003

	(Unaudited)
Revenues	$36,917,229	$29,796,605
Direct cost of revenues (exclusive of depreciation and amortization below)	26,305,306	23,034,121
Selling, general and administrative	6,504,182	6,073,734
Other operating expenses	210,000	—
Depreciation and amortization	2,075,853	1,600,477

Total costs and expenses	35,095,341	30,708,332

Income (loss) from operations	1,821,888	(911,727)
Other income (expense):
Interest expense	(282,697)	(283,947)
Foreign currency transaction gain	225,542	—
Other income, net	79,688	55,061

Total other income (expense)	22,533	(228,886)

Net income (loss) before minority interest	1,844,421	(1,140,613)
Minority interest in affiliate	157,833	—

Net income (loss) before income taxes	1,686,588	(1,140,613)
Provision (benefit) for income taxes	(20,665)	15,000

Net income (loss)	$1,707,253	$(1,155,613)

See accompanying notes.

HealthScribe, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,

	2004	2003

	(Unaudited)
Operating activities
Net income (loss)	$1,707,253	$(1,155,613)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,075,853	1,600,477
Minority interest in affiliate	157,833	—
Loss on disposal of property and equipment	6,568	112,905
Changes in assets and liabilities:
Accounts receivable	(2,158,523)	(828,258)
Prepaid expenses and other current assets	(41,254)	(131,351)
Deposits and other assets	25,070	(31,617)
Accounts payable and accrued expenses	184,854	652,998

Net cash provided by operating activities	1,957,654	219,541
Investing activities
Purchases of property and equipment	(1,126,356)	(1,199,602)
Acquisition of Scribes	—	(986,956)

Net cash used in investing activities	(1,126,356)	(2,186,558)
Financing activities
Proceeds from exercise of options and warrants	1,944	1,750
Proceeds from sale of redeemable convertible preferred stock, net	—	1,523,750
Proceeds from issuance of long-term debt	283,127	169,452
Proceeds from borrowings on line of credit	15,157,828	28,565,784
Repayments of line of credit and long-term debt	(17,367,793)	(28,135,310)
Repayments of capital lease obligations	(259,953)	(259,062)

Net cash (used in) provided by financing activities	(2,184,847)	1,866,364
Effect of exchange rate changes on cash and cash equivalents	(342,935)	—
Net decrease in cash and cash equivalents	(1,696,484)	(100,653)
Cash and cash equivalents at beginning of year	7,462,327	2,955,203

Cash and cash equivalents at end of year	$5,765,843	$2,854,550

Supplemental cash flow disclosures
Cash paid for interest	$282,699	$300,482
Acquisition of equipment through capital leases	$226,086	$154,338
See accompanying notes.

HealthScribe, Inc.
Notes to Condensed Consolidated Financial Statements
September 30, 2004
1.     Business and Basis of Presentation
      HealthScribe, Inc. (the “Company”) was incorporated in Delaware on June 18, 1993. HealthScribe provides medical transcription services to healthcare systems. The Company converts free-form medical dictation into an electronic formatted patient record that healthcare systems use in connection with patient care and for administrative purposes. The Company supports the rapidly growing area of healthcare information management by designing, developing and delivering sophisticated technology workflow management specifically configured to handle its client’s medical transcription needs. The HealthScribe solution provides customers with the framework to increase profitability and improve effectiveness and efficiency of information flow by reducing the time physicians spend on paperwork and increasing time available for patient care. The Company’s customers are located throughout the United States.
      The information set forth in these statements is unaudited, unless otherwise indicated. The information reflects all adjustments that, in the opinion of management, are of a normal recurring nature and are necessary to present a fair statement of the financial position, results of operations and cash flows of HealthScribe and its consolidated subsidiaries for the periods indicated. Results of operations and cash flow for the interim period ended September 30, 2004 are not necessarily indicative of the results for the full year. Certain information in footnote disclosures normally included in financial statements has been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
  Consolidation
      The consolidated financial statements include the accounts of HealthScribe and its wholly owned subsidiaries, HealthData, Inc., HealthScribe-Scribes Acquisition, Inc., and its majority owned subsidiary HealthScribe India Private Limited (“HSIPL”). All intercompany accounts and transactions have been eliminated in consolidation.
  Stock-Based Compensation
      The Company recognizes expense for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. Stock-based compensation related to options granted to nonemployees is accounted for using the fair value method in accordance with the Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

HealthScribe, Inc.
Notes to Condensed Consolidated Financial Statements — (Continued)
      The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

	Nine Months Ended
	September 30,

	2004	2003

Reported net income (loss)	$1,707,253	$(1,155,613)
Add: Stock-based employee compensation included in reported net income (loss)	—	—
Deduct: Stock-based employee compensation expense if SFAS No. 123 had been applied to all awards	(27,390)	(67,817)

Pro forma net income (loss)	$1,679,863	$(1,223,430)

      The effect of applying SFAS No. 123 on a pro forma net income (loss) as stated above is not necessarily representative of the effect on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional options to be granted in future years.

2.	Business Combinations

MTS Group Holdings, Inc.
      On September 20, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MTS Group Holdings, Inc. (“MTS”), an affiliate of Soros Private Equity Investors LP, and HSI Merger Sub, Inc., a wholly owned subsidiary of MTS (the “Merger Sub”). Subsequently MTS Group Holdings, Inc. merged into Spheris Inc. If the transactions contemplated by the Merger Agreement are consummated, MTS would pay total cash consideration of up to $75 million (subject to various downward adjustment provisions) and the Company would merge with and into the Merger Sub with the Company surviving the Merger. As more fully described in the Merger Agreement, the downward adjustments relate to (a) the amount of company expenses incurred in connection with the Merger, (b) the amount of certain indebtedness existing on the date of the closing of the Merger, and (c) the amount by which net working capital (as defined in the Merger Agreement) is less than $4 million on the closing date. The Company has received the necessary votes in favor of the transaction and expects the Merger to close by December 31, 2004. As of September 30, 2004, the Company has expensed $210,000 of seller related transaction costs. The consummation of the merger is subject to certain closing conditions as defined in the Merger Agreement.

3.	Property and Equipment
      Property and equipment, including equipment under capital lease obligations, consists of the following:

	September 30,	December 31,
	2004	2003

Computer equipment and purchased software	$7,710,705	$6,234,961
Leasehold improvements	854,036	1,098,349
Furniture and fixtures	700,915	793,380
Website development	854,854	854,854
Vehicles	26,539	31,371
Capital equipment under installation	51,931	14,575

	10,198,980	9,027,490
Less accumulated depreciation and amortization	(6,254,465)	(4,857,055)

	$3,944,515	$4,170,435

HealthScribe, Inc.
Notes to Condensed Consolidated Financial Statements — (Continued)

4.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consists of the following:

	September 30,	December 31,
	2004	2003

Trade accounts payable	$1,101,675	$1,607,306
Accrued payroll	2,286,906	1,962,602
Deferred compensation	630,590	465,946
Accrued professional fees and insurance	425,434	580,835
Deferred revenue	202,621	8,430
Deferred rent	148,028	94,805
Other accrued expenses	515,004	405,480

Total	$5,310,258	$5,125,404

5.	Line of Credit
      The Company maintains a Line of Credit Agreement (the “Line of Credit”) with its principal financial lender which provides for borrowings up to $5.0 million, not to exceed 85% of eligible accounts receivable, as defined, less any amounts borrowed under the related equipment line. The Line of Credit bears interest at prime plus 1.5%. The Line of Credit is collateralized by the eligible accounts receivable and a first lien on substantially all assets of the Company. The Company had zero borrowings outstanding under the Line of Credit as of September 30, 2004, and had approximately $4,500,000 available for borrowing. At December 31, 2003, the Company had $2,052,000 outstanding and approximately $1,420,000 available for borrowing. The Company is required to maintain a minimum tangible net worth of $8,875,000 plus 70% of all consideration received from equity and debt issuance at September 30, 2004. The net worth requirements increase to $9,500,000 plus 70% of all consideration received from equity and debt issuance at October 31, 2004. The Line of Credit will expire on March 29, 2005.

6.	Long-Term Debt
      On June 28, 2004, the Company amended its loan and security agreement with its principal financial lender, providing for borrowings up to $1,000,000 in the form of equipment term loans. The financing period expired October 31, 2004. The equipment financed collateralizes any borrowings under this facility. Pursuant to the terms of the agreement, the Company financed certain equipment purchases, as approved by the Lender, for a 30-month period bearing an interest rate of prime plus 2.5%. The Company has borrowed a total of $283,000 associated with this financing facility. Throughout the term of the equipment loan, the Company is required to maintain a quick ratio of not less than 1.5 to 1.0 or debt service coverage of not less than 1.5 to 1.0.

7.	Comprehensive Income (loss)
      SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income (loss) and its components. SFAS No. 130 requires, among other things, that unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments be included in other comprehensive income (loss). The following statement presents comprehensive income (loss) for the nine months ended September 2004 and 2003:

	Nine Months Ended
	September 30,
	2004	2003

Net income (loss)	$1,707,253	$(1,155,613)
Other comprehensive income (loss):
Foreign currency translation adjustment	(342,659)	—

Comprehensive income (loss)	$1,364,594	$(1,155,613)

HealthScribe, Inc.
Notes to Condensed Consolidated Financial Statements — (Continued)

8.	Income Taxes
      In the U.S., the Company currently benefits from the net operating loss carryforwards. Due to certain limitations within various states, the Company does pay certain state income taxes. At December 31, 2003 the Company had a net operating loss carryforward of approximately $37 million available. There may be limitations on the annual utilization of these net operating losses as a result of certain changes in ownership that have occurred since the Company’s inception. Items which caused recorded income taxes attributable to continuing operations to differ from taxes computed using the statutory federal income tax rate include state minimum income taxes, foreign taxes, foreign income or loss, valuation allowances, alternative minimum tax and other miscellaneous taxes.
      The Company accounts for income taxes associated with HSIPL in accordance with Indian tax guidelines and is eligible for certain tax holiday programs pursuant to Indian law.

9.	Purchase of Certain Stock Options and Warrants
      On October 25, 2004, the Company amended its 1999 Stock Option Plan and its 1999 CEO Stock Option Plan. In addition, the Company has (and will continue to) enter into Purchase and Cancellation Agreements with each of the holders of common stock options of HealthScribe, except for 18 individuals. The aggregate costs associated with the Purchase and Cancellation Agreements are $109,000. The Company expects to close the Purchase and Cancellation Agreements before December 22, 2004.
      The Company is entering into separate Purchase and Cancellation Agreements with the remaining 18 holders of common stock options. However, these agreements provide that the Company will purchase and cancel these options only in connection with the closing (the “Closing”) under the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, MTS Group Holdings, Inc. and HSI Merger Sub, Inc. (See “Business Combinations”). If the Closing occurs, these employees will receive aggregate consideration of approximately $4.2 million under the Company’s incentive bonus plan as partial consideration for the purchase and cancellation of their common stock option grants. If the Closing does not occur, the options will not be purchased.
      In connection with the Merger Agreement, the Company also intends to enter into Purchase and Cancellation agreements with some or all of the holders of warrants to purchase certain shares of the Company’s common stock, Series C Convertible Preferred and Series D Convertible Preferred (collectively, the “Capital Stock”). The holders of the various warrants will be entitled to receive consideration for its Capital Stock as if the holder had exercised the warrant immediately prior to the Closing of the Merger, less the exercise price of the warrant.

10.	Stock Repurchase
      In August 2004, the Company entered into a Purchase and Settlement Agreement whereby the Company acquired the remaining 14.32% minority interest in the Company’s majority-owned subsidiary, HSIPL. The Company also agreed to repurchase 363,527 shares of its common stock and 18,700 shares of its Series A Preferred Stock. The aggregate purchase price of approximately $1,250,000 consisted of a cash payment of approximately $500,000 and a three-year, non-interest bearing note of $750,000, paid in quarterly installments during the first two years and annually in the third year. The transaction closed on November 1, 2004.

11.	Subsequent Events
      In October 2004, the Company re-branded its operations and changed its name to Avicis, Inc. As a leading provider of medical transcription services, the Company intends to enhance its suite of healthcare technology-based services to improve revenue cycle management by streamlining the administrative efforts required to properly document and collect for patient care. The Company will expand its services offerings to include coding, accounts receivable management and release of information (“ROI”) functions to help streamline the Patient-to-Paymenttm process and accelerate the revenue cycle for healthcare providers.

Report of Independent Auditors
Board of Directors
HealthScribe, Inc.
      We have audited the accompanying consolidated balance sheets of HealthScribe, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthScribe, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

McLean, Virginia
February 26, 2004

HealthScribe, Inc.
Consolidated Balance Sheets

	December 31,

	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$7,462,327	$2,955,203
Accounts receivable, net	4,370,634	3,658,366
Prepaid expenses and other current assets	528,226	342,521

Total current assets	12,361,187	6,956,090
Property and equipment, net	4,170,435	2,782,346
Intangible asset, net	672,583	—
Goodwill	7,094,609	—
Deposits and other assets	393,760	53,726

Total assets	$24,692,574	$9,792,162

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,125,404	$3,224,032
Line of credit	2,051,641	1,183,202
Current portion of capital lease obligations	282,912	332,608
Current portion of long-term debt	158,945	377,129

Total current liabilities	7,618,902	5,116,971
Capital lease obligations, less current portion	345,670	187,548
Long-term debt, less current portion	215,721	258,972
Redeemable convertible preferred stock; aggregate liquidation preference of $71,323,507 and $53,417,233 at December 31, 2003 and 2002, respectively	71,135,036	52,890,316
Minority interest	698,126	—
Stockholders’ deficit
Common stock, $0.01 par value; 105,000,000 shares authorized at December 31, 2003 and 2002; 15,012,184 and 15,005,184 shares issued and outstanding at December 31, 2003 and 2002, respectively	150,122	150,052
Foreign currency translation	276	—
Accumulated deficit	(55,471,279)	(48,811,697)

Total stockholders’ deficit	(55,320,881)	(48,661,645)

Total liabilities and stockholders’ deficit	$24,692,574	$9,792,162

See accompanying notes.

HealthScribe, Inc.
Consolidated Statements of Operations

	Year ended December 31,

	2003	2002	2001

Revenues	$40,512,238	$31,453,525	$25,802,024
Direct cost of revenues (exclusive of depreciation and amortization below)	31,088,328	24,612,675	18,547,621
Selling, general and administrative	7,745,014	6,523,639	9,761,352
Depreciation and amortization	2,143,083	1,610,652	1,501,000

Total costs and expenses	40,976,425	32,746,966	29,809,973

Loss from operations before reorganization costs	(464,187)	(1,293,441)	(4,007,949)
Reorganization costs	—	—	64,800

Loss from operations	(464,187)	(1,293,441)	(4,072,749)
Other income (expense):
Interest expense	(375,822)	(397,826)	(399,898)
Equity earnings in affiliate	160,648	—	—
Gain on sale of investment in affiliate	—	543,447	—
Other income, net	54,696	85,148	139,497

Total other income (expense)	(160,478)	230,769	(260,401)
Net loss before minority interest	(624,665)	(1,062,672)	(4,333,150)
Minority interest in affiliate	4,957	—	—

Net loss before income taxes	(629,622)	(1,062,672)	(4,333,150)
Provision for income taxes	33,638	46,000	—

Net loss	$(663,260)	$(1,108,672)	$(4,333,150)

See accompanying notes.

HealthScribe, Inc.
Consolidated Statements of Stockholders’ Deficit

				Accumulated
			Additional	Other
			Paid In	Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total

	Common Stock
Balance at December 31, 2000	5,778,753	$57,787	$—	$—	$(35,061,022)	$(35,003,235)
Issuance of common stock upon exercise of options and warrants	948,558	9,486	15,039	—	—	24,525
Accretion of preferred stock	—	—	(15,039)	—	(3,877,318)	(3,892,357)
Net loss	—	—	—	—	(4,333,150)	(4,333,150)

Balance at December 31, 2001	6,727,311	67,273	—	—	(43,271,490)	(43,204,217)
Issuance of common stock upon exercise of options and warrants	8,277,873	82,779	3,502	—	—	86,281
Accretion of preferred stock	—	—	(3,502)	—	(4,431,535)	(4,435,037)
Net loss	—	—	—	—	(1,108,672)	(1,108,672)

Balance at December 31, 2002	15,005,184	150,052	—	—	(48,811,697)	(48,661,645)
Issuance of common stock upon exercise of options and warrants	7,000	70	1,680	—	—	1,750
Accretion of preferred stock	—	—	(1,680)	—	(6,028,454)	(6,030,134)
Prior year equity earnings in affiliates	—	—	—	—	32,132	32,132
Other comprehensive loss:
Foreign currency translation	—	—	—	276	—	276
Net loss	—	—	—	—	(663,260)	(663,260)
Comprehensive loss	—	—	—	—	—	(662,984)

Balance at December 31, 2003	15,012,184	$150,122	$—	$276	$(55,471,279)	$(55,320,881)

See accompanying notes.

HealthScribe, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2003	2002	2001

Operating activities
Net loss	$(663,260)	$(1,108,672)	$(4,333,150)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,143,083	1,610,652	1,501,000
Minority interest in affiliates	(160,648)	—	—
Loss on disposal of property and equipment	145,715	30,574	—
Changes in assets and liabilities:
Accounts receivable	(747,274)	(554,113)	(573,682)
Prepaid expenses and other current assets	25,277	(74,771)	59,443
Deposits and other assets	(21,928)	(21,512)	11,216
Accounts payable and accrued expenses	1,602,269	(513,377)	(309,147)

Net cash provided by (used in) operating activities	2,323,234	(631,219)	(3,644,320)
Investing activities
Purchases of property and equipment	(1,359,159)	(1,045,008)	(1,507,630)
Acquisition of Scribes	(1,351,138)	—	—
Acquisition of MHIL, net of cash acquired	(7,560,617)	—	—

Net cash used in investing activities	(10,270,914)	(1,045,008)	(1,507,630)
Financing activities
Proceeds from exercise of options and warrants	1,750	86,281	24,525
Proceeds from sale of redeemable convertible preferred stock, net	12,214,586	904,849	5,281,034
Proceeds from issuance of long-term debt	169,452	375,520	—
Proceeds from borrowings on line of credit	39,435,862	31,586,930	20,798,156
Payments on line of credit and long-term debt	(38,998,310)	(31,521,346)	(20,837,187)
Payments on capital lease obligations	(368,536)	(343,218)	(538,514)

Net cash provided by financing activities	12,454,804	1,089,016	4,728,014
Net increase (decrease) in cash and cash equivalents	4,507,124	(587,211)	(423,936)
Cash and cash equivalents at beginning of year	2,955,203	3,542,414	3,966,350

Cash and cash equivalents at end of year	$7,462,327	$2,955,203	$3,542,414

Supplemental cash flow disclosures
Cash paid for interest	$375,823	$396,594	$398,189
Acquisition of equipment through capital leases	$476,962	$50,984	$723,056
See accompanying notes.

HealthScribe, Inc.
Notes to Consolidated Financial Statements
December 31, 2003
1.     Description and Nature of Business
      HealthScribe, Inc. (the “Company”) was incorporated in Delaware on June 18, 1993. HealthScribe provides medical transcription services to health care systems. The Company converts free-form medical dictation into an electronic formatted patient record that health care systems use in connection with patient care and for administrative purposes. The Company supports the rapidly growing area of health care information management by designing, developing and delivering sophisticated technology work flow management specifically configured to handle its clients’ medical transcription needs. The HealthScribe solution provides customers with the framework to increase profitability and improve effectiveness and efficiency of information flow by reducing the time physicians spend on paperwork and increasing time available for patient care. The Company’s customers are located throughout the United States.

2.	Summary of Significant Accounting Policies
  Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
  Consolidation
      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, HealthData, Inc.; HealthScribe-Scribes Acquisition, Inc. (“Scribes”); and its majority-owned subsidiary Max HealthScribe India Limited (“MHIL”). All intercompany accounts and transactions have been eliminated in consolidation.
  Cash and Cash Equivalents
      The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Included in the Company’s consolidated cash balances at December 31, 2003 is $1 million that is required to be paid pursuant to the MHIL acquisition (see Note 3).
  Accounts Receivable
      Trade receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported in the consolidated balance sheets at outstanding principal less any charge-offs and the allowance for doubtful accounts. The Company charges off uncollectible receivables when the likelihood of collection is remote. Generally, the Company evaluates outstanding receivables greater than 90 days subsequent to billing date for collectibility; however, the Company may extend credit terms up to 120 days. The Company generally extends credit without requiring collateral. The Company maintains an allowance for doubtful accounts, which is determined based on historical experience and management’s expectations of future losses. Losses have historically been within management’s expectations. As of December 31, 2003 and 2002, the Company had an allowance for doubtful accounts of $61,994 and $73,080, respectively.
  Property and Equipment
      Purchased property and equipment are stated at cost. Equipment under capital leases is recorded at the lower of fair value or present value of future minimum lease payments as determined at the inception of the lease. Depreciation of purchased property and equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the lease term. Equipment under capital leases

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
is amortized on a straight-line basis over the lease term, or the useful life, depending on the terms of the lease.
  Goodwill and Identifiable Intangible Assets
      In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, (SFAS No. 142) the Company does not amortize goodwill and intangible assets deemed to have indefinite lives, but these assets are subject to annual impairment tests or more frequently, should indicators of impairment arise.
      The Company utilizes a discounted cash flow analysis, which includes profitability information, estimated future operating results, trends and other information in assessing whether the value of indefinite-lived intangible assets can be recovered. Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value.
      The Company performed the required annual impairment test on the carrying amount of its goodwill, which indicated the Company’s estimated fair value of goodwill exceeded its carrying value; therefore, no impairment was identified at December 31, 2003.
      The Company acquired identifiable intangible assets as part of the acquisition of HealthScribe-Scribes Acquisition, Inc. and amortizes the intangible assets over the estimated useful life of the contracts purchased, or two years.
  Revenue Recognition
      The Company’s revenue consists primarily of fees generated in the provision of medical transcription services, which are based primarily on contracted rates on a per-line basis. Transcription services are provided at a contractual price, and revenue is recognized when the provision of services is complete including the satisfaction of the following criteria (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured.
  Income Taxes
      The Company provides for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
  Foreign Currency Translation
      The Company uses the U.S. dollar as its functional and reporting currency. The Company’s international subsidiary, MHIL, uses the Indian Rupee as its functional currency. For the related periods, the assets and liabilities of the international subsidiary were translated using the current exchange rate at the balance sheet date. Revenues and expenses were translated at average exchange rates in effect during each period. Gains and losses resulting from the currency translation were accumulated as a separate component of stockholders’ deficit. Exchange adjustments resulting from foreign currency transactions were included in the determination of the net loss.
  Financial Instruments and Concentrations of Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times, may exceed federally insured amounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents and accounts receivable.

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
      Prior to the acquisition discussed in Note 3, the Company subcontracted certain transcription services to MHIL, which accounted for approximately 39% and 44% of the Company’s direct transcription services costs during 2003 and 2002, respectively. Additionally, the Company provides certain proofing and quality assurance assistance to MHIL, which is compensated at a contractual rate per line. U.S. government regulations, political instability of the Indian government or disruption of satellite service, as well as other factors, could adversely affect the Company’s ability to continue to render services to its customers. The carrying amount of the Company’s net tangible assets located in India approximated $5.7 million at December 31, 2003.
      The carrying amount of current assets and liabilities approximates their fair values due to their short-term maturities. The fair value of long-term debt approximates its carrying amount based on rates currently available to the Company for debt instruments with similar terms and remaining maturities.
  Stock-Based Compensation
      The Company recognizes expense for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. Stock-based compensation related to options granted to nonemployees is accounted for using the fair value method in accordance with the Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed. Disclosures regarding alternative fair values of measurement and recognition methods prescribed by SFAS No. 123 are presented in Note 11.
      The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

	Year Ended December 31,
	2003	2002	2001

Reported net loss	$(663,260)	$(1,108,672)	$(4,333,150)
Add: Stock-based employee compensation included in reported net loss	—	—	—
Deduct: Stock-based employee compensation expense if SFAS No. 123 had been applied to all awards	(83,291)	(110,785)	(56,342)

Pro forma net loss	$(746,551)	$(1,219,457)	$(4,389,492)

      The effect of applying SFAS No. 123 on a pro forma net loss as stated above is not necessarily representative of the effect on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional options to be granted in future years.

3.	Business Combinations
  Scribes Online
      On January 16, 2003, the Company acquired Scribes Online (“Scribes”), the medical transcription division of Medical Archival Systems, Inc. The acquisition provided the Company with approximately 70 employees, certain fixed assets and a customer base of hospitals, clinics and physicians practice groups in Western Pennsylvania. The cost of the acquisition was $1,351,138 including $201,148 of transaction-related costs.
      The Company accounted for the acquisition as a purchase in accordance with SFAS No. 141, Business Combinations (SFAS No. 141). Accordingly, the results of operations of Scribes have been included in the accompanying consolidated financial statements from January 17, 2003. In accordance with

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
SFAS No. 141, the purchase price was allocated to the assets of Scribes based on their estimated fair values. There were no liabilities assumed as a result of the purchase. The following table summarizes the estimated fair value of the assets acquired at the date of acquisition:

Property and equipment	$184,141
Customer contracts	1,166,997

Total assets acquired	$1,351,138

      Customer contracts are being amortized using the straight-line method over two years. At December 31, 2003, the Company has recorded amortization expense of $494,414 related to the customer contracts. The remaining net book value of $672,583 will be completely amortized in 2004. The asset purchase agreement also provided for additional consideration to be paid to the seller if revenues associated with certain customers exceeded pre-determined levels, as defined in the agreement. As a result, $162,249 was accrued as of December 31, 2003 and will be remitted to the seller during 2004.
  Max HealthScribe India Limited
      In July 2000, the Company entered into a transaction with Max India Limited (Max) whereby Max acquired majority ownership in the Company’s offshore subsidiary, which later became MHIL. From July 2000, the Company has accounted for its investment in MHIL in accordance with the equity method. Due to the recurring losses of MHIL, the carrying amount of the Company’s investment was reduced to zero by October 2000.
      In April 2001, the Company entered into an agreement to sell 2,384,940 shares of MHIL for approximately $600,000. The Company received payment for these shares in 2001, and MHIL concluded all corporate administrative steps necessary under Indian law to transfer these shares to the buyer in 2002. Accordingly, the Company recognized a gain of $543,447 in the accompanying statement of operations for the year ended December 31, 2002. As of December 31, 2002, the Company’s ownership interest in MHIL was 23.2%. In conjunction with the July 2000 transaction, the Company entered into Service and Stock Transfer Agreements whereby MHIL agreed to provide specified levels of transcription work to the Company, at specified rates. Under the terms of these agreements, the Company forfeited and transferred to Max an additional 420,634 shares of common stock of MHIL, thus reducing the Company’s ownership percentage to 20.7% by May 2003.
      On December 18, 2003, the Company acquired an additional 65.0% interest in MHIL from the majority shareholder, bringing the Company’s total ownership interest to 85.7%. This acquisition enabled the Company to increase its production capacity through a larger production workforce, leverage the offshore economic benefits, and provide for future business growth. The total cost of the purchase was $10,977,227 consisting of $10,340,000 of cash consideration and $637,227 in transaction-related costs. On December 18, 2003, $9,340,000 was paid in cash, with the remaining $1.0 million held in an irrevocable letter of credit that is secured by a certificate of deposit to be paid no later than May 31, 2004. The $1.0 million is reflected as a current liability on the Company’s balance sheet. In 2004, MHIL changed its name to HealthScribe India Private Limited.
      The Company accounted for the transaction as a step acquisition. Accordingly, the results of operations of MHIL have been included in the accompanying consolidated financial statements from December 19, 2003. The purchase price was allocated to the assets and liabilities of MHIL based on their estimated fair values. In accordance with step acquisition accounting guidance, the Company recognized its portion of MHIL’s earnings that were previously unrecorded. The Company had temporarily suspended recognition of losses from MHIL under the equity method of accounting in October 2000 since the Company’s percentage of MHIL’s losses had exceeded the Company’s investment. This resulted in an increase in retained earnings of $32,261; recognition of MHIL’s earnings from October 2000 through

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
December 31, 2002. Equity earnings from January 1, 2003, through the date of acquisition of $160,648 are included in the accompanying consolidated statement of operations as equity earnings in MHIL.
      The following table summarizes the allocation of the purchase consideration:

Cash	$3,522,425
Prepaid expenses	210,982
Accounts receivable	509,046
Property and equipment	1,162,210
Deposits	318,106
Goodwill	7,094,609

Total assets acquired	12,817,378
Accounts payable	(210,360)
Accrued liabilities	(936,622)
Minority interest	(693,169)

Net assets acquired	$10,977,227

      The excess of the purchase price over the estimated fair value of the net tangible and intangible assets acquired of $7,094,609 is goodwill, which is expected to be deductible for tax purposes.
4.     Property and Equipment
      Property and equipment, including equipment under capital lease obligations, consists of the following:

	December 31,

	2003	2002

Computer equipment and purchased software	$6,234,961	$6,385,462
Leasehold improvements	1,098,349	257,140
Furniture and fixtures	793,380	401,757
Web site development	854,854	854,854
Vehicles	31,371	—
Capital equipment under installation	14,575	3,817

	9,027,490	7,903,030
Less accumulated depreciation and amortization	(4,857,055)	(5,120,684)

	$4,170,435	$2,782,346

5.     Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consists of the following:

	December 31,

	2003	2002

Trade accounts payable	$1,607,306	$1,053,383
Accrued payroll	1,962,602	1,330,592
Deferred compensation	465,946	—
Accrued professional fees and insurance	580,835	545,808
Deferred revenue	8,430	4,701
Deferred rent	94,805	59,892
Other accrued expenses	405,480	229,656

Total	$5,125,404	$3,224,032

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
6.     Line of Credit
      The Company maintains a Line of Credit Agreement (the Line of Credit) with its principal financial lender that provides for borrowings up to $5.0 million, not to exceed 85% of eligible accounts receivable, as defined, less any amounts borrowed under the related equipment line. The Line of Credit bears interest at prime plus 1.5%. The Line of Credit is collateralized by the eligible accounts receivable and a first lien on substantially all assets of the Company. At December 31, 2003 and 2002, the amounts available under the Line of Credit approximated $1,420,000 and $1,676,000, respectively. The Line of Credit will expire March 31, 2004. The Company expects to renew the Line of Credit prior to March 31, 2004.
      Warrants to purchase 105 shares of the Company’s Series D Convertible Redeemable Preferred Stock at $1,000 per share were issued to the lender in 2001. These warrants are immediately exercisable and remain outstanding at December 31, 2003. These warrants expire in 2006. The estimated fair value attributed to the warrants was nominal.
7.     Long-Term Debt and Capital Lease Obligations
      Long-term debt consists of the following:

	December 31,

	2003	2002

Note payable; interest accrued at prime plus 1.5% (currently 5.75%); principal and interest payable in monthly payments of $10,600 through January 1, 2004; collateralized by equipment	$9,060	$117,782
Note payable; interest accrued at 14.7% to 16.1%; payable in monthly payments of $20,333 through October 1, 2003; collateralized by equipment	—	172,695
Note payable; interest accrued at 10.0%; payable in monthly payments of $12,108 through November 1, 2005; collateralized by equipment	241,137	345,624
Note payable; interest accrued at 10.0%; payable in monthly payments of $5,423 through January 1, 2006; collateralized by equipment	124,469	—

Total	374,666	636,101
Less current portion	(158,945)	(377,129)

Long-term portion	$215,721	$258,972

      On June 27, 2002, the Company entered into a master loan and security agreement with an equipment financing company (the “Lender”) providing for borrowings up to $750,000 in the form of term loans. The financing period expired February 28, 2003. The equipment financed collateralizes any borrowings under this facility. Pursuant to the terms of the agreement, the Company financed certain equipment purchases, as approved by the Lender, for a 36-month period bearing an annual interest rate of 10%. The Company borrowed $174,078 on August 1, 2002 and $201,442 on December 31, 2002. On February 1, 2003, the Company borrowed an additional $169,452.
      The master loan and security agreement provided the Lender with warrants exercisable into the Company’s Series D Redeemable Convertible Preferred Stock (Series D Preferred Stock) equal to 5% of the total commitment. Accordingly, the Company issued the Lender warrants to purchase 38 shares of Series D Preferred Stock with a par share exercise price of $1,000. These warrants expire July 2012. The estimated fair value of these warrants was nominal.

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
      Future payments under long-term debt and capital lease obligations at December 31, 2003 are as follows:

	Capital	Long-Term
	Leases	Debt

2004	$350,913	$158,945
2005	163,848	193,628
2006	143,463	22,093
2007	68,090	—
2008	41,898	—

Total minimum payments	768,212	$374,666

Less amounts representing interest	(139,630)

Present value of minimum payments	628,582
Less current portion of capital lease obligations	(282,912)

Long-term portion	$345,670

      At December 31, 2003 and 2002, property and equipment includes $2,962,265 and $2,485,302, respectively, of assets recorded under capital lease obligations. Accumulated amortization of these assets was $2,346,907 and $2,069,263 at December 31, 2003 and 2002, respectively. Amortization of assets recorded under capital lease obligations is included in depreciation expense. These leases have terms between three and five years and imputed interest rates between 9% and 17%.
8.     Commitments
      The Company has various operating leases for office space in the U.S. and India with lease periods ranging from one to ten years. All office space leases contain annual escalation clauses. Rent expense was $280,423, $206,495 and $201,858 for the years ended December 31, 2003, 2002 and 2001, respectively. Included in accrued expenses are $94,805 and $59,892 of deferred rent at December 31, 2003 and 2002, respectively. Sublease income for the year ended 2002 was $29,014, and was recorded as an offset to rent expense. At December 31, 2003, future minimum lease payments under all noncancelable operating leases are as follows:

2004	$636,770
2005	696,390
2006	743,331
2007	764,594
2008	484,867
Thereafter	1,987,205

$5,313,157

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)

9.	Income Taxes
      The provision for income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net loss before income taxes as follows:

	Year Ended December 31,

	2003	2002	2001

Tax at statutory rate	$(225,508)	$(376,948)	$(1,473,271)
State taxes	(12,636)	(3,184)	(196,466)
Nondeductible expense for income tax purposes	22,132	14,987	27,419
Foreign income tax	18,638	—	—
Increase in valuation allowance	231,012	411,145	1,642,318

	$33,638	$46,000	$—

      The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$14,475,880	$14,257,245
Other	450,338	440,623

	14,926,218	14,697,868
Deferred tax liabilities:
Depreciation	(286,988)	(289,650)

	14,639,230	14,408,218
Valuation allowance	(14,639,230)	(14,408,218)

	$—	$—

      The net operating loss carryforward at December 31, 2003 was approximately $37 million. The net operating loss will begin to expire in 2012. There may be limitations on the annual utilization of these net operating losses as a result of certain changes in ownership that have occurred since the Company’s inception. Because of uncertainties regarding realization, a valuation allowance has been provided to offset the deferred tax benefit of the net operating loss carryforward and other net deferred asset amounts.
      In the U.S., the Company currently benefits from net operating loss carryforwards. Due to certain limitations within various states, the Company does pay certain state income taxes. The amount of state income taxes paid was $15,000 and $46,000 for 2003 and 2002, respectively.
      The Company accounts for income taxes associated with its India-based subsidiary in accordance with Indian tax guidelines. The Company believes that MHIL may be eligible for certain tax holiday programs. If eligible, MHIL would be relieved of any tax obligations while operating under such tax holiday programs. While the Company continues to pursue this opportunity, it will record a tax liability associated with any MHIL income.
      The following table summarizes the components of income tax expense:

	Year Ended December 31,

	2003	2002	2001

Federal	$—	$—	$—
State	15,000	46,000	—
Foreign	18,638	—	—

	$33,638	$46,000	$—

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
10.     Redeemable Convertible Preferred Stock
      The Company has the following redeemable convertible preferred stock having a par value of $1.00 per share at December 31, 2003:

	Authorized	Outstanding
	Shares	Shares

Series A Preferred Stock	11,926	11,714
Series B Preferred Stock	12,298	9,507
Series B1 Preferred Stock	9,000	2,761
Series C Preferred Stock	10,105	10,000
Series D Preferred Stock	6,105	5,353
Series E Preferred Stock	15,000	13,400

	64,434	52,735

      In March 2002, the Company entered into a Series E Redeemable Convertible Preferred Stock Purchase Agreement with certain existing investors (the “Offering”). Pursuant to the Offering, the Company may issue and sell up to 15,000 shares of Series E Preferred Stock at $1,000 per share. The Company sold 1,000 shares on October 28, 2002, and received proceeds of $904,849 net of offering costs of $95,151.
      In connection with the acquisition of Scribes, on January 6, 2003, the Company sold an additional 1,700 shares of Series E Preferred Stock pursuant to the terms of Offering. The Company received net proceeds of $1,523,750 and incurred $176,250 of fees associated with the financing. In connection with the acquisition of MHIL, on December 16, 2003, the Company sold an additional 10,700 shares of Series E Preferred Stock pursuant to the terms of the Offering. The Company received proceeds of $10,700,000 and incurred $9,164 of fees associated with the financing. All offering costs are being accreted over the redemption period.
      Also, during 2002, investors holding warrants to purchase shares of Common Stock (issued in connection with the Company’s Series D Preferred Stock financing) exercised warrants to purchase 7,434,722 shares of Common Stock by paying the exercise price set forth in the applicable warrants.
      A summary of Preferred Stock activity is as follows:

	Shares	Amount

Balance at December 31, 2000	33,982	$38,377,040
Sale of Series D Preferred Stock	5,353	5,281,034
Amortization of offering costs	—	287,711
Accretion of preferred stock dividends	—	3,604,646

Balance at December 31, 2001	39,335	47,550,431
Sale of Series E Preferred Stock	1,000	1,000,000
Warrant consideration	—	500
Accretion to liquidation value	—	293,682
Accretion of preferred stock dividends	—	4,045,703

Balance at December 31, 2002	40,335	52,890,316
Sale of Series E Preferred Stock, net of issuance costs of $185,414	12,400	12,214,586
Amortization of offering costs	—	481,015
Accretion of preferred stock dividends	—	5,549,119

Balance at December 31, 2003	52,735	$71,135,036

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
      Holders of the preferred stock have certain rights, preferences and restrictions with respect to dividends, redemption, conversion and voting as set forth in the Amended and Restated Certificate of Incorporation as follows.
  Dividends
      The holder of each share of Series A, Series B, Series B1, Series C and Series D Preferred Stock shall be entitled to receive preferential dividends, which are cumulative from the date of issuance and compound quarterly at a rate of 8% per annum until paid. The holder of each share of Series E Preferred Stock shall be entitled to receive preferential dividends, which are cumulative from the date of issuance and compound quarterly at a rate of 35% per annum until paid. The dividends are being accreted annually over the applicable redemption period. At December 31, 2003 and 2002, accrued and unpaid dividends were $18,601,356 and $12,993,901, respectively.
  Redemption
      In March 2002, the Company’s certificate of incorporation was amended to entitle the holders of the preferred stock to redeem their shares at any time on or after March 18, 2006.
  Conversion Rights
      The holders of the Series A Preferred Stock have the right, at any time, to convert each share of preferred stock held into common stock at a price of $1.17 per share of common stock. The holders of the Series B Preferred Stock, Series B1 Preferred Stock and Series C Preferred Stock have the right, at any time, to convert each share of preferred stock held into common at a price of $0.87 per share of common stock. The holders of the Series D Preferred Stock have the right, at any time, to convert each share of preferred stock held into common stock at a price of $0.64 per share of common stock. The holders of the Series E Preferred Stock have the right, at any time, to convert each share of preferred stock held into common stock at a price of $0.51 per share of common stock. Each of the Series A, B, B1, C, and D Preferred Stock contain certain anti-dilution provisions that reduce the various conversion prices. The conversion prices reflected above have been adjusted to account for the impact of the anti-dilution provision related to the issuance of Series E Preferred Stock. The Company is required to convert all preferred stock into common stock immediately prior to the consummation of an initial public offering under certain terms and conditions.
  Voting Rights
      Holders of Series A, Series B, Series C, Series D, and Series E Preferred Stock are entitled to vote on any matter submitted to the stockholders of the Company, each share of preferred stock having a number of votes equal to the then current conversion rate. Holders of Series B1 Preferred Stock have certain voting limitations due to regulatory requirements.
11.     Stockholders’ Deficit
  Common Stock
      As of December 31, 2003, the Company has reserved approximately 500,000 shares of common stock for outstanding warrants, approximately 8.9 million shares of common stock for the exercise of stock options, and approximately 67.5 million shares of common stock for the conversion of outstanding preferred stock.
  Stock Options
      In July 1999, the Company adopted the 1999 Stock Option Plan (the “Stock Option Plan”) and the 1999 CEO Stock Option Plan (the “CEO Option Plan”), which permit grants of stock options for the purchase of common stock with exercise prices equal to the market value on the date of the grant. Subject

HealthScribe, Inc.
Notes to Consolidated Financial Statements — (Continued)
to adjustment, the aggregate number of shares of common stock that may be issued under the Stock Option Plan may not exceed 8,399,657 shares. The number of shares of common stock issued under the CEO Option Plan may not exceed 712,500. Stock options issued under the Stock Option Plan vest on or before the fifth anniversary of the date of employment and expire on the tenth anniversary of the date of the grant. Stock options issued under the CEO Option Plan vest on or before the second anniversary of the date of the grant and expire on the tenth anniversary of the date of the grant.
      Additional information with respect to stock option activity is summarized as follows:

		Weighted-Average
	Shares	Exercise Price

Outstanding at December 31, 2000	6,077,589	$0.25
Granted	2,625,820	$0.05
Exercised	(54,662)	$0.25
Canceled or expired	(1,059,113)	$0.24

Outstanding at December 31, 2001	7,589,634	$0.19
Granted	1,144,000	$0.05
Exercised	(15,242)	$0.23
Canceled or expired	(1,123,365)	$0.21

Outstanding at December 31, 2002	7,595,027	$0.16
Granted	48,750	$0.05
Exercised	(7,000)	$0.25
Canceled or expired	(926,559)	$0.09

Outstanding at December 31, 2003	6,710,218	$0.17

      The following table summarizes information about stock options outstanding at December 31, 2003:

		Weighted-Average
		Remaining
	Number	Contractual	Number
Exercise Prices	Outstanding	Life (Years)	Exercisable

$0.05	2,641,711	7.49	1,715,579
$0.25	4,039,007	5.97	3,996,112
$0.35	29,500	6.57	24,575

	6,710,218		5,736,266

      There are 5,736,266, 4,671,398 and 2,660,189 options exercisable at December 31, 2003, 2002 and 2001, respectively. The weighted-average grant-date fair value of options granted during 2003 and 2002 was $0.03 and during 2001 was $0.04. The fair value of the awards was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 2.88% (5.0% in 2002 and 2001), no dividends, expected life of five years and a weighted-average expected volatility of 70%.
12.     Employee Benefit Plan
      The Company has a 401(k) savings plan (the “Plan”) that covers substantially all employees who have completed 500 hours of service. Employer contributions are discretionary based on periodic approval by the Board of Directors. The Company’s contribution was 25% of an employee’s contribution up to a maximum of 2% of the employee’s salary. The Company contributed $114,197, $104,590, and $101,037 under the Plan for the years ended December 31, 2003, 2002 and 2001, respectively.

Offer to Exchange
up to $125,000,000 of
11% Senior Subordinated Notes due 2012
for
up to $125,000,000 of 11% Senior Subordinated Notes due 2012
that have been registered under the Securities Act of 1933
        Each broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, or such shorter period as will terminate when all exchange notes covered by this prospectus have been sold pursuant to this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes. See “Plan of Distribution.”

PROSPECTUS

                    , 2006

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Delaware Registrant
      Spheris Inc. is a registrant organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
      Pursuant to authority conferred by Delaware law, Spheris Inc.’s certificate of incorporation contains provisions providing that no director shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended. This provision is intended to eliminate the risk that a director might incur personal liability to the Company or its stockholders for breach of the duty of care.
      Spheris Inc.’s certificate of incorporation and bylaws contain provisions requiring Spheris Inc. to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for its officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and in certain cases only if the director or officer is not adjudged to be liable to the company.
      Spheris Inc. maintains insurance on behalf of any person who is or was a director or officer, or is now serving at the request of Spheris Inc. as a director, member, limited partner, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not Spheris Inc. would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

Tennessee Registrants
      The following registrants are corporations or limited liability companies (as specified below) organized under the laws of the State of Tennessee: Spheris Operations Inc. and Spheris Canada Inc. (the “Tennessee Corporate Registrants”) and Spheris Leasing LLC (the “Tennessee LLC Registrant”).
      The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.
      The charter and bylaws of each of the Tennessee Corporate Registrants provide that such registrant shall indemnify its officers and directors to the fullest extent allowed by the TBCA. In addition, the bylaws of each of the Tennessee Corporate Registrants authorize the corporation to purchase and maintain insurance for any individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation’s board of directors or its president as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.
      Section 48-243-101 of the Tennessee Limited Liability Company Act provides that a limited liability company may indemnify governors, officers and members of the limited liability company against liability if (1) the individual acted in good faith and (2) reasonably believed that such individual’s conduct in his or her official capacity was in the best interest of the limited liability company and in all other cases that such individual’s conduct was at least not opposed to the best interests of the limited liability company and (3) in a criminal proceeding, the individual had no cause to believe such individual’s conduct was unlawful. Section 48-243-101(b) also provides that unless otherwise provided by its articles of organization, a limited liability company may not indemnify a responsible person in connection with a proceeding to which the responsible person was adjudged liable to the limited liability company or in connection with a proceeding whereby such responsible person is adjudged liable to the limited liability company for receiving an improper personal benefit. Section 48-243-101(c) provides that unless otherwise provided by its articles of organization, a limited liability company shall indemnify a responsible person who was wholly successful in the defense of a proceeding against that person as a responsible person for the limited liability company. Section 48-243-101(h) authorizes a limited liability company to purchase and maintain insurance on behalf of any person who is or was a responsible person, manager, employee, independent contractor, or agent of the limited liability company, or who while a responsible person, manager, employee, independent contractor, or agent of the limited liability company, is or was serving at the request of Spheris Inc. as a director, member, limited partner, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not Spheris Inc. would have the power or obligation to indemnify him against such liability under the provisions of the bylaws against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the limited liability company would otherwise have the power to indemnify him under Section 48-243-101(b) — (c). Section 48-243-101(i) prohibits indemnification if a responsible person is adjudged liable for a breach of the duty of loyalty to the limited liability company or its members or for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law. The articles of organization of the Tennessee LLC Registrant provide that the Tennessee LLC Registrant shall indemnify its members and all of its officers to the fullest extent of and in accordance with the Tennessee Limited Liability Company Act.
      The Tennessee Corporate Registrants and Tennessee LLC Registrant maintain insurance on behalf of any person who is or was a director or officer, or is now serving at the request of them as a director, member, limited partner, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not they would have the power or obligation to indemnify him against such liability under the provisions of the bylaws or articles.
California Registrant
      Vianeta Communications is a corporation incorporated under the laws of the State of California. Section 317 of the California Corporations Code provides for the indemnification of officers, directors, and other corporate agents of a California corporation in substantially the same manner and to same extent as Section 145, inter alia, of the Delaware General Corporation Law as previously described applies to Delaware corporations except that: (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation; (ii) the Delaware General Corporation Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors; (iii) in a case of stockholders’ approval of indemnification, the California Corporations Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person; and (iv) the California Corporations Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware General Corporation Law permits the directors in any circumstances to appoint counsel to undertake such determination.
      Section 317 of the California Corporations Code provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. Vianeta Communications’ articles of incorporation provide that the corporation will indemnify its directors and officers to the fullest extent not prohibited by the California Corporation Code and its bylaws provide for indemnification under certain circumstances.
      Vianeta Communications maintains insurance on behalf of any person who is or was a director or officer following the Company’s acquisition of Vianeta, or is now serving at the request of Vianeta Communications as a director, member, limited partner, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not Vianeta Communications would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Item 21.	Exhibits and Financial Statement Schedules

2	.1*	Stock Purchase and Sale Agreement, dated as of April 10, 2003, as amended, by and between IDX Systems Corporation and Spheris Inc. (formerly known as Total eMed, Inc.).

2	.2*	Securities Purchase Agreement, dated as of October 12, 2004, by and among Spheris Holding LLC and Spheris Holding, Inc.

2	.3*	Agreement and Plan of Merger, dated as of September 20, 2004, by and among HealthScribe, Inc., HSI Merger Sub, Inc. and Spheris Inc. (as successor in interest to MTS Group Holdings, Inc.).

2	.4*	Agreement and Plan of Merger, dated as of December 13, 2005, as amended, by and among Spheris Holding III, Inc., Spheris Operations Inc., Spheris Merger Sub, Inc., Vianeta Communications and the Principal Shareholders listed on the signatures pages thereto.

3	.1*	Certificate of Incorporation of Spheris Inc., as amended.

3	.2*	Bylaws of Spheris Inc. (formerly known as Total eMed, Inc.).

3	.3*	Amended and Restated Charter of Spheris Operations Inc., as amended.

3	.4*	Bylaws of Spheris Operations Inc. (formerly known as Network Health Services, Inc.).

3	.5*	Charter of Spheris Canada Inc., as amended.

3	.6*	Bylaws of Spheris Canada Inc. (formerly known as TEM Canada, Inc.).

3	.7*	Articles of Organization of Spheris Leasing LLC, as amended.

3.8		Articles of Incorporation of Vianeta Communications, as amended.

3.9		Bylaws of Vianeta Communications, as amended.

4	.1*	Indenture, dated as of December 22, 2004, by and among Spheris Inc., the guarantors (as defined therein) and the Bank of New York as trustee, with form of 11% Senior Subordinated Notes due 2012 attached.

4	.2*	Registration Rights Agreement, dated as of December 22, 2004, by and among Spheris Inc., the guarantors listed in Schedule 1 thereto and J.P. Morgan Securities Inc. and UBS Securities LLC.

4	.3*	Credit Agreement, dated as of November 5, 2004, as amended, among Spheris Holding II, Inc., Spheris Inc. (as successor in interest to Spheris Holding, Inc.), the several lenders from time to time parties thereto, UBS Securities LLC and JP Morgan Chase Bank N.A.

4	.4*	Spheris, India Private Limited Line of Credit, dated October 7, 2005.

5.1		Opinion of Bass, Berry & Sims PLC.

8.1		Tax Matters Opinion of Bass, Berry & Sims PLC.

10	.1*	Spheris Holding III, Inc. Stock Incentive Plan.

10	.2*	Stockholder’s Agreement, dated as of November 5, 2004, by and among Spheris Holding III, Inc. and the Warburg Investors (as defined therein), the Soros Investors (as defined therein) and Spheris Investment LLC.

10	.3*	Registration Rights Agreement, dated as of November 5, 2004, among the investors listed on Schedule 1 thereto and Spheris Holding III, Inc.

10	.4*	Employment Agreement, dated as of October 12, 2004, by and between Spheris Operations Inc. (as successor in interest to Spheris Holdings, Inc.) and Steven E. Simpson.

10	.5*	Amended and Restated Employment Agreement, dated as of November 5, 2004, by and between Spheris Operations Inc. and Anthony D. James.

10	.6*	Amended and Restated Employment Agreement, dated as of November 5, 2004, by and between Spheris Operations Inc. and Gregory T. Stevens.

10	.7*	Agreement dated November 9, 2005, by and between Spheris Operations Inc. and Christopher Mack.

10	.8*	Employment Agreement, dated as of April 4, 2005, by and between Spheris Operations Inc. and Joseph Degati.

10	.9*	Employment Agreement, dated as of November 5, 2004, by and between Spheris Operations Inc. and James Panoff.

10	.10*	Employment Agreement, dated as of December 22, 2004, by and between Spheris Operations Inc. and David E. Ehrhardt.

10	.11*	Office Lease, dated as of November 22, 1999, as amended, by and between Highwoods/ Tennessee Holdings, LP and Spheris Operations Inc. (formerly known as Network Health Services, Inc., d/b/a Total EMed.com, Inc.).

10	.12*	Lease Agreement, dated as of March 22, 2004, as amended, by and between Duke Realty Limited Partnership and Spheris Operations Inc.

10	.13*	Office Lease Agreement, dated October 8, 2001, as amended, by and between Franklin Templeton Investor Services, LLC and Spheris Operations Inc. (as successor in interest to EDiX Corporation).

10	.14*	Lease Deed, dated as of May 6, 2005, by and between Ramananda Adigalar Foundation and Spheris, India Private Limited (formerly known as HealthScribe, India Private Limited).

10	.15*	Deed of Lease, dated as of October 16, 2002, by and among Reddy, Komala, Akkayamma, Muniyamma, Rathnamma and Spheris, India Private Limited (formerly known as HealthScribe, India Private Limited).

10	.16*	Deed of Lease, dated as of April 27, 2003, by and between Willowbrook Holdings, Inc. and Spheris Operations Inc. (as successor in interest to HealthScribe, Inc.).

10.17		Intentionally omitted.

10	.18*	Executive Compensation.

10	.19*	Spheris Operations Inc. Amended & Restated Deferred Compensation Plan.

10	.20*	Spheris Operations Inc. 401(k) Plan, as amended.

10	.21*	Tax Sharing Agreement dated November 5, 2004, by and among Spheris Holding III, Inc., Spheris Holding II, Inc., Spheris Inc., and direct and indirect subsidiaries of Spheris Holding III, Inc. set forth on a schedule.

10	.22*	Service Agreement, effective December 18, 2003, as amended, by and between Max HealthScribe Private Limited (predecessor to Spheris, India Private Limited) and Spheris Operations Inc. (as successor in interest to HealthScribe, Inc.).

12	.1*	Statement regarding computation of ratios.

21.1		Subsidiaries of Spheris Inc.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of Ernst & Young LLP.

23.3		Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 and Exhibit 8.1).

23.4		Consent of Ernst & Young LLP.

24	.1*	Power of Attorney for Spheris Inc. and each of the Co-Registrants (included on signature pages).

25	.1*	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee.

99	.1*	Form of Letter of Transmittal.

99	.2*	Form of Letter to Clients.

99	.3*	Form of Letter to Registered Holders and Depository Trust Company Participants.

99	.4*	Form of Notice of Guaranteed Delivery.

*	indicates such document was previously filed as an exhibit to the Company’s Registration Statement on Form S-4 filed on March 22, 2006 (File No. 333-132641)

Item 22.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 and 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 24th day of April, 2006.

SPHERIS INC.

By:	/s/ STEVEN E. SIMPSON

Steven E. Simpson
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Steven E. Simpson	Director, President and Chief Executive Officer (Principal Executive Officer)	April 24, 2006

* Christopher Mack	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 24, 2006

* David J. Wenstrup	Director	April 24, 2006

* Joel Ackerman	Director	April 24, 2006

* Jonathan Bilzin	Director	April 24, 2006

* Neal Moszkowski	Director	April 24, 2006

/s/ Mike King Mike King†	Director	April 24, 2006

* Wayne Smith	Director	April 24, 2006

* /s/ Gregory T. Stevens Gregory T. Stevens Attorney-in-fact

†	This director hereby constitutes and appoints Gregory T. Stevens my true and lawful attorney, with full power to him, to sign for me in my name in the capacity indicated above, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally do all things in my name and on my behalf in such capacity to enable the registrant listed above to comply with the provisions of the Securities Act of 1933, as amended and all requirements of the Securities and Exchange Commission.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrants have duly caused this amendment to their Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 24th day of April, 2006.

SPHERIS OPERATIONS INC.
SPHERIS LEASING LLC
SPHERIS CANADA INC.

By:	/s/ STEVEN E. SIMPSON

Steven E. Simpson
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* Steven E. Simpson	Sole Director, President and Chief Executive Officer (Principal Executive Officer)	April 24, 2006

* Christopher Mack	Chief Financial Officer (Principal Financial and Accounting Officer)	April 24, 2006

* /s/ Gregory T. Stevens Gregory T. Stevens Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 24th day of April, 2006.

VIANETA COMMUNICATIONS

By:	/s/ STEVEN E. SIMPSON

Steven E. Simpson
President and Chief Executive Officer
POWER OF ATTORNEY
      We, the undersigned officers and sole director of the registrant listed above hereby constitute and appoint Gregory T. Stevens our true and lawful attorney, with full power to him, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrant listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Steven E. Simpson Steven E. Simpson	Sole Director, President and Chief Executive Officer (Principal Executive Officer)	April 24, 2006

/s/ Christopher Mack Christopher Mack	Chief Financial Officer (Principal Financial and Accounting Officer)	April 24, 2006

EXHIBIT INDEX

2	.1*	Stock Purchase and Sale Agreement, dated as of April 10, 2003, as amended, by and between IDX Systems Corporation and Spheris Inc. (formerly known as Total eMed, Inc.).

2	.2*	Securities Purchase Agreement, dated as of October 12, 2004, by and among Spheris Holding LLC and Spheris Holding, Inc.

2	.3*	Agreement and Plan of Merger, dated as of September 20, 2004, by and among HealthScribe, Inc., HSI Merger Sub, Inc. and Spheris Inc. (as successor in interest to MTS Group Holdings, Inc.).

2	.4*	Agreement and Plan of Merger, dated as of December 13, 2005, as amended, by and among Spheris Holding III, Inc., Spheris Operations Inc., Spheris Merger Sub, Inc., Vianeta Communications and the Principal Shareholders listed on the signatures pages thereto.

3	.1*	Certificate of Incorporation of Spheris Inc., as amended.

3	.2*	Bylaws of Spheris Inc. (formerly known as Total eMed, Inc.).

3	.3*	Amended and Restated Charter of Spheris Operations Inc., as amended.

3	.4*	Bylaws of Spheris Operations Inc. (formerly known as Network Health Services, Inc.).

3	.5*	Charter of Spheris Canada Inc., as amended.

3	.6*	Bylaws of Spheris Canada Inc. (formerly known as TEM Canada, Inc.).

3	.7*	Articles of Organization of Spheris Leasing LLC, as amended.

3.8		Articles of Incorporation of Vianeta Communications, as amended.

3.9		Bylaws of Vianeta Communications, as amended.

4	.1*	Indenture, dated as of December 22, 2004, by and among Spheris Inc., the guarantors (as defined therein) and the Bank of New York as trustee, with form of 11% Senior Subordinated Notes due 2012 attached.

4	.2*	Registration Rights Agreement, dated as of December 22, 2004, by and among Spheris Inc., the guarantors listed in Schedule 1 thereto and J.P. Morgan Securities Inc. and UBS Securities LLC.

4	.3*	Credit Agreement, dated as of November 5, 2004, as amended, among Spheris Holding II, Inc., Spheris Inc. (as successor in interest to Spheris Holding, Inc.), the several lenders from time to time parties thereto, UBS Securities LLC and JP Morgan Chase Bank N.A.

4	.4*	Spheris, India Private Limited Line of Credit, dated October 7, 2005.

5.1		Opinion of Bass, Berry & Sims PLC.

8.1		Tax Matters Opinion of Bass, Berry & Sims PLC.

10	.1*	Spheris Holding III, Inc. Stock Incentive Plan.

10	.2*	Stockholder’s Agreement, dated as of November 5, 2004, by and among Spheris Holding III, Inc. and the Warburg Investors (as defined therein), the Soros Investors (as defined therein) and Spheris Investment LLC.

10	.3*	Registration Rights Agreement, dated as of November 5, 2004, among the investors listed on Schedule 1 thereto and Spheris Holding III, Inc.

10	.4*	Employment Agreement, dated as of October 12, 2004, by and between Spheris Operations Inc. (as successor in interest to Spheris Holdings, Inc.) and Steven E. Simpson.

10	.5*	Amended and Restated Employment Agreement, dated as of November 5, 2004, by and between Spheris Operations Inc. and Anthony D. James.

10	.6*	Amended and Restated Employment Agreement, dated as of November 5, 2004, by and between v Spheris Operations Inc. and Gregory T. Stevens.

10	.7*	Agreement dated November 9, 2005, by and between Spheris Operations Inc. and Christopher Mack.

10	.8*	Employment Agreement, dated as of April 4, 2005, by and between Spheris Operations Inc. and Joseph Degati.

10	.9*	Employment Agreement, dated as of November 5, 2004, by and between Spheris Operations Inc. and James Panoff.

10	.10*	Employment Agreement, dated as of December 22, 2004, by and between Spheris Operations Inc. and David E. Ehrhardt.

10	.11*	Office Lease, dated as of November 22, 1999, as amended, by and between Highwoods/ Tennessee Holdings, LP and Spheris Operations Inc. (formerly known as Network Health Services, Inc., d/b/a Total EMed.com, Inc.).

10	.12*	Lease Agreement, dated as of March 22, 2004, as amended, by and between Duke Realty Limited Partnership and Spheris Operations Inc.

10	.13*	Office Lease Agreement, dated October 8, 2001, as amended, by and between Franklin Templeton Investor Services, LLC and Spheris Operations Inc. (as successor in interest to EDiX Corporation).

10	.14*	Lease Deed, dated as of May 6, 2005, by and between Ramananda Adigalar Foundation and Spheris, India Private Limited (formerly known as HealthScribe, India Private Limited).

10	.15*	Deed of Lease, dated as of October 16, 2002, by and among Reddy, Komala, Akkayamma, Muniyamma, Rathnamma and Spheris, India Private Limited (formerly known as HealthScribe, India Private Limited).

10	.16*	Deed of Lease, dated as of April 27, 2003, by and between Willowbrook Holdings, Inc. and Spheris Operations Inc. (as successor in interest to HealthScribe, Inc.).

10.17		Intentionally omitted.

10	.18*	Executive Compensation.

10	.19*	Spheris Operations Inc. Amended & Restated Deferred Compensation Plan.

10	.20*	Spheris Operations Inc. 401(k) Plan, as amended.

10	.21*	Tax Sharing Agreement dated November 5, 2004, by and among Spheris Holding III, Inc., Spheris Holding II, Inc., Spheris Inc., and direct and indirect subsidiaries of Spheris Holding III, Inc. set forth on a schedule.

10	.22*	Service Agreement, effective December 18, 2003, as amended, by and between Max HealthScribe Private Limited (predecessor to Spheris, India Private Limited) and Spheris Operations Inc. (as successor in interest to HealthScribe, Inc.).

12	.1*	Statement regarding computation of ratios.

21.1		Subsidiaries of Spheris Inc.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of Ernst & Young LLP.

23.3		Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 and Exhibit 8.1).

23.4		Consent of Ernst & Young LLP.

24	.1*	Power of Attorney for Spheris Inc. and each of the Co-Registrants (included on signature pages).

25	.1*	Statement of Eligibility on Form T-1 of The Bank of New York, as Trustee.

99	.1*	Form of Letter of Transmittal.

99	.2*	Form of Letter to Clients.

99	.3*	Form of Letter to Registered Holders and Depository Trust Company Participants.

99	.4*	Form of Notice of Guaranteed Delivery.

*	indicates such document was previously filed as an exhibit to the Company’s Registration Statement on Form S-4 filed on March 22, 2006 (File No. 333-132641)